Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

COLLABORATION AGREEMENT

BY AND AMONG

ARVINAS, INC.,

ARVINAS OPERATIONS, INC.,

ARVINAS ESTROGEN RECEPTOR, INC.

AND

PFIZER INC.

DATED AS OF JULY 21, 2021

TABLE OF CONTENTS

Page

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	GOVERNANCE	18

2.1	Collaboration Overview	18
2.2	Joint Steering Committee	18
2.3	Joint Development Committee	20
2.4	Joint Medical Affairs Committee	22
2.5	Joint Commercialization Committee	24
2.6	Joint Manufacturing Committee	26
2.7	Joint Finance Committee	28
2.8	Intellectual Property Operating Committee	29
2.9	Other Subcommittees	29
2.10	Resolution of Committee Disputes	30
2.11	Appointment of Alliance Managers	31
2.12	General Committee Authority	32

ARTICLE 3	DEVELOPMENT	32

3.1	Development Diligence; Standards of Conduct	32
3.2	Joint Development Plans; Development Activities	32
3.3	Consensus	33
3.4	Co-Administration Studies of Other Products	34
3.5	Joint Development Costs	35
3.6	Development Records	35
3.7	Reporting	35
3.8	Clinical Trial Reporting	36
3.9	Data Exchange and Use	36
3.10	Subcontracts	36

ARTICLE 4	REGULATORY MATTERS	36

4.1	Regulatory Responsibilities	36
4.2	Recalls, Market Withdrawals or Corrective Actions	38
4.3	Reporting Adverse Events	38

ARTICLE 5	COMMERCIALIZATION	39

5.1	Commercialization Generally	39
5.2	Commercialization Diligence; Standards of Conduct	39
5.3	Commercialization of Licensed Products in the Territory	39
5.4	Medical Affairs Activities	45
5.5	Joint Commercialization Costs and Joint Medical Affairs Costs	45
5.6	Commercialization Reports	45
5.7	Parties’ Roles in Commercialization	46
5.8	Designation of Single Party Regions	46
5.9	Cessation of Commercialization	47
5.10	Subcontracts	47

ARTICLE 6	MANUFACTURE AND SUPPLY	47

6.1	Clinical Supply	47
6.2	Technology Transfer and Commercial Supply	48
6.3	Clinical Supply Agreements	48
6.4	Commercial Supply Agreements	49
6.5	Capacity and Supply	49
6.6	Allocation of Manufacturing Costs	49

ARTICLE 7	LICENSES AND EXCLUSIVITY	50

7.1	Licenses to Pfizer	50
7.2	License to Arvinas	50
7.3	Sublicensing	51
7.4	No Other Rights and Retained Rights	52
7.5	Third Party Licenses	52
7.6	Exclusivity	52

ARTICLE 8	FINANCIALS	54

8.1	Upfront Payment	54
8.2	Equity Investment	54
8.3	Development Milestone Payments	55
8.4	Sales Milestone Payments	55
8.5	Joint Development Costs	55
8.6	Profit Sharing in the Shared Territory Following Commercialization	56
8.7	Profit Sharing in Single Party Regions	57
8.8	Other Amounts Payable	57
8.9	Taxes	57
8.10	Blocked Currency	58
8.11	Foreign Exchange	58
8.12	Late Payments	58
8.13	Breach of Payment Obligations	58
8.14	Financial Records; Audits	58
8.15	Manner and Place of Payment	59
8.16	No Projections	59
8.17	No Double Counting	59

ARTICLE 9	INTELLECTUAL PROPERTY	59

9.1	Ownership of Inventions	59
9.2	CREATE Act	60
9.3	Prosecution of Patents	61
9.4	Infringement by Third Parties	63
9.5	Defense of Patents	65
9.6	Defense of Infringement Actions	65
9.7	Patent Marking	65
9.8	Personnel Obligations	65
9.9	Product Trademarks	65
9.10	Confirmatory Trademark Licenses	68

ARTICLE 10	REPRESENTATIONS AND WARRANTIES	68

10.1	Mutual Representations and Warranties	68
10.2	Representations and Warranties by Arvinas	70
10.3	Covenants	72
10.4	Other Covenants	73
10.5	Disclaimer	74
10.6	No Other Representations or Warranties	74

ARTICLE 11	INDEMNIFICATION	75

11.1	Indemnification by Arvinas	75
11.2	Indemnification by Pfizer	75
11.3	Indemnification Procedures	75
11.4	Certain Third Party Claims Related to Licensed Products in the Territory	76
11.5	Limitation of Liability	76
11.6	Insurance	76

ARTICLE 12	CONFIDENTIALITY	77

12.1	Non-Use and Non-Disclosure	77
12.2	Permitted Disclosure	77
12.3	Commercial Considerations	78
12.4	Press Releases; Further Publicity	79
12.5	Publications	79
12.6	Use of Names	80
12.7	Attorney-Client Privilege	80

ARTICLE 13	TERM AND TERMINATION	80

13.1	Term	80
13.2	Termination for Breach	80
13.3	Termination for Insolvency	81
13.4	Termination by Pfizer for Convenience	81
13.5	Termination by Mutual Agreement	81
13.6	Effects of Termination of this Agreement	81
13.7	Other Remedies	85
13.8	Rights in Bankruptcy	85
13.9	Survival	86

ARTICLE 14	DISPUTE RESOLUTION	86

14.1	Disputes	86
14.2	Arbitration	86
14.3	Governing Law	88
14.4	Award	88
14.5	Injunctive Relief; Remedy for Breach of Exclusivity	88
14.6	Confidentiality	88
14.7	Survivability	88
14.8	Jurisdiction	88
14.9	Patent and Trademark Disputes	89

ARTICLE 15	MISCELLANEOUS	89

15.1	Entire Agreement; Amendment	89
15.2	Force Majeure	89
15.3	Notices	89
15.4	No Strict Construction; Headings	90
15.5	Assignment	90
15.6	Rights after Acquisition Transactions	91
15.7	Further Actions	91
15.8	Compliance with Applicable Law	91
15.9	Interpretation	91
15.10	Severability	92
15.11	No Waiver	92
15.12	Relationship of Parties	92
15.13	Counterparts	92

Exhibit A – Existing Arvinas Patents

Exhibit B – Manufacturing Cost

Exhibit C – Product Marks

Exhibit D – Initial Joint Development Plan

Exhibit E – Baseball Arbitration

Appendix 1.88 – Development FTEs

Appendix 1.128– Licensed Compound Structure

Appendix 1.183– Regions

Appendix 6.1 – List of CMOs

Appendix 10.2 – Disclosure Schedule

Appendix 10.3 – ABAC Compliance Certificate

Appendix 12.4(a) – Initial Press Release

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (this “Agreement”) is entered into as of July 21, 2021 (the “Effective Date”) by and among Arvinas, Inc, Arvinas Operations, Inc., and Arvinas Estrogen Receptor, Inc., each, having its principal office at 5 Science Park, 395 Winchester Ave, New Haven, CT 06511 (collectively, “Arvinas”) and Pfizer Inc., having its principal office at 235 East 42nd Street, New York, New York 10017 (“Pfizer”). Arvinas and Pfizer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Pfizer is a pharmaceutical company with expertise in the research, development, manufacture and commercialization of pharmaceutical or biologic products for human diseases.

WHEREAS, Arvinas is a biotechnology company that is developing certain pharmaceutical products containing an oral estrogen receptor targeting protein degrader for the treatment of certain cancers.

WHEREAS, Arvinas and Pfizer desire to establish a worldwide collaboration for the further exclusive co-development and co-commercialization of such Arvinas pharmaceutical products.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1 DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Article 1, whether used in the singular or plural form.

1.1 “AAA” has the meaning set forth in Section 14.2.

1.2 “Acquisition Transaction” has the meaning set forth in Section 15.6.

1.3 “Active Ingredient” means those clinically active materials that provide pharmacological activity in a pharmaceutical or biologic product. [**].

1.4 “Acquiring Party” has the meaning set forth in Section 7.6(b).

1.5 “Affiliate” means, any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with an individual, corporation, association or other business entity in question, but only for so long as such control will continue. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation, association or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

1.6 “Agreed Clinical Trials” means any Clinical Trials set forth in the initial Joint Development Plan attached hereto as Exhibit D.

1.7 “Agreement” has the meaning set forth in the preamble hereto.

1.8 “Alliance Manager” has the meaning set forth in Section 2.11.

1.9 [**].

1.10 [**].

1.11 [**].

1.12 “Ancillary Agreement” means any Pharmacovigilance Agreement, the Stock Purchase Agreement, any Supply Agreement, any Quality Agreement or any Transition Agreement.

1.13 “Anti-Corruption Laws” means all applicable anti-bribery and anti-corruption laws and regulations, including, where applicable, the United States Foreign Corrupt Practices Act (the “FCPA”), the United Kingdom Bribery Act 2010 (the “U.K. Bribery Act”), and the local laws and regulations of any countries in which products, payments, or services will be provided under this Agreement.

1.14 “Applicable Law” means, individually and collectively, all laws, statutes, ordinances, code, regulations, rules, orders, writ, judgment, injunction, decree, stipulation or rulings of any kind whatsoever of any Governmental Authority, courts, tribunals, legislative bodies and commissions that may be in effect from time to time and applicable to the activities contemplated by this Agreement, including all applicable Anti-Corruption Laws and laws relating to interactions with HCPs and Government Officials. For the avoidance of doubt, any specific references to any Applicable Law or any portion thereof shall be deemed to include all then-current amendments thereto or any replacement or successor law, statute, ordinance, code, regulation, rule, order, writ, judgment, injunction, decree, stipulation or ruling.

1.15 “Arbitral Tribunal” has the meaning set forth in Section 14.2(a)(ii).

1.16 “Arbitration Matter” shall mean any dispute concerning the validity, interpretation or construction of, or compliance with, or breach of, this Agreement or any other matter specifically set forth herein.

1.17 “Arvinas” has the meaning set forth in the preamble to this Agreement.

1.18 “Arvinas Collaboration Know-How” means Collaboration Know-How conceived, discovered, developed or otherwise made in the course of performing any activities or exercising any rights under this Agreement [**] by or on behalf of Arvinas (or its Affiliates, licensees, Sublicensees, or subcontractors or its or their respective directors, officers, employees or agents).

1.19 “Arvinas Collaboration Patents” means all Collaboration Patents [**] Arvinas Collaboration Know-How.

1.20 “Arvinas Indemnitees” has the meaning set forth in Section 11.2.

1.21 “Arvinas Know-How” means all Know-How that is Controlled by Arvinas or its Affiliate(s) (a) as of the Effective Date or (b) during the Term in each case of (a) and (b), [**] for the Exploitation of any Licensed Compound or Licensed Product in the Field. Arvinas Know-How shall include [**].

1.22 “Arvinas Patent Extension” has the meaning set forth in Section 9.3(g).

1.23 “Arvinas Patents” means all Patents that are Controlled by Arvinas or its Affiliate(s) (a) as of the Effective Date or (b) during the Term, in each case of (a) and (b), that are [**] for the Exploitation of any Licensed Compound or Licensed Product in the Field. Arvinas Patents shall include [**]. Exhibit A [**].

1.24 “Arvinas Technology” means the Arvinas Patents and Arvinas Know-How, including, for clarity, Arvinas Collaboration Patents, and Arvinas Collaboration Know-How.

1.25 “Bankrupt Party” has the meaning set forth in Section 13.8.

1.26 “Bankruptcy Code” has the meaning set forth in Section 13.3.

1.27 “Binding Obligation” means, with respect to a Party (a) any oral or written agreement or arrangement that binds or affects such Party’s operations or property, including any assignment, license agreement, loan agreement, guaranty, or financing agreement, (b) the provisions of such Party’s charter, bylaws or other organizational documents or (c) any order, writ, injunction, decree or judgment of any court or Governmental Authority entered against such Party or by which any of such Party’s operations or property are bound.

1.28 “Breaching Party” has the meaning set forth in Section 13.2(a).

1.29 “Business Day” means a day other than (a) a Saturday or a Sunday, or (b) a bank or other public holiday in New Haven, Connecticut or the State of New York, United States.

1.30 [**].

1.31 [**].

1.32 “Calendar Quarter” means each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the first to occur of March 31, June 30, September 30 and December 31 after the Effective Date and the last Calendar Quarter of the Term shall end on the last day of the Term.

1.33 “Calendar Year” means the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on the December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on the January 1 of the year in which the Term ends and the end on the last day of the Term.

1.34 “Change of Control” means, with respect to a Party (a) the acquisition (in a transaction or series of related transactions) by any Third Party, together with its Affiliates, of beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the then outstanding securities or combined voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (b) the consummation of a business combination (including a merger or consolidation) involving such Party with a Third Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (>50%) of the then outstanding securities or combined voting power of the surviving entity or the parent of the surviving entity immediately after such business combination; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its Affiliates’ assets or business relating to the subject matter of this Agreement.

1.35 “Claim” has the meaning set forth in Section 11.3.

1.36 “Clinical Trial” means any human clinical trial of a Licensed Product.

1.37 “CMC Activities” means those Manufacturing activities and regulatory activities designed to support preparation of the Chemistry, Manufacturing and Controls sections of any Regulatory Materials or Regulatory Approval.

1.38 “CMOs” has the meaning set forth in Section 6.1(a).

1.39 “Co-Administration Study” means a Clinical Trial for purposes of testing the safety or efficacy of, and generating data to support Regulatory Materials for the Regulatory Approval of, the administration to patients of a Licensed Product as part of a dosing regimen with an Other Product for the treatment of one or more diseases or conditions in such patients in the Field.

1.40 “Co-Administration Study Know-How” means any Collaboration Know-How conceived, discovered, developed or otherwise made in connection with a Co-Administration Study conducted under this Agreement that relates to and covers the combined use of the Licensed Product and the Other Product(s) in the dosing regimen used in such Co-Administration Study.

1.41 “Co-Administration Study Patent” means any Patent that claims or discloses Co-Administration Study Know-How.

1.42 “Collaboration” has the meaning set forth in Section 2.1.

1.43 “Collaboration Know-How” means all Know-How conceived, discovered, developed or otherwise made in the course of performing any activities or exercising any rights under this Agreement, whether solely by or on behalf of one Party (or its Affiliates, licensees, Sublicensees, or subcontractors or its or their respective directors, officers, employees or agents) or jointly by or on behalf of the Parties (or their respective Affiliates, licensees, Sublicensees, or subcontractors or its or their respective directors, officers, employees or agents), including Product-Specific Know-How and Manufacturing-Specific Know-How.

1.44 “Collaboration Patents” means any Patent that claims or discloses Collaboration Know-How.

1.45 “Combination Product” means (a) a single pharmaceutical formulation (whether co-formulated or administered concurrently via the same administration route) containing, as its Active Ingredients, both a Licensed Compound and one or more other therapeutically or prophylactically Active Ingredients (each such other Active Ingredient, an “Other Component”), or (b) a combination therapy comprised of (i) Licensed Compound and (ii) one or more Other Component(s), whether (A) priced and sold in a single package containing such multiple products, (B) packaged separately but sold together for a single price or where a discount, rebate or other amount is provided in exchange for (or otherwise conditioned upon) the purchase of such Other Component, in each case of (a) and (b), including all dosage forms, formulations, presentations, and package configurations.

1.46 “Commercial Supply Agreement” has the meaning set forth in Section 6.3.

1.47 “Commercialization” means any and all activities directed to the marketing, promotion, detailing (including Detailing), sale, preparation for sale, offering for sale, booking sales, establishing pricing and reimbursement or distribution of a Licensed Product in the Territory. Commercialization shall include, with respect to a Licensed Product, the activities relating to (a) Marketing and Promotion, (b) market research matters including revenue forecasting, market landscape/situational analyses, competitive intelligence, material testing, dashboard reporting, health economics/value proposition, branding and communications plans, and pricing strategy, (c) field force matters, including field force training, field operations, performance metrics/reporting, field force sizing and alignment, key customer development, and professional education, including launch meetings, (d) Health Services Matters, (e) peer-to-peer activities (such as ‘lunch and learns’), and (f) market access and patient support services. “Commercialize”, “Commercializing” and “Commercialized” have a correlative meaning to Commercialization.

1.48 “Commercially Ready” has the meaning set forth in Section 5.8(b)(i).

1.49 “Commercially Reasonable Efforts” means, with respect to the performance of an obligation or activity under this Agreement by (i) Arvinas, such level of efforts and resources commonly dedicated by a similarly situated company in the research-based pharmaceutical industry to a similar obligation or activity [**]; or (ii) Pfizer, such level of efforts and resources consistent with the efforts and resources devoted by Pfizer to a similar obligation or activity at the same stage of research, development or commercialization, as applicable, for its own internally developed pharmaceutical products or in-licensed products in a similar area with similar market potential, [**]. It is understood that such level of efforts or resources may change from time to time based upon changing scientific, business and marketing and return on investment considerations; provided, however, that the payments required to be made by a Party to the other Party pursuant to this Agreement shall not be taken into account.

1.50 “Committee” means the Joint Steering Committee, Joint Development Committee, Joint Commercialization Committee, Joint Medical Affairs Committee, Joint Manufacturing Committee, Joint Finance Committee, Intellectual Property Operating Committee or any other committees or subcommittee established pursuant to Article 2, as applicable.

1.51 “Competing Product” means [**] that is not a Licensed Compound or Licensed Product [**].

1.52 [**].

1.53 “Compliance Committee” has the meaning set forth in Section 2.9(a).

1.54 “Confidential Information” means any and all non-public information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”) under this Agreement. For purposes of this Agreement, (i) the [**] (other than published Patents included therein) shall be Confidential Information of Arvinas, (ii) the terms of this Agreement shall be considered Confidential Information of both Parties, and (iii) Joint Collaboration Technology (other than published Patents included therein) shall be Confidential Information of both Parties, subject to the permitted uses by either Party pursuant to Section 9.1(c). Confidential Information of the Disclosing Party shall not include any information, data or know-how to the extent the Receiving Party can demonstrate through competent evidence that such information:

(a) was generally available to the public at the time of disclosure, or becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates;

(b) was already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party, provided that, such exception shall not apply to any Product-Specific Technology;

(c) is obtained by the Receiving Party at any time lawfully from a Third Party under circumstances permitting its use or disclosure;

(d) developed independently by or on behalf of the Receiving Party or its Affiliates without use of, reference to or reliance upon any Confidential Information of the Disclosing Party, provided that, such exception shall not apply to any Product-Specific Technology; or

(e) is approved in writing by the Disclosing Party for release by the Receiving Party.

1.55 “Control” means (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patents, Know-How or other intellectual property, the possession (whether by ownership or license, other than licenses granted pursuant to this Agreement) by a Party of the ability to grant a license or sublicense of such Patents, Know-How or intellectual property, and (b) with respect to proprietary materials, including Regulatory Materials, Regulatory Approvals or Licensed Compound, the possession (whether by ownership or license, other than licenses granted pursuant to this Agreement) by a Party of the ability to supply such item to the other Party as provided herein, in each case of (a) and (b) without violating the terms of any agreement or arrangement between such Party and any Third Party or without being obligated to pay any royalties or other consideration therefor (unless such royalties or other consideration is borne (in whole or in part, as the case may be) by the other Party in accordance with the terms in this Agreement). Notwithstanding anything to the contrary in this Agreement, if a Party or its Affiliate possesses (whether by ownership or license, other than licenses granted pursuant to this Agreement) the ability to grant to the other Party access to, ownership of, or a license or sublicense under any Patent, Know-How or other intellectual property or materials in a manner that falls within the description of “Control” in the preceding sentence, but such access, ownership, license or sublicense would be narrower in scope or rights than the applicable terms of this Agreement, then such Party or its Affiliate will nonetheless be deemed to “Control” any such Patent, Know-How or other intellectual property or materials, provided that such access, ownership, license or sublicense under this Agreement with respect to such Patent, Know-How or other intellectual property or materials will be limited to the extent that such Party or its Affiliate has the ability to grant such access, ownership, license or sublicense without violating the terms of the applicable Third Party agreement or other arrangement.

1.56 [**].

1.57 “Deciding Bank” has the meaning set forth in Section 13.6(a)(ix)(A).

1.58 “Defensive Trademark Infringement Claim” has the meaning set forth in Section 9.9(g).

1.59 [**].

1.60 “Detail” or “Detailing” shall mean with respect to a Licensed Product in the Shared Territory, the communication by a sales representative to a Targeted Professional during a customer interaction (a) involving face-to-face, telephonic, video, teledetailing or e-detail contact, (b) describing in a fair and balanced manner the approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of such Licensed Product, and (c) using the Promotional and Educational Materials approved by the JCC in an effort to increase the prescribing or hospital ordering preferences of a Licensed Product for its approved indicated uses. Details or Detailing shall not include (i) activities conducted by medical support staff (such as Field Medical), (ii) activities performed by market development specialists, managed care account directors and other personnel not performing sales calls or not specifically trained with respect to a pharmaceutical product or (iii) activities conducted at conventions or other similar gatherings.

1.61 “Detail Efforts” has the meaning set forth in Section 5.3(c)(iii).

1.62 [**].

1.63 [**].

1.64 “Development” means all activities that relate to (a) obtaining, maintaining or expanding Regulatory Approval of Licensed Compound or Licensed Product in the Territory for one or more indications or (b) developing the process for the Manufacture of clinical and commercial quantities of Licensed Compound and Licensed Product. This includes (i) the conduct of Nonclinical Studies and Clinical Trials, including post-approval commitments and studies, including any post-marketing Clinical Trials, and (ii) the preparation, submission, review and development of data or information in support of a submission to a Regulatory Authority in the Territory to obtain, maintain or expand Regulatory Approval of Licensed Compound or Licensed Product, as applicable, including the services of outside advisors in connection therewith, including outside counsel and regulatory consultants, but excludes (A) Commercialization, (B) the Manufacture and accumulation of commercial inventory of Licensed Compound or Licensed Product, and (C) Medical Affairs Activities. “Develop”, “Developing” and “Developed” have a correlative meaning.

1.65 “Distribution Matters” means all issues and decisions regarding the distribution of Licensed Products, including decisions as to whether and with which wholesalers and Distributors to contract, and the terms of contracts with such wholesalers and Distributors.

1.66 “Distributor” means any Third Party that purchases any Licensed Product from a Party or its Affiliates, or Sublicensees and distributes or sells such Licensed Product directly to customers, but does not Develop or Manufacture any Licensed Compound or Licensed Product and does not make any royalty or profit-share payments to such Party or its Affiliates or Sublicensees, other than payments for the purchase of Licensed Products for resale.

1.67 “eBC Clinical Trial” has the meaning set forth in Section 3.5(b).

1.68 “eBC Committed Development Budget” has the meaning set forth in Section 3.5(b).

1.69 “Effective Date” has the meaning set forth in the preamble to this Agreement.

1.70 “EMA” means the European Medicines Agency or its successor.

1.71 “European Sub-Region” means, collectively, the following countries: the United Kingdom, France, Germany, Spain, Italy.

1.72 [**].

1.73 [**].

1.74 [**].

1.75 “Executive Officer” means, with respect to Arvinas, the chief executive officer of or such chief executive officer’s designee and with respect to Pfizer, the [**] or such [**] designee.

1.76 “Existing Clinical Trial Agreement” has the meaning set forth in Section 15.1

1.77 “Expedited Dispute” means any dispute under this Agreement that the Parties agree to resolve or that is required by the terms of this Agreement to be resolved in accordance with the baseball arbitration procedure as set forth on Exhibit E.

1.78 “Exploit” means, to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell, have sold and offer for sale and have offered for sale, including all research, Development, Manufacturing and Commercialization. “Exploitation” and “Exploiting” have a correlative meaning.

1.79 “FDA” means the United States Food and Drug Administration or its successor.

1.80 “FDCA” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.81 “Field” means all the prevention, treatment, cure, diagnosis, prediction, and detection of any or all human and animal diseases and conditions, including the Indications.

1.82 “Field Medical” has the meaning set forth in Section 2.4(c)(ii).

1.83 [**].

1.84 “Finance Officers” has the meaning set forth in Section 8.6(b).

1.85 “First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale by a Party or its Affiliate or Sublicensee to a Third Party of such Licensed Product in such country after all Regulatory Approvals have been obtained in such country.

1.86 “Force Majeure Event” has the meaning set forth in Section 15.2.

1.87 “FTE” means a qualified full time person, or more than one person working the equivalent of a full-time person, where “full time” is based upon a total of [**] hours per Calendar Year.

1.88 “FTE Costs” means, the product of (a) the number of FTEs (proportionately, on per-FTE basis) used by a Party or its Affiliates in directly performing activities [**] for Clinical Trials run or managed by such Party under the Joint Development Plan multiplied by (b) the FTE Rate.

1.89 “FTE Rate” means [**] dollars ($[**]) per one (1) full FTE per full twelve (12) month Calendar Year; provided, that, starting January 1, 2022, such each FTE Rate is subject to annual adjustment by the percentage increase or decrease in the applicable Consumer Price Index (CPI) comparing the levels of the applicable CPI as of December 31 of the [**] most recently completed Calendar Years.

1.90 “GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.91 “Government” or “Governmental Authority” means: (i) any national, federal, state, local, regional, or foreign government, or level, branch, or subdivision thereof; (ii) any multinational or public international organization or authority; (iii) any ministry, department, bureau, division, authority, agency, commission, or body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; (iv) any court, tribunal, or governmental arbitrator or arbitral body; (v) any government-owned or -controlled institution or entity; (vi) any enterprise or instrumentality performing a governmental function; and (vii) any political party.

1.92 “Government Official” means: (i) any elected or appointed Government official (e.g., a legislator or a member of a ministry of health); (ii) any employee or person acting for or on behalf of a Government, a Government department or agency, an institution or entity owned or controlled by a Government (e.g., a healthcare professional employed by a Government-owned or -controlled hospital, or a person serving on a healthcare committee that advises a Government), or an enterprise or instrumentality performing a governmental function; (iii) any candidate for public office, or officer, employee, or person acting for or on behalf of a political party or candidate for public office; (iv) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations, the Red Cross, or the World Bank); (v) any member of a military or a royal or ruling family; and (vi) any person otherwise categorized as a Government official under law.

1.93 “GxP” means compliance with the applicable standards contained in then-current “Good Laboratory Practices,” “Good Manufacturing Practices” or “Good Clinical Practices,” as promulgated by the FDA and all analogous guidelines promulgated by the EMA or the ICH, or other country Regulatory Authorities, as applicable

1.94 “HCP” or “Healthcare Professional” includes any physician, nurse, pharmacist, or other person who may administer, prescribe, purchase, or recommend pharmaceutical products or other healthcare products

1.95 “Health Services Matters” means all services relating to payer and GPO engagement/contracting, reimbursement and other patient support services, government pricing, price reporting and related contracting and health authority pricing and reimbursement negotiations and contracting.

1.96 “IND” means (a) an Investigational New Drug Application as defined in the FDCA and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.97 “Indemnified Party” has the meaning set forth in Section 11.3.

1.98 “Indemnified Person” means, in the case of Pfizer, any Pfizer Indemnitee, and in the case of Arvinas, any Arvinas Indemnitee.

1.99 “Indemnifying Party” has the meaning set forth in Section 11.3.

1.100 “Indication” means a disease or condition (a) for which the Licensed Product is indicated for treatment and (b) that is described in the Licensed Product’s label as required by the Regulatory Approval granted by the applicable Regulatory Authority.

1.101 “Initiation” means, with respect to a Clinical Trial, the first administration of the studied drug product(s) (or, if applicable, the first dose of a comparator product or placebo, whichever comes first) to a patient enrolled in such Clinical Trial. “Initiate” has a correlative meaning to Initiation.

1.102 “IPOC” has the meaning set forth in Section 2.8.

1.103 “Joint Budget” means, with respect to a Joint Plan, the applicable Joint Development Budget, Joint Commercialization Budget or Joint Medical Affairs Budget associated with such Joint Plan.

1.104 “Joint Collaboration Know-How” means (a) any Collaboration Know-How conceived, discovered, developed or otherwise made jointly by or on behalf of Arvinas (or its Affiliates, licensees, Sublicensees, or subcontractors or its or their respective directors, officers, employees or agents) on the one hand, and by or on behalf of Pfizer (or its Affiliates, licensees, Sublicensees, or subcontractors or its or their respective directors, officers, employees or agents) on the other hand [**].

1.105 “Joint Collaboration Patents” means any Collaboration Patents that claim or disclose Joint Collaboration Know-How.

1.106 “Joint Collaboration Technology” means the Joint Collaboration Know-How and Joint Collaboration Patents, including, for clarity, any Co-Administration Study Patents and Co-Administration Study Know-How.

1.107 “Joint Commercialization Budget” has the meaning set forth in Section 5.3(a)(i).

1.108 “Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 2.5(a).

1.109 “Joint Commercialization Costs” means [**].

1.110 “Joint Commercialization Plan” has the meaning set forth in Section 5.3(a)(i).

1.111 “Joint Development Budget” has the meaning set forth in Section 3.2(a).

1.112 “Joint Development Committee” or “JDC” has the meaning set forth in Section 2.3(a).

1.113 “Joint Development Costs” means with respect to a Licensed Product in the Territory [**].

1.114 “Joint Development Plan” has the meaning set forth in Section 3.2(a)

1.115 “Joint Finance Committee” or “JFC” has the meaning set forth in Section 2.7.

1.116 “Joint Manufacturing Committee” or “JMC” has the meaning set forth in Section 2.6(a).

1.117 “Joint Medical Affairs Committee” or “JMAC” has the meaning set forth in Section 2.4(a).

1.118 “Joint Medical Affairs Budget” has the meaning set forth in Section 5.4(b).

1.119 “Joint Medical Affairs Costs” means with respect to a Licensed Product in the Shared Territory, [**].

1.120 “Joint Medical Affairs Plan” has the meaning set forth in Section 5.4(b).

1.121 “Joint Plan” means the applicable Joint Development Plan, Joint Commercialization Plan or Joint Medical Affairs Plan.

1.122 “Joint Review Committee” has the meaning set forth in Section 2.9(b)(i).

1.123 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.2(a).

1.124 “Know-How” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, discoveries, developments, specifications, formulations, formulae, articles of manufacture, materials (including biological or chemical) or compositions of matter of any type or kind, software, algorithms, marketing reports, pricing and distribution costs, forecasts, strategies, plans, clinical and non-clinical study reports, regulatory submission documents and summaries, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures, dosage regimens; in each case, whether or not patentable or copyrightable.

1.125 “Knowledge” with respect to a Party, means the actual knowledge of (a) with respect to Pfizer, [**], and (b) with respect to Arvinas, [**], in each case ((a) or (b)), at the relevant time, without any requirement to make any additional enquiries or investigation.

1.126 “Lead Party” has the meaning set forth in Section 4.1(b).

1.127 “Lead Party Territory” has the meaning set forth in Section 4.1(b).

1.128 “Licensed Compound” means Arvinas’ proprietary compound ARV-471, the structure of which is set forth on Appendix 1.128, and any stereoisomers, salts, esters as prodrugs, physical forms, and polymorphs thereof.

1.129 “Licensed Product(s)” means any product containing a Licensed Compound as an Active Ingredient, in any form, presentation, dosage or formulation form (including fixed dose combination).

1.130 “Manufacture” means, with respect to a Licensed Product, those manufacturing-related activities that support the Development (including the seeking and obtaining of Regulatory Approvals) and Commercialization of such Licensed Product, including manufacturing process development and scale-up, validation, qualification and audit of clinical and commercial manufacturing facilities, bulk production and fill/finish work, related quality assurance technical support activities and CMC Activities, and including, in the case of a clinical or commercial supply of such Licensed Product, the synthesis, manufacturing, processing, formulating, packaging, labeling, holding, quality control testing and release of such Licensed Product. “Manufacturing” and “Manufactured” have a correlative meaning.

1.131 “Manufacturing Budget” has the meaning set forth in Section 2.6(b)(xi).

1.132 “Manufacturing Cost” has the meaning set forth on Exhibit B.

1.133 “Manufacturing-Specific Know-How” means any Collaboration Know-How conceived, discovered, developed or otherwise made during Manufacturing of a Licensed Product and specifically related to process development, manufacture, formulating, but not formulations, packaging, labeling, analyzing or testing of such Licensed Product.

1.134 “Manufacturing-Specific Patents” means all Collaboration Patents that claim or disclose Manufacturing-Specific Know-How.

1.135 “Manufacturing-Specific Technology” means Manufacturing-Specific Know-How and Manufacturing-Specific Patents.

1.136 “Marketing and Promotion” means marketing matters with respect to a Licensed Product, including strategic planning, branding, positioning, messaging, advertising, public relations, lifecycle planning, promotional/educational materials, advisory boards, promotional symposia, and promotional speaker programs (including the training of such speakers).

1.137 “Marketing Authorization Application” or “MAA” means, with respect to a product, an application for Regulatory Approval of Commercialization of such product in a country, territory or possession, including an NDA, but excluding, for clarity, any application for investigator sponsored research or any post-marketing commitments.

1.138 “Medical Affairs Activities” means activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further relevant research regarding, a Licensed Product.

1.139 “NDA” means a New Drug Application, as defined in the FDCA and applicable regulations promulgated thereunder by the FDA.

1.140 “Net Profits or Losses” means, with respect to any Licensed Product sold in the Shared Territory for a given Calendar Quarter, (a) the sum of [**], less [**], in each case, with respect to such Licensed Product sold in the Shared Territory during such Calendar Quarter, in each case of (i) to (iii), (x) to the extent not already treated as a deduction in determining Net Sales and (y) excluding [**]. If any cost or expense is directly attributable or reasonably allocable to more than one activity, such cost or expense shall only be counted as [**] with respect to one of such activities. [**] will exclude: [**]. Notwithstanding anything to the contrary in this Agreement, each Party shall be solely responsible for all costs arising from such Party’s willful misconduct in the performance of its obligations under this Agreement.

1.141 “Net Sales” means with respect to a Licensed Product sold to Third Parties (including Distributors) in the Territory, the aggregate gross amounts billed or invoiced by or on behalf of a Party and its Affiliates, in bona fide, arms’-length transactions commencing from the First Commercial Sale of such Licensed Product as determined in accordance with GAAP, less the following deductions actually allowed and specifically allocated to such Licensed Product, to the extent such items are customary under industry practices (each Party, its Affiliates, and Sublicensees, each, a “Seller”):

[**];

(l) any other similar or customary items actually deducted from gross invoiced sales amounts as reported by the Seller in its financial statements in accordance with GAAP.

Any of the deductions listed above that involves a payment by Seller will be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a Licensed Product will be deemed to be sold when it has met the GAAP revenue recognition criteria.

Net Sales will not include transfers or dispositions for no charge, for charitable, promotional, evaluation, pre-clinical, clinical, regulatory, or governmental purposes, including for compassionate use, named patient or similar programs, or as promotional samples in commercially reasonable amounts consistent with prevailing industry standards and pharmaceutical drug products used in research, development or regulatory activities and Applicable Laws. Net Sales will include the amount or fair market value of all other consideration received by Seller in respect of Licensed Products, whether such consideration is in cash, payment in kind, exchange or other form. For clarification, sales of Licensed Products by Seller to another of these entities for subsequent resale by such entity to a Third Party will not be deemed a sale for purposes of this definition of “Net Sales.” Seller’s transfer of any Licensed Product to an Affiliate or Sublicensee (other than Distributor) will not result in any Net Sales unless the transferee is an end user.

In the event that a Licensed Product is sold in any country in the form of a Combination Product, [**].

[**].

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements will be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Seller’s existing allocation method; provided that any such allocation will be done in accordance with Applicable Law, including any price reporting laws, rules and regulations.

1.142 “New Product” has the meaning set forth in Section 3.2(d).

1.143 “Non-Breaching Party” has the meaning set forth in Section 13.2(a).

1.144 “Nonclinical Studies” means all non-human animal studies, including preclinical studies and toxicology studies, of Licensed Products.

1.145 “Offensive Trademark Infringement Claims” has the meaning set forth in Section 9.9(h).

1.146 “Other Component” has the meaning set forth in Section 1.45.

1.147 “Other Product” means a product that does not contain a Licensed Compound or Licensed Product, whether Controlled and being developed or commercialized by either Party or any of its Affiliates, or developed or commercialized by a Third Party.

1.148 “Out-License” has the meaning set forth in Section 7.3(c).

1.149 [**].

1.150 “Out-of-Pocket Costs” shall mean [**].

1.151 “Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

1.152 “Patent” means (a) a U.S. or foreign patent or a patent application, (b) any additions, priority applications, divisionals, continuations, and continuations-in-part of any of the foregoing and (c) all patents issuing on any of the foregoing patent applications, together with all invention certificates, substitutions, reissues, reexaminations, registrations, supplementary protection certificates, confirmations, renewals and extensions of any of clauses (a), (b) or (c), and U.S. or foreign counterparts of any of the foregoing.

1.153 “Patent Costs” means [**].

1.154 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.155 “Pfizer” has the meaning set forth in the preamble to this Agreement.

1.156 “Pfizer Background Know-How” means all Know-How Controlled by Pfizer or its Affiliates (a) as of the Effective Date, or (b) during the Term and created through efforts outside of this Agreement, in each case ((a) or (b)), that is (i) [**] for the Exploitation of any Licensed Compound or Licensed Products in the Field, or (ii) [**]. For clarity, Pfizer Background Know-How shall exclude any Pfizer Collaboration Know-How.

1.157 “Pfizer Background Patents” mean all Patents Controlled by Pfizer or its Affiliates that claim or disclose Pfizer Background Know-How.

1.158 “Pfizer Background Technology” means the Pfizer Background Know-How and Pfizer Background Patents.

1.159 “Pfizer Collaboration Know-How” means Collaboration Know-How [**].

1.160 “Pfizer Collaboration Patents” means all Collaboration Patents [**].

1.161 “Pfizer Collaboration Technology” means the Pfizer Collaboration Patents and Pfizer Collaboration Know-How.

1.162 “Pfizer Indemnitees” has the meaning set forth in Section 11.1.

1.163 “Pfizer Patent Extension” has the meaning set forth in Section 9.3(g).

1.164 “Pharmacovigilance Agreement” has the meaning set forth in Section 4.3.

1.165 “PhRMA Code” means the PhRMA Code on Interactions with health care professionals.

1.166 “Pricing and Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority that establishes prices charged to end-users for pharmaceutical or biologic products at which a particular pharmaceutical or biologic product shall be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities in the Territory.

1.167 [**].

1.168 “Primary Completion Date” means, with respect to the eBC Clinical Trial, the date on which the primary clinical study report associated with the first regulatory submission or study publication has been provided to both Parties for such eBC Clinical Trial.

1.169 [**].

1.170 “Product Infringement” has the meaning set forth in Section 9.4(a).

1.171 “Product Infringement Notice” has the meaning set forth in Section 9.4(a).

1.172 “Product Marks” means the trademarks for use in connection with the Commercialization of any Licensed Product, including trademarks, service marks, taglines, slogans, campaign names, program names, the PROTAC name, logos, generic names, international nonproprietary names, trade dress, style of packaging and Internet domain names used in connection with the Commercialization of such Licensed Product, including any trademark registration or application therefore or goodwill associated with any Product Mark, but excluding, for clarity, any Arvinas company name or Arvinas company logo. A complete listing of Product Marks as of the Effective Date is attached as Exhibit C.

1.173 “Product-Specific Know-How” means any Collaboration Know-How that (a) [**], (b) does not include any Other Product, and (c) is conceived, discovered, developed or otherwise made in the course of performing any activities under this Agreement, (i) solely by or on behalf of Pfizer (or its Affiliates, licensees, Sublicensees, or subcontractors or its or their respective directors, officers, employees or agents) or (ii) jointly by or on behalf of Arvinas (or its Affiliates, licensees, Sublicensees, or subcontractors or its or their respective directors, officers, employees or agents) on the one hand, and by or on behalf of Pfizer (or its Affiliates, licensees, Sublicensees, or subcontractors or its or their respective directors, officers, employees or agents) on the other hand, provided that, [**].

1.174 “Product-Specific Patents” means all Collaboration Patents that claim or disclose Product-Specific Know-How. For clarity, Product-Specific Patents do not include any Manufacturing-Specific Patents or Co-Administration Study Patents.

1.175 “Product-Specific Technology” means the Product-Specific Know-How and the Product-Specific Patents.

1.176 “Promotional and Educational Materials” shall mean any printed, written, graphic, audio, video, electronic, digital or other materials, branded or unbranded, used or intended specifically for use to promote, or educate on, a Licensed Product or disease area in the Field in the Territory, including all promotional brochures, value propositions, patient education materials, economic models, copay offers, journal ads, selling aids, posters, reprints of published articles, video or audio tapes, service or reminder items, price lists, monographs, formulary binders, direct mail, website content, materials or advertising (in print media, electronic media such as television, radio, telephone communication systems or on the internet).

1.177 “Proposed Co-Administration Study” has the meaning set forth in Section 3.4(a).

1.178 “Proposing Party” has the meaning set forth in Section 3.4(a).

1.179 “Prosecuting Party” means the Party that is responsible for preparing, filing, prosecuting (including the defense of any oppositions, interferences, reissue proceedings, reexaminations and other post-grant proceedings originating in a patent office) and maintaining a particular Arvinas Patent, Pfizer Collaboration Patent or Joint Collaboration Patent in accordance with Section 9.3.

1.180 “Publishing Notice” has the meaning set forth in Section 12.5(b).

1.181 “Publishing Party” has the meaning set forth in Section 12.5(b).

1.182 “Recall” has the meaning set forth in Section 4.2.

1.183 “Region” has the applicable meaning set forth in Appendix 1.183.

1.184 “Regulatory Approval” means all approvals necessary for the manufacture, marketing, importation and sale of a Licensed Product for one or more Indications in the Field and in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, but which shall exclude any Pricing and Reimbursement Approvals. Regulatory Approvals include approvals by Regulatory Authorities of INDs or MAAs.

1.185 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, Pricing and Reimbursement Approval of a Licensed Product in such country or regulatory jurisdiction, including (a) the FDA, (b) the EMA, and (c) the European Commission, in each case, or its successor.

1.186 “Regulatory Commitments” means activities to be performed by or on behalf of a Party or its Affiliates as a condition or in connection with receipt of Regulatory Approval of a Licensed Product in the Territory, including any post-marketing commitments as mandated or agreed to be conducted with a Regulatory Authority for such Licensed Product.

1.187 “Regulatory Materials” means regulatory applications, submissions, notifications, registrations, or other filings made to or with a Regulatory Authority that are [**] in order to Develop, Manufacture, market, sell or otherwise Commercialize a Licensed Product in a particular country or regulatory jurisdiction. Regulatory Materials include Drug Master Files, INDs, and MAAs (as applications, but not the approvals with respect thereto).

1.188 “Reversion Product” has the meaning set forth in Section 13.6(a).

1.189 “Sample” shall mean a packaged and labeled Licensed Product in the Field that is intended for use to trial the Licensed Product and not for sale and that is marked “Sample – Not for Resale” or with words of similar effect, including in any language other than English.

1.190 “SEC” means the U.S. Securities and Exchange Commission.

1.191 “Seller” has the meaning set forth in the definition of “Net Sales.”

1.192 “Shared Program Activities” means the following activities with respect to a Licensed Product conducted by either Party or any of its Affiliates, Sublicensees or subcontractors during the Term: (a) the Development activities in the Territory for the purpose of, or in support of, (i) obtaining or maintaining Regulatory Approval for such Licensed Product or (ii) Commercialization of such Licensed Product, in each case ((i) and (ii)) pursuant to the Joint Development Plan or Joint Commercialization Plan, (b) Commercialization and Medical Affairs Activities with respect to any Licensed Product in the Shared Territory, or (c) the Manufacture of any Licensed Product (including any intermediate thereof or any Active Ingredient or other material contained therein) for use in any activities under clause (a) or (b).

1.193 “Shared Program Damages” means [**].

1.194 “Shared Territory” means all countries and territories in the Territory other than Single Party Regions (only to the extent when and for so long as such Single Party Region exists in accordance with Section 5.8).

1.195 “Significant Violation” means conduct that a reasonable person would consider a material violation of applicable policies or procedures designed to ensure compliance with Applicable Laws, which may result in significant or substantial liability if a Governmental Authority determined such conduct to be a violation of Applicable Law.

1.196 “Single Commercialization Party” means, with respect to a Single Party Region, the Party who is solely responsible for Commercializing such Licensed Product in such Single Party Region.

1.197 “Single Party Designation” has the meaning set forth in Section 5.8(a).

1.198 “Single Party Region” has the meaning set forth in Section 5.8.

1.199 “Single Party Region Plan” has the meaning set forth in Section 5.3(a)(ii).

1.200 [**].

1.201 “Stock Purchase Agreement” means that certain Stock Purchase Agreement dated as of July 21, 2021 between Pfizer and Arvinas.

1.202 “Sublicensee” means any Third Party granted a sublicense by a Party under the rights licensed to such Party pursuant to Section 7.3.

1.203 “Sublicensing Party” has the meaning set forth in Section 7.3(a).

1.204 “Supply Agreement” means any Clinical Supply Agreement or Commercial Supply Agreement.

1.205 “Targeted Professional” shall mean (a) those health care professionals with prescribing authority for the Licensed Product in the Field in the Territory and (b) any other health care professionals, quality directors, health system executives and office staff without prescribing authority but who (i) is reasonably believed to assist with patient care and reimbursement for healthcare service in the office of a health care provider who has authority to prescribe the Licensed Product under Applicable Law, and (ii) is allowed to receive information or educational materials to whom Details are to be performed as set forth in the Joint Commercialization Plan (and the associated Joint Commercialization Budget) or, if not so set forth, as designated by the applicable JCC.

1.206 “Technology Transfer” has the meaning set forth in Section 6.2(b).

1.207 “Term” has the meaning set forth in Section 13.1.

1.208 “Terminated Region” has the meaning set forth in Section 13.5.

1.209 “Termination Notice Period” has the meaning set forth in Section 13.6(a)(iv).

1.210 “Territory” means worldwide.

1.211 “Third Party” means any entity other than Arvinas or Pfizer or an Affiliate of either of them.

1.212 “Third Party Acquiree” has the meaning set forth in Section 7.6(b)

1.213 “Third Party Acquiror” means, with respect to a Party, the Third Party described in subclause (a), (b) or (c) in the definition of “Change of Control.”

1.214 “Third Party Acquisition” has the meaning set forth in Section 7.6(b).

1.215 [**].

1.216 “Time Critical Matter” has the meaning set forth in Section 2.3(d).

1.217 “Trademark Costs” means [**].

1.218 “Unilateral Co-Administration Study” has the meaning set forth in Section 3.4(c).

1.219 “Unresolved Committee Matter” has the meaning set forth in Section 2.10(b).

1.220 “U.S.” means the United States of America (including all possessions and territories thereof).

1.221 [**].

1.222 [**].

1.223 [**].

1.224 [**].

1.225 [**].

1.226 [**].

1.227 [**].

ARTICLE 2 GOVERNANCE

2.1 Collaboration Overview. The Parties desire and intend to work together leveraging each Party’s expertise to collaborate with respect to the Development, Manufacture, Commercialization and Medical Affairs Activities of Licensed Compound and Licensed Products in the Field in the Territory, as and to the extent set forth in this Agreement (the “Collaboration”). The Parties will establish a governance structure to oversee and govern the Collaboration.

2.2 Joint Steering Committee.

(a) Purpose; Formation. Within [**] after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) to monitor and provide strategic oversight of the activities under this Agreement and oversee the Collaboration, all in accordance with this Section 2.2.

(b) Composition. Each Party shall initially appoint [**] representatives to the JSC, all of whom shall have sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of its members; provided, that the JSC shall consist at all times of an equal number of representatives of each Party. Each Party may replace any of its JSC representatives with a qualified employee of such Party at any time upon written notice to the other Party. The JSC may invite other non-members to participate in the discussions and meetings of the JSC; provided, that such participants shall have no voting authority at the JSC and shall be bound by the confidentiality obligations no less stringent than those provided in this Agreement. The JSC shall have co-chairpersons from each of Arvinas and Pfizer. The role of the co-chairpersons shall be to preside at meetings of the JSC. The Alliance Managers shall work with the co-chairpersons to prepare and circulate agendas, to convene and to ensure the preparation of minutes. The chairperson shall have no additional powers or rights beyond those held by the other JSC representatives.

(c) Specific Responsibilities of the JSC. In addition to its overall responsibility for monitoring and providing strategic oversight and overseeing the Collaboration, the JSC shall in particular:

(i) oversee the Collaboration, including the Development, Manufacture, Commercialization and Medical Affairs Activities of Licensed Compound and Licensed Products in the Territory and any other ongoing activities under this Agreement;

(ii) facilitate the flow of information between the Parties with respect to the Development, Manufacture, Commercialization and Medical Affairs Activities of Licensed Compound and Licensed Products;

(iii) oversee the activities of the JDC, JCC, JMAC, JMC, JFC, IPOC and any other Committee and provide guidance thereto;

(iv) discuss, review and approve the Joint Development Plan (including the Joint Development Budget), and all annual and interim amendments to the Joint Development Plan (including Joint Development Cost);

(v) review and approve the Supply Plan;

(vi) discuss, review and approve the Joint Medical Affairs Plan (including the budget related thereto) and all annual and interim amendments to such Joint Medical Affairs Plan (including the budget related thereto);

(vii) discuss, review and approve the Joint Commercialization Plan (including Joint Commercialization Budget) and all annual and interim amendments to such Joint Commercialization Plan (including Joint Commercialization Budget);

(viii) reviewing and approving any [**];

(ix) decide whether to enter into, and review and approve the terms of, a Third Party License;

(x) discuss and determine Single Party Designation;

(xi) attempt to resolve issues presented to it by, and disputes within, the JDC, JCC, JMC, JMAC, JFC, IPOC and any other Committee;

(xii) in accordance with Section 2.2(f) establish such additional Committees as it deems necessary to achieve the objectives and intent of this Agreement; and

(xiii) perform such other functions as appropriate, and direct each other Committee to perform such other functions as appropriate, to further the purposes of this Agreement, in each case as agreed in writing by the Parties.

(d) Meetings. The JSC shall meet at least [**] during the Term unless the Parties mutually agree in writing to a different frequency. No later than [**] prior to any meeting of the JSC, the co-chairpersons of the JSC shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda prior to such meeting. Either Party may also call a special meeting of the JSC (by videoconference, teleconference or in person) by providing at least [**] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairpersons of the JSC and the Alliance Managers of both Parties to provide the members of the JSC no later than [**] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The JSC may meet in person, by videoconference or by teleconference. Notwithstanding the foregoing, at least [**] shall be in person unless the Parties mutually agree in writing to waive such requirement. In-person JSC meetings shall be held at locations alternately selected by Arvinas and by Pfizer. Meetings of the JSC shall be effective only if at least [**] representatives of each Party are present or participating in such meeting. Each Party shall bear the expense of its respective JSC members’ participation in JSC meetings. The Alliance Managers shall be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect material decisions made and action items identified at such meetings. The Alliance Managers shall send draft meeting minutes to each member of the JSC for review and approval within [**] after each JSC meeting. Approved minutes shall be distributed to the JSC members by the Alliance Managers.

(e) Decision-Making. In addition to resolving issues specifically delegated to it, the JSC shall have the authority to resolve disputes within the jurisdiction of the JDC, JCC, JMAC, and any other Committees, but otherwise shall have no authority except where expressly specified elsewhere in this Agreement or mutually agreed by the Parties in writing. The representatives from each Party shall have, collectively, one (1) vote on behalf of that Party, and all decision-making shall be by consensus, or by unanimous written consent. Disputes at the JSC shall be handled in accordance with Section 2.10.

(f) Other Committees or Subcommittees. The JSC may form additional Committees as may be necessary or desirable to facilitate the activities under this Agreement. Any additional Committees shall be required to consist at all times of an equal number of representatives of Arvinas and Pfizer. Except as otherwise provided herein, any dispute arising from such Committees shall be escalated to the JSC for resolution.

(g) Discontinuation of Committees. The JSC may at any time and upon mutual agreement disband any Committee (other than the JSC itself or the JDC, JCC, or JMAC), and the Parties may at any time and upon mutual written agreement disband the JSC, JDC, JCC, or JMAC.

2.3 Joint Development Committee.

(a) Formation; Composition. Within [**] after the Effective Date, the Parties shall establish a committee to coordinate the Development activities (including the related regulatory activities) of the Parties related to the Development of Licensed Compound in accordance with the Joint Development Plan (the “JDC”). Each Party shall initially appoint [**] representatives to the JDC, with each representative having knowledge and expertise in the development of compounds and products similar to Licensed Compound and the Licensed Products and having sufficient seniority within the applicable Party to make decisions arising within the scope of the JDC’s responsibilities. The JDC may change its size from time to time; provided, that the JDC shall consist at all times of an equal number of representatives of each Party. Each Party may replace any of its JDC representatives with a qualified employee of such Party at any time upon written notice to the other Party. The JDC may invite non-members to participate in the discussions and meetings of the JDC; provided, that such participants shall have no voting authority at the JDC and shall be bound by the confidentiality obligations no less stringent than those provided in this Agreement. The JDC shall have two (2) co-chairpersons, one from each Party. The role of the co-chairpersons shall be to convene and preside at meetings of such JDC. The Alliance Manager shall work with the co-chairpersons to prepare and circulate agendas and to ensure the preparation of minutes. The co-chairpersons shall have no additional powers or rights beyond those held by the other JDC representatives.

(b) Specific Responsibilities of the JDC. The JDC shall have the following responsibilities:

(i) discuss, prepare and submit to the JSC for approval of the Joint Development Plan (including Joint Development Budget), and all annual and interim amendments to the Joint Development Plan (including Joint Development Budget);

(ii) oversee the conduct of the Joint Development Plan;

(iii) create, implement and review the overall strategy for Development and the design of all Clinical Trials, and Nonclinical Studies conducted under the Joint Development Plan;

(iv) decide when to Initiate or whether or when to discontinue any Clinical Trial and any Nonclinical Study under the Joint Development Plan, and Initiate or discontinue any Clinical Trial and any Nonclinical Study; provided, that nothing is intended to limit a Party’s ability to comply with Applicable Law or manage subject safety;

(v) in coordination with the JFC, review and propose to the JSC for approval any [**] for inclusion in the applicable Joint Development Budget;

(vi) discuss and decide whether to include any Proposed Co-Administration Study in the Joint Development Plan and Joint Development Budget, including reviewing and discussing the study plan(s), proposed protocol(s) and budget(s) for such Proposed Co-Administration Study;

(vii) allocate budgeted resources and determine priorities for each Clinical Trial and Nonclinical Study under the Joint Development Plan, and oversee the conduct of all Clinical Trials and Nonclinical Studies under the Joint Development Plan;

(viii) discuss and coordinate roles and responsibilities between the Parties for Development activities in the Territory;

(ix) discuss and coordinate roles and responsibilities between the Parties for regulatory activities in the Territory, including the Party (which may be different for different activities) responsible for preparing, publishing and filing applicable Regulatory Materials;

(x) facilitate the flow of information between the Parties with respect to the Development of a Licensed Product, including any Manufacturing updates;

(xi) prepare and submit to the JMC the clinical study details of the Licensed Product set forth in the Joint Development Plan for projections of necessary clinical supply quantities;

(xii) review the overall strategy regarding Regulatory Approval of a Licensed Product in the Territory

(xiii) discuss and designate the Lead Party to lead regulatory matters for a Licensed Product in a country or jurisdiction in the Territory;

(xiv) discuss, review and oversee the conduct of any Clinical Trials in the Territory that may be included in a Joint Development Plan;

(xv) review and approve terms (other than those set forth in Section 3.10) between a Party and a Third Party subcontractor with respect to any Development work to be conducted by such subcontractor; and

(xvi) perform such other functions as directed by the JSC in accordance with Section 2.2(c)(xi).

(c) Meetings. The JDC shall meet [**], unless the Parties mutually agree in writing to a different frequency. No later than [**] prior to any meeting of the JDC, the chairpersons of the JDC shall prepare and circulate an agenda for such meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, prior to such meeting. Either Party may also call a special meeting of the JDC (by videoconference, teleconference or in person) by providing at least [**] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairpersons of the JDC to provide the members of the JDC no later than [**] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision. The JDC may meet in person, or at the request of either Party, by videoconference, or by teleconference. In-person JDC meetings shall be held at locations alternately selected by Arvinas and by Pfizer or at any other location mutually agreed by the members of the JDC. Meetings of the JDC shall be effective only if at least one (1) representative of each Party are present or participating in such meeting. Each Party shall report to the JDC on all material issues relating to the Development of Licensed Products for and in the Territory promptly after such issues arise. Each Party shall bear the expense of its respective JDC members’ participation in JDC meetings. The chairpersons shall be responsible for preparing reasonably detailed written minutes of JDC meetings that reflect all decisions made and action items identified at such meetings. The JDC chairpersons shall send meeting minutes to each member of the JDC for review and approval within [**] after each JDC meeting. Approved minutes shall be distributed to the JDC by the JDC chairpersons.

(d) Decision-Making. Subject to Section 2.7, the JDC shall act by consensus (or by unanimous written consent). The representatives from each Party shall have, collectively, one (1) vote on behalf of that Party. If the JDC cannot reach consensus on an issue that comes before the JDC within [**] of such issue being raised to the JDC and over which the JDC has oversight or within [**] if either Party notifies the other Party that such issue needs immediate attention (a “Time Critical Matter”), then the Parties shall refer such matter to the JSC for resolution in accordance with Sections 2.2(e) and 2.7.

2.4 Joint Medical Affairs Committee.

(a) General. [**], the Parties shall establish a joint medical affairs committee to oversee and manage the Medical Affairs Activities with respect to Licensed Products in the Shared Territory and to coordinate the regulatory activities of the Parties with respect to such activities (the “JMAC”).

(b) Formation; Composition. Each Party shall initially appoint [**] representatives to the JMAC, with each representative having knowledge and expertise working with products similar to the Licensed Products and having sufficient seniority within the applicable Party to make decisions arising within the scope of the JMAC’s responsibilities. The JMAC may change its size from time to time by mutual consent of its members; provided, that the JMAC shall consist at all times of an equal number of representatives of each of Arvinas and Pfizer. Each Party may replace its JMAC representatives at any time upon written notice to the other Party. The JMAC may invite non-members to participate in the discussions and meetings of the JMAC; provided, that such participants shall have no voting authority at the JMAC. The JMAC shall have a two (2) chairpersons, one from each of Arvinas and Pfizer. The role of the chairperson shall be to convene and preside at meetings of the JMAC and to ensure the preparation of agenda and minutes, but the chairperson shall have no additional powers or rights beyond those held by the other JMAC representatives.

(c) Specific Responsibilities of the JMAC. The JMAC shall have the following responsibilities:

(i) discuss, prepare and submit to the JSC for approval of the Joint Medical Affairs Plan (including the budget related thereto) and all annual and interim amendments to such Joint Medical Affairs Plan (including the budget related thereto);

(ii) oversee implementation of, and coordinate the Parties’ activities under, the Joint Medical Affairs Plan, including medical science liaison (“Field Medical”) strategy, sizing and alignment of Field Medical;

(iii) evaluate the progress of Medical Affairs Activities under the Joint Medical Affairs Plan relative to plan;

(iv) discuss and coordinate roles and responsibilities between the Parties for Medical Affairs Activities in the Shared Territory;

(v) review and approve investigator initiated studies;

(vi) discuss and coordinate Clinical Trial activities that are being led by the JMAC;

(vii) review, discuss and coordinate the Parties’ scientific presentation and publication strategy relating to the Licensed Products in the Shared Territory and any such publications that would reasonably impact the Shared Territory (including any global publications, conferences or congresses), including review and discussion of proposed publications and attempt to resolve disputes with respect thereto;

(viii) establish policies and procedures for the joint review and approval of any medical affairs materials, including materials utilized by Field Medical, for any Licensed Product in the Shared Territory; and

(ix) perform such other functions as appropriate to further the purposes of this Agreement, as directed by the JSC in accordance with Section 2.2(c)(xi).

(d) Meetings. The JMAC shall meet [**], unless the Parties mutually agree in writing to a different frequency. No later than [**] prior to any meeting of the JMAC, the chairpersons of the JMAC shall prepare and circulate an agenda for such meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, prior to such meeting. Either Party may also call a special meeting of the JMAC (by videoconference, teleconference or in person) by providing at least [**] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JMAC to provide the members of the JMAC no later than [**] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision. The JMAC may meet in person, or at the request of either Party, by videoconference, or by teleconference. In-person JMAC meetings will be held at locations in the U.S. alternately selected by Arvinas and by Pfizer or at any other location mutually agreed by the members of the JMAC. Meetings of the JMAC shall be effective only if at least one (1) representative of each Party are present or participating in such meeting. Each Party shall report to the JMAC on all material issues relating to Medical Affairs Activities with respect to Licensed Products promptly after such issues arise. Each Party will bear the expense of its respective JMAC members’ participation in JMAC meetings. The chairpersons will be responsible for preparing reasonably detailed written minutes of JMAC meetings that reflect all decisions made and action items identified at such meetings. The JMAC chairpersons shall send meeting minutes to each member of the JMAC for review and approval within [**] after each JMAC meeting. Approved minutes shall be distributed to the JMAC by the JMAC chairperson.

(e) Decision-Making. Subject to the remainder of this Section 2.4(e), the JMAC shall act by consensus (or by unanimous written consent). The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. If the JMAC cannot reach consensus on an issue that comes before the JMAC, within [**] of such issue being raised to the JMAC and over which the JMAC has oversight (in consultation with the JDC or JCC, as applicable) or within [**] for any Time Critical Matter, then the Parties shall refer such matter to JSC, for resolution.

2.5 Joint Commercialization Committee.

(a) General. No later than [**] prior to the anticipated first filing of an MAA for the first Licensed Product in the Shared Territory, the Parties shall establish a joint commercialization committee to oversee and manage the Commercialization with respect to a Licensed Product (the “JCC”).

(b) Formation; Composition. Each Party shall initially appoint [**] to the JCC, with each representative having knowledge and expertise working with products similar to the Licensed Products and having sufficient seniority within the applicable Party to make decisions arising within the scope of the JCC’s responsibilities. The JCC may change its size from time to time by mutual consent of its members; provided, that the JCC shall consist at all times of an equal number of representatives of each of Arvinas and Pfizer. Each Party may replace any of its JCC representatives with a qualified employee of such Party at any time upon written notice to the other Party. The JCC may invite non-members to participate in the discussions and meetings of the JCC; provided, that such participants shall have no voting authority at the JCC and shall be bound by the confidentiality obligations no less stringent than those provided in this Agreement. The JCC shall have two (2) co-chairpersons, one from each Party. The role of the chairpersons shall be to convene and preside at meetings of the JCC and to ensure the preparation of minutes, but the chairpersons shall have no additional powers or rights beyond those held by the other JCC representatives.

(c) Specific Responsibilities of the JCC. The JCC shall have the following responsibilities:

(i) discuss, prepare and submit to the JSC for approval of the Joint Commercialization Plan (including Joint Commercialization Budget) and all annual and interim amendments to such Joint Commercialization Plan (including Joint Commercialization Budget);

(ii) monitor and discuss Commercialization of Licensed Products in the Territory, including [**];

(iii) discuss, review and approve changes to the Parties’ Commercialization responsibilities, including re-allocating and potentially shifting responsibilities between the Parties in relation to each Party’s capabilities in a given aspect of Commercialization;

(iv) in coordination with the JFC, review and propose to the JSC for approval any [**] for inclusion in the applicable Joint Commercialization Budget;

(v) establish policies and procedures and a joint promotional review working group, for review and approval of any promotional materials for any Licensed Product in the Shared Territory, including with respect to the resolution of any disagreement between the Parties at the joint promotional review working group in accordance with Section 5.3(b);

(vi) discuss, review and approve the use of Product Marks in any packages and labels for a Licensed Product;

(vii) review and approve terms (other than those set forth in Section 3.10) between a Party and a Third Party subcontractor with respect to any Commercialization activities to be conducted by such subcontractor;

(viii) prepare on an annual basis forecasted commercial supply needs for the Licensed Products consistent with requirements developed by the JMC

(ix) discuss, review and approve the Advertising Plan;

(x) discuss and determine [**]; and

(xi) perform such other functions as directed by the JSC in accordance with Section 2.2(c)(xi).

(d) Meetings. The JCC shall meet [**], unless the Parties mutually agree in writing to a different frequency. No later than [**] prior to any meeting of the JCC, the chairperson of the JCC shall prepare and circulate an agenda for such meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, prior to such meeting. Either Party may also call a special meeting of the JCC (by videoconference, teleconference or in person) by providing at least [**] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JCC to provide the members of the JCC no later than [**] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision. The JCC may meet in person, by videoconference, or by teleconference. In-person JCC meetings shall be held at locations alternately selected by Arvinas and by Pfizer or at any other location mutually agreed by the members of the JCC. Meetings of the JCC shall be effective only if at least one (1) representative of each Party are present or participating in such meeting. Each Party shall bear the expense of its respective JCC members’ participation in JCC meetings. The chairpersons shall be responsible for preparing reasonably detailed written minutes of JCC meetings that reflect all decisions made and action items identified at such meetings. The JCC chairpersons shall send meeting minutes to each member of the JCC for review and approval within [**] after each JCC meeting. Approved minutes shall be distributed to the JCC by the JCC chairpersons.

(e) Decision-Making. In addition to resolving issues specifically delegated to it, the JCC shall have the authority to resolve disputes within the jurisdiction of the JCC, but otherwise shall have no authority except where expressly specified elsewhere in this Agreement or mutually agreed by the Parties in writing. Subject to the remainder of this Section 2.5(e), the JCC shall act by consensus (or by unanimous written consent). The representatives from each Party shall have, collectively, one (1) vote on behalf of that Party. If the JCC cannot reach consensus on an issue that comes before the JCC within [**] of such issue being raised to the JCC and over which the JCC has oversight or within [**] for any Time Critical Matter, then the Parties shall refer such matter to the JSC for resolution in accordance with Sections 2.2(e) and 2.7.

2.6 Joint Manufacturing Committee.

(a) Formation; Composition. Within [**] after the Effective Date, the Parties shall establish a committee to coordinate the Manufacturing activities related to the Development and Commercialization of Licensed Compound and Licensed Products (the “JMC”). Each Party shall initially appoint [**] representatives to the JMC, with each representative having knowledge and expertise in the manufacturing and supply chain, and having sufficient seniority within the applicable Party to make decisions arising within the scope of the JMC’s responsibilities. The JMC may change its size from time to time; provided, that the JMC shall consist at all times of an equal number of representatives of each Party. Each Party may replace any of its JMC representatives with a qualified employee of such Party at any time upon written notice to the other Party. The JMC may invite non-members to participate in the discussions and meetings of the JMC; provided, that such participants shall have no voting authority at the JMC and shall be bound by the confidentiality obligations no less stringent than those provided in this Agreement. The JMC shall have two (2) co-chairpersons, one from each Party. The role of the co-chairpersons shall be to convene and preside at meetings of such JMC. The Alliance Manager shall work with the co-chairpersons to prepare and circulate agendas and to ensure the preparation of minutes. The co-chairpersons shall have no additional powers or rights beyond those held by the other JMC representatives.

(b) Specific Responsibilities of the JMC. The JMC shall have the following responsibilities:

(i) oversee and approve the selection of CMOs for the Manufacturing of Licensed Compound and Licensed Products in accordance with Section 6.1 and Section 6.2;

(ii) oversee clinical and commercial supply of the Licensed Products (in accordance with the Quality Agreements and Supply Agreements entered into pursuant to Section 6.3);

(iii) review capital investments specifically relating to the Licensed Products, and on an annual basis, the overall capital plans for the manufacturing facilities and inclusion of such capital investments in the Manufacturing Budget as part of the Joint Development Budget or the Joint Commercialization Budget, as applicable;

(iv) review, and recommend for approval by the JSC, the Supply Plan;

(v) oversee pharmaceutical development, including the assignment of representatives from both parties to technical sub-teams,

(vi) oversee packaging/labeling, distribution, and clinical supply planning for the Licensed Products;

(vii) discuss terms of the manufacturing agreements with the selected CMOs;

(viii) where applicable, review and approve the Technology Transfer plan (including the associated budget) and manage the activities thereunder;

(ix) develop clinical supply forecasting requirements for Licensed Products with the JDC;

(x) develop commercial supply forecasting requirements for Licensed Products with the JCC;

(xi) develop, for inclusion in the Joint Development Budget or Joint Commercialization Budget, as applicable, each annual budget for Manufacturing Costs and pharmaceutical development for the Licensed Product (the “Manufacturing Budget”) and any updates thereto;

(xii) review actual Manufacturing Costs versus the Manufacturing Budget on a quarterly basis;

(xiii) reviewing results of regulatory and environmental, health, and safety inspections and audits related to the Manufacture of Licensed Products and reviewing steps taken by either Party to address any deficiencies noted; and

(xiv) perform such other functions as appropriate to further the purposes of this Agreement, as directed by the JSC in accordance with Section 2.2(c)(xi).

(c) Meetings. The JMC shall meet [**], unless the Parties mutually agree in writing to a different frequency. No later than [**] prior to any meeting of the JMC, the chairpersons of the JMC shall prepare and circulate an agenda for such meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, prior to such meeting. Either Party may also call a special meeting of the JMC (by videoconference, teleconference or in person) by providing at least [**] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairpersons of the JMC to provide the members of the JMC no later than [**] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision. The JMC may meet in person, or at the request of either Party, by videoconference, or by teleconference. In-person JMC meetings shall be held at locations alternately selected by Arvinas and by Pfizer or at any other location mutually agreed by the members of the JMC. Meetings of the JMC shall be effective only if at least one (1) representative of each Party are present or participating in such meeting. Each Party shall report to the JMC on all material issues relating to the Manufacturing of Licensed Products for and in the Territory promptly after such issues arise. Each Party shall bear the expense of its respective JMC members’ participation in JMC meetings. The chairpersons shall be responsible for preparing reasonably detailed written minutes of JMC meetings that reflect all decisions made and action items identified at such meetings. The JMC chairpersons shall send meeting minutes to each member of the JMC for review and approval within [**] after each JMC meeting. Approved minutes shall be distributed to the JMC by the JMC chairpersons.

(d) Decision-Making. Subject to Section 2.7, the JMC shall act by consensus (or by unanimous written consent). The representatives from each Party shall have, collectively, one (1) vote on behalf of that Party. If the JMC cannot reach consensus on an issue that comes before the JMC within [**] of such issue being raised to the JMC and over which the JMC has oversight or within [**] for any Time Critical Matter, then the Parties shall refer such matter to the JSC for resolution in accordance with Sections 2.2(e) and 2.7.

2.7 Joint Finance Committee. Within [**] after the Effective Date, the JSC shall establish a Joint Finance Committee (“JFC”). The JSC shall determine the appropriate (and equal) number of representatives of each Party that will constitute the JFC, and the JFC shall determine the proper operating rules (including meetings) of the JFC. Each Party shall designate their respective initial representatives to the JFC to allow such JFC to begin organizing information for the initial meetings. The JFC shall act by consensus (or by unanimous written consent), and any unresolved disputes within the JFC’s responsibilities shall be referred to the JSC for resolution in accordance with Sections 2.2(e) and 2.7. The JFC have the following responsibilities with respect to the Exploitation of the Licensed Products hereunder:

(a) working with the other Committees to assist in financial, forecasting, budgeting and planning matters as required, including (a) assisting in the preparation, for approval by the JSC, of such reports on financial matters as are requested by the JSC for the implementation of the financial aspects of the Development and Commercialization activities with respect to the Licensed Products in the Shared Territory, (b) overseeing the preparation by the Parties of the Joint Medical Affairs budgets, the Joint Development Budget and the Joint Commercialization Budget for such Development and Commercialization activities as a whole for submission to the JSC for review and approval, (c) assisting in the preparation and review of requests for approval by the JSC of inclusion of [**] in the applicable Joint Budget, as applicable (d) assisting in the preparation of other budgets and annual and long-term plans for JSC approval, (e) as requested by a Party, coordinating the preparation of quarterly updates to annual budgets, (f) assisting the JCC and JMC in developing the long-range forecast for commercial supply of the Licensed Products, (g) supporting the development of the revenue forecast model or methodology; and (h) supporting development and review of Licensed Product revenue forecasts at each official submission and update;

(b) establishing procedures, formats and timelines consistent with this Agreement for reporting financial data and assist in resolving differences that relate to the financial terms of this Agreement; provided, that no Party shall be required to make any material changes to its internal accounting and reporting systems and standards;

(c) serving as a forum to review, discuss and work to resolve any questions regarding (i) the inclusion of any items as a Joint Commercialization Cost, Joint Development Cost or Joint Medical Affairs Cost, or (ii) ensuring that Joint Commercialization Costs, Joint Development Costs or Joint Medical Affairs Costs only include costs that are reasonably and directly allocable to the Licensed Products;

(d) recommending to the JSC any changes to, or additional items to be included within the Joint Development Costs, Joint Commercialization Costs, Joint Medical Affairs Costs and Manufacturing Costs;

(e) on a quarterly basis, reviewing the costs and expenses to be included in the Joint Development Costs, Joint Commercialization Costs, Joint Medical Affairs Costs and Manufacturing Costs calculation in accordance with the terms of this Agreement;

(f) reviewing calculations of the amount of any payments to be made by the Parties (or their Affiliates) hereunder, reviewing the reconciliation of payments and discussing methods of cost sharing and determination and distribution of the Net Profits or Losses to a Party or its Affiliates consistent with this Agreement;

(g) coordinating audits of data where appropriate and required or allowed by this Agreement;

(h) coordinating with the other Committees, as appropriate and applicable;

(i) establishing the inter-party procedures, contracts (if necessary), and financial structure necessary to affect that economic result contemplated by this Agreement and monitoring and maintaining such structure; and

(j) perform such other functions as are assigned to the JFC as set forth herein or as the Parties may mutually agree in writing.

2.8 Intellectual Property Operating Committee. Within [**] after the Effective Date, the JSC shall establish an Intellectual Property Operating Committee (“IPOC”) with an equal number of representatives of each Party, which shall be responsible for overseeing all intellectual property matters related to the Licensed Compound and Licensed Products (including the Parties’ publication of material regarding the Licensed Compound or Licensed Products), including with respect to the matters set forth below, and recommending strategies with respect thereto. The IPOC shall determine the proper operating rules (including meetings) of the IPOC. Each Party shall designate their respective initial representatives to the IPOC to allow the IPOC to begin organizing information for the initial meetings. The IPOC shall act by consensus (or by unanimous written consent), and any unresolved disputes within the IPOC’s responsibilities shall be referred to the JSC for resolution in accordance with Section 2.2(e). The IPOC’s responsibilities shall include (a) providing guidance with respect to procedural matters regarding the prosecution and maintenance of intellectual property related to the Licensed Compounds and Licensed Products; (b) making recommendations, including to applicable Committees, regarding strategies for Licensed Product exclusivity and market protection and for obtaining, maintaining, defending and enforcing patent or trademark protection for the Licensed Compounds and Licensed Products, including claiming strategy, country scope for patent filings, trademark filing strategy, country scope for trademark filings, Patent extensions, enforcement actions, freedom to operate clearances, challenges to Third Party blocking intellectual property and licensing strategies for intellectual property necessary or useful for Exploiting the Licensed Compounds and Licensed Products in the Field in the Territory; (c) performing review and coordinating clearance of disclosures and publications of intellectual property related to the Licensed Compounds or Licensed Products; (d) serving as a forum for the prompt disclosure of all material issues relating to the intellectual property that is the subject of this Agreement; (e) facilitating cooperation between the Parties (including their respective internal and external counsels) on the intellectual property provisions set forth under this Agreement and local Applicable Law in the Territory; and (f) updating or reconfirming the anticipated market exclusivity period for each Licensed Product for the U.S., the European Union and other markets as needed by applicable Committees.

2.9 Other Subcommittees.

(a) Compliance Committee. The JSC shall establish a Compliance Committee (the “Compliance Committee”) within [**] after establishment of the JSC. The Compliance Committee shall be comprised of at least one (1) representative from each Party or such other number as may be agreed by the Parties; provided that each such Party at all times shall have an equal number of representatives on the Compliance Committee. The Compliance Committee shall report to the JSC, including any unresolved dispute within the Compliance Committee’s responsibilities. Subject to the terms and conditions of this Agreement, the Compliance Committee shall have overall responsibility for resolving discrepancies between the Parties’ respective compliance policies, managing compliance with applicable corporate integrity agreements (or similar agreements/settlement documents) to which either of the Parties or their Affiliates, which are engaged in the Development of a Licensed Product, or Commercialization of a Licensed Product, are subject; and ensuring a process to monitor the Parties’ activities under this Agreement for compliance with Applicable Laws, including healthcare and Anti-Corruption Laws; provided that, notwithstanding anything to the contrary in this Agreement, the Compliance Committee may not compel a Party, and no Party may compel the other Party, to be in non-compliance with agreements made with any Governmental Authority. Without limiting the obligations of the Compliance Committee, but in conjunction with the Compliance Committee, the Parties shall discuss activities necessary to ensure compliance. At least [**] prior to the anticipated first Regulatory Approval of the first Licensed Product in the Shared Territory, the Parties will negotiate in good faith to define the compliance policies, standards, and procedures the Parties will adhere to when conducting co-Commercialization activities under this Agreement. Additional responsibilities of the Compliance Committee shall include interactions between the respective compliance organizations of the Parties and resolution of compliance-related issues that may arise.

(b) Joint Review Committees.

(i) Reasonably in advance of launch of a Licensed Product in the Shared Territory, the JSC shall establish a joint review committee to govern the implementation and use of Promotional and Educational Materials with respect to the Licensed Product(s) in the Shared Territory (the “Joint Review Committee”), as a working group under the overall supervision of the JSC. The Joint Review Committee shall consist of at least [**] representatives from each of the Parties, with one (1) representative from each of such Party’s medical, legal and regulatory teams, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Party appointing him or her with respect to the issues falling within the jurisdiction of such Joint Review Committee.

(ii) The Joint Review Committee shall:

(A) review and, where appropriate, approve the proposed Promotional and Educational Materials for the applicable Licensed Product in the Field for use in the Shared Territory;

(B) periodically evaluate the suitability of any Promotional and Educational Materials with respect to the applicable Licensed Product in the Field in the Shared Territory; and

(C) discuss and propose the strategy to the JCC in relation to submissions and interactions with the Office of Prescription Drug Promotion (OPDP) in the US.

(iii) All decisions made by each Joint Review Committee shall be by consensus, and any unresolved disputes within the Joint Review Committee’s responsibilities shall be referred to the JCC for resolution in accordance with Section 2.5(e).

2.10 Resolution of Committee Disputes.

(a) Within Committees Other than the JSC. All decisions within the Committees established under Article 2 shall be made by consensus (or by unanimous written consent); provided, that all decisions within the JSC shall be governed by Section 2.10(b). If a dispute relates to a matter within the jurisdiction of an applicable Committee (other than the JSC) arises, which cannot be resolved within such Committee, the representatives of either Party may cause such matter to be referred to the JSC for resolution as provided in this Section 2.7.

(b) Within the JSC. All decisions within the JSC (whether originating there, or referred to it by a Committee) shall be made by consensus (or by unanimous written consent). If a matter is referred by a Committee to the JSC, the JSC shall use reasonable good faith efforts to resolve promptly such matter. If the JSC is unable to reach consensus on any issue for which it is responsible within [**] of such matter being referred to it unless such matter is a Time Critical Matter then within [**] of such matter being referred to it, then the JSC shall submit such dispute in writing to the Executive Officers of both Parties. The Executive Officers of both Parties shall use good faith efforts, to resolve promptly such matter, which good faith efforts shall include at least one meeting between such Executive Officers within [**] after the JSC’s submission of such matter to them unless such matter is a Time Critical Matter then within [**] of such matter being referred to the Executive Officers, and any final decision that the Executive Officers agree in writing will be conclusive and binding on the Parties. If the Executive Officers are unable to reach consensus on any such matter within such [**], as applicable, of such matter being referred to the Executive Officers, then such matter shall constitute an “Unresolved Committee Matter.”

(c) Final Decision-Making; Deadlock. With respect to any Unresolved Committee Matter:

(i) [**] shall have final decision-making authority with respect to the following Unresolved Committee Matters: [**].

(ii) [**] shall have final decision-making authority with respect to the following Unresolved Committee Matters: [**].

(iii) If such Unresolved Committee Matter is with respect to (A) [**] or (B) [**], then [**] shall have the final decision-making authority, [**]; provided, notwithstanding the timeframes set forth therein, the Parties will use Commercially Reasonable Efforts to accelerate such arbitration procedures.

(iv) If such Unresolved Committee Matter is with respect to [**].

(v) If such Unresolved Committee Matter is with respect to [**];

(vi) If such Unresolved Committee Matter is with respect to [**];

(vii) If such Unresolved Committee Matter is with respect to any matter relating to [**];

(viii) Any Unresolved Committee Matter that is not covered by clauses (i) to (v) above shall [**].

(d) Limitations on Decision-Making. Notwithstanding anything to the contrary set forth in this Agreement, neither Party nor any Committee may make a decision that could reasonably be expected to (i) require the other Party to take any action that such other Party reasonably believes would (A) require such other Party to violate any Applicable Law, the requirements of any Regulatory Authority or (B) require such other Party to infringe or misappropriate any intellectual property rights of any Third Party; or (ii) conflict with, amend, interpret, modify, or waive compliance under this Agreement.

2.11 Appointment of Alliance Managers. Each Party shall appoint an appropriately qualified individual to serve as its alliance manager under this Agreement (each, an “Alliance Manager”). Such persons shall endeavor to assure clear and responsive communication between the Parties and the effective exchange of information and may serve as a single point of contact for any matters arising under this Agreement. In addition, the Alliance Managers shall facilitate resolution of potential and pending issues and potential disputes to enable the applicable Committee to seek to reach consensus and avert escalation of such issues or potential disputes. The Alliance Managers may attend meetings of all Committees under this Agreement but shall not be members of such Committees. Except as set forth in this Section (d), the Alliance Managers shall not have any authority under this Agreement.

2.12 General Committee Authority. Each Committee and Alliance Managers shall have solely the powers expressly assigned to it in this Article 2 and elsewhere in this Agreement, subject to Section 2.10(d). Neither Party is authorized to perform any function or exercise any decision-making right not delegated to a Committee or such Party, and that neither Party shall have any right to unilaterally modify or amend, or waive its own compliance with, the terms of this Agreement.

ARTICLE 3 DEVELOPMENT

3.1 Development Diligence; Standards of Conduct.

(a) Each of Arvinas and Pfizer shall use Commercially Reasonable Efforts to (i) Develop Licensed Products in the Field in the Territory in accordance with the Joint Development Plan or as otherwise agreed by the Parties, (ii) carry out the tasks specified under the Joint Development Plan or as otherwise agreed by the Parties with respect to the Territory and (ii) seek, and obtain Regulatory Approval for the Licensed Products in the Field in the Territory in accordance with the Joint Development Plan or as otherwise agreed by the Parties. Each Party shall keep the JDC reasonably informed of any Clinical Trials conducted in the Territory for Licensed Products under the Joint Development Plan.

(b) Each of Arvinas and Pfizer shall conduct its activities under the Joint Development Plan in a good scientific manner and in compliance in all material respects with Applicable Law, GxP and in accordance with the Joint Development Plan (including the Joint Development Budget).

3.2 Joint Development Plans; Development Activities.

(a) General. All Development of the Licensed Products pursuant to this Agreement shall be conducted pursuant to a development plan for the Territory (the “Joint Development Plan”) that [**]: (i) the proposed overall program of Development for such Licensed Product, including Clinical Trials and Nonclinical Studies, and regulatory plans and other elements of obtaining Regulatory Approval(s) throughout the Territory; (ii) the anticipated start dates and data availability dates of such Clinical Trials and Nonclinical Studies, and anticipated timelines for filing of applications for Regulatory Approvals in the Territory; (iii) the respective roles and responsibilities of each Party (including, without limitation, designation of a Lead Party), in connection with such activities; and (iv) a detailed budget for all such activities in the Territory for the then current Calendar Year and the next Calendar Year (the “Joint Development Budget”). Except as set forth in this Section 3.2, the Joint Development Budget shall include the anticipated Joint Development Costs pursuant to such Joint Development Plan expected to be incurred by each Party and in total, for the remainder of [**] and a good faith forecast for the subsequent years until the completion of the applicable studies set forth in the Joint Development Plan. In addition, the Joint Development Budget shall include detailed line item entries for each Development activity setting forth the costs directly related to such Joint Development Plan activity and specifying which Party or Third Party is responsible for performing the applicable Development activity. Notwithstanding the foregoing, the Parties have agreed upon an initial Joint Development Plan (including the initial Joint Development Budget) for the initial Licensed Product for [**] that includes a high-level summary of the overall program of Development for such Licensed Product in the Territory and the applicable Indications, which initial Joint Development Plan and initial Joint Development Budget are attached hereto as Exhibit D. In the event of any inconsistency between a Joint Development Plan and this Agreement, the terms of this Agreement shall prevail.

(b) Amendments to the Joint Development Plans.

(i) On an annual basis no later than [**] of each Calendar Year, or by such date or more often as the Parties deem appropriate, the Parties shall, through the JDC, prepare amendments to the then-current Joint Development Plan such that the Joint Development Budget shall always reflect the planned activities under such Joint Development Plan for the immediate following [**], and which amendments shall be finalized, approved, and included into such Joint Development Plan, no later than [**] of each Calendar Year for the next Calendar Year. Each such amended Joint Development Plan shall specify the items described in Section 3.2(a). Such amended Joint Development Budget shall include an updated rolling budget for the Development activities to be performed during the [**] (broken down by Calendar Quarter), and a forecast of the annual budgets for each subsequent Calendar Year thereafter through completion of all Development activities set forth in any such Joint Development Plan. Such updated and amended Joint Development Plan, shall reflect any changes, re-prioritization of studies within, reallocation of resources with respect to, or additions to, respectively, the then-current Joint Development Plan.

(ii) Once approved by the JSC, the amended Joint Development Plan (including the corresponding amended Joint Development Budget) shall become effective for the applicable period on the date approved by the JSC (or such other date as the JSC shall specify). Any JSC-approved amended Joint Development Plan (including the corresponding amended Joint Development Budget) shall supersede, respectively, the previous Joint Development Plan (including the Joint Development Budget).

(c) Protocol Approval for Co-Administration Agreed Clinical Trials. At least twelve (12) months prior to Initiation of any Co-Administration Study that is an Agreed Clinical Trial, the Parties will finalize a detailed study protocol for such Agreed Clinical Trials. If either Party reasonably determines in good faith that the use of one or more Other Product(s) in such Agreed Clinical Trial will present an unacceptable safety risk exists based upon preclinical or clinical safety data or any instruction or requirement issued by a Regulatory Authority, then, such Party shall provide the other Party with written notice describing such safety risk and all material evidence for its belief of the existence thereof, and upon receiving such notice, the JDC shall, as soon as reasonably practicable (and in no event longer than [**] after the other Party receives such notice), meet and discuss in good faith the safety concerns raised by the other Party. Following such JDC meeting, if the Parties cannot agree as to whether such safety risk exists, then, such issue shall be escalated as provided in Section 2.10(b), and following such escalation, [**].

(d) New Products. In the event the Parties wish to Develop and Commercialize a compound or product other than a Licensed Product that would otherwise be a Competing Product (a “New Product”), the Parties will discuss in good faith whether to Develop any such New Product as part of the Joint Development Plan and Joint Development Budget, provided that, if the Parties so agree in writing, the Parties will also agree to any relevant adjustments to this Agreement to account for such New Product, including any license grant by a Party to the other Party for the Exploitation of the New Product and any associated payment to a Party under the license such Party may grant in connection with such New Product, any appropriate adjustment of Net Profits or Losses for the Shared Territory and royalties for the Single Party Regions in relation to such New Product that take into account the active ingredient(s) that are not the New Product and any Pfizer Background Technology or Arvinas Background Technology used or incorporated in such New Product, as applicable.

3.3 Consensus. For Development of a Licensed Product, the Parties shall strive to reach consensus on the Joint Development Plan through the JDC and JSC with the intent to establish a plan to conduct Clinical Trials and Nonclinical Studies in the Territory. If the JDC is unable to agree on elements of the Joint Development Plan (e.g., as to Indications or design of additional Clinical Trials), then the matter shall be referred to the JSC for resolution with respect to the Joint Development Plan in accordance with Section 2.10. The Parties shall use Commercially Reasonable Efforts to cause their respective representatives on the applicable Committees to divide Development activities between the Parties so that Development efforts contributed by each Party are substantially equivalent when considered in the aggregate across the Territory taken as a whole.

3.4 Co-Administration Studies of Other Products.

(a) In the event that either Party desires to conduct one or more Co-Administration Studies involving an Other Product and a Licensed Product that is not included in the then-existing Joint Development Plan (such Party, the “Proposing Party”), the Proposing Party, on or before Initiating such Co-Administration Studies (each, a “Proposed Co-Administration Study”) shall provide the JDC with a study plan(s), proposed protocol(s) and budget(s) for such Proposed Co-Administration Studies as well as additional information that the JDC may reasonably request related to such Co-Administration Studies.

(b) If the Parties agree via the JDC (or the JSC, as applicable), to elect to include a Proposed Co-Administration Study in the Joint Development Plan for the applicable Licensed Product, the JDC shall amend the Joint Development Plan and Joint Development Budget for conducting such Co-Administration Study and the costs of such Co-Administration Study as set forth on the Joint Development Budget shall be treated as Joint Development Costs under this Agreement, provided that, with respect to any such Co-Administration Study included in the Joint Development Plan that involves an Other Product that is Controlled by Pfizer or any of its Affiliates or Arvinas or its Affiliates, Pfizer or Arvinas, as applicable, shall bear the costs for the supply of such Other Product. The Proposing Party will sponsor and conduct any such Co-Administration Study.

(c) If the Parties cannot agree via the JDC (or the JSC, following escalation) to include a Proposed Co-Administration Study in the applicable Joint Development Plan and Joint Development Budget, but the other Party does not raise any concerns with respect to such Proposed Co-Administration Study according to Section 3.4(d) within [**] of delivery by the Proposing Party of the proposal for such Proposed Co-Administration Study, then such proposal shall be deemed approved by the JDC (such Co-Administration Study, a “Unilateral Co-Administration Study”), provided that (i) [**]; (ii) the Proposing Party shall keep the other Party reasonably informed of the progress such Unilateral Co-Administration Study, including any material regulatory interactions, filings and responses, and shall consider the other Party’s comments with respect to the Licensed Product used in such Unilateral Co-Administration Study in good faith; and (iii) such Proposing Party’s conduct of such Unilateral Co-Administration Study shall not materially affect its efforts and obligation to perform Development activities assigned to such Proposing Party under the then-current Joint Development Plan, including, with respect to Pfizer, the obligation to Manufacture and supply Licensed Products in support of the Development of the Licensed Product under the then-current Joint Development Plan.

(d) Notwithstanding anything to the contrary in Section 3.4(c), neither Party will conduct any Proposed Co-Administration Study with the Licensed Compound or Licensed Product proposed by the Proposing Party if (i) the other Party, in good faith reasonably believes, based on then-existing data and information, that the conduct of such study could reasonably be expected to have a material adverse impact on the development of, or obtaining the Regulatory Approval of, the applicable Licensed Product as contemplated by the then-current Joint Development Plan and notifies the Proposing Party of such belief within [**] after due submission of the Proposed Co-Administration Study to the JDC pursuant to Section 3.4(a); provided, however, that if the Parties cannot agree as to whether such a material adverse impact is reasonably expected, then, such issue shall be escalated as provided in Section 2.10(b); or (ii) at the time of a Proposed Co-Administration Study, there is a shortage of supply for the Licensed Products for the Development or Commercialization activities set forth in the then-current Joint Development Plan or Joint Commercialization Plan, and for so long as such shortage continues. If, with respect to the issue set forth in clause (i) in this Section 3.4(d), following escalation, the Parties are unable to agree, then such dispute shall be deemed as an Expedited Dispute and the Parties shall engage a mutually agreed upon independent expert to make the final determination with respect thereto in accordance with the baseball arbitration procedure as set forth on Exhibit E.

(e) If a Co-Administration Study has been conducted pursuant to this Section 3.4, then, (i) both Parties shall have the right and license to utilize the data obtained from such Co-Administration Study in connection with filing Regulatory Materials and seeking Regulatory Approvals for and Commercializing the Licensed Compound or Licensed Product in accordance with this Agreement; and (ii) the Proposing Party for the Other Product included in such Co-Administration Study shall have a perpetual, irrevocable right and license to utilize the data obtained from such Co-Administration Studies in connection with making Regulatory Materials and seeking Regulatory Approvals for and commercializing such Other Product. Unless otherwise agreed by the Parties, no other right, title, interest or license, express or implied, in or to the Other Product, including the right to receive any payments in connection with the commercialization of such Other Product, is granted by the Proposing Party or any of its Affiliates to the other Party hereunder, notwithstanding any participation in or sharing of any costs by such other Party with respect to any such Co-Administration Study.

3.5 Joint Development Costs.

(a) Each Party shall promptly inform the JDC or JCC and JFC in writing upon such Party determining that it is likely to have [**]. With respect to a Licensed Product, if a Party’s actually incurred Joint Development Costs for a Calendar Year exceeds [**] of its portion of the Joint Development Budget set forth in the then-current Joint Development Budget for such Calendar Year, [**], then [**] shall be entirely borne by the Party that incurred such [**], unless and only to the extent [**] are [**] means any portion of [**] incurred as a result of (i) [**]; (ii) [**]; (iii) [**]; or (iv) [**] shall be subject to sharing of Joint Development Costs a pursuant to Section 8.5.

(b) Notwithstanding any provision to the contrary set forth in this Agreement, with respect to the early breast cancer Agreed Clinical Trial (the “eBC Clinical Trial”) and associated Joint Development Costs set forth in the initial Joint Development Budget (the “eBC Committed Development Budget”), Arvinas may, upon written notice to Pfizer, elect to defer its payment of any amounts of its share of the Joint Development Costs actually incurred for the eBC Clinical Trial that exceed [**].

3.6 Development Records. Each Party shall maintain complete and accurate records (in the form of technical notebooks or electronic files where appropriate) of all work conducted by it under the applicable Joint Development Plan and all Collaboration Know-How. Such records shall fully and properly reflect all work done and results achieved in the performance of the Joint Development Plan in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall have the right, no more than [**], during normal business hours and upon reasonable prior written notice, at its own cost to inspect and review all such books and records maintained by the other Party, or its Third Party subcontractors (or request that such other Party conduct such audit of its Third Party subcontractors and provide such audit report to the extent permitted) pursuant to this Section 3.6 to ensure compliance with the terms of this Agreement; provided that the inspecting Party shall maintain such books and records and information disclosed therein in confidence in accordance with Article 12.

3.7 Reporting. Each Party shall periodically provide to the JDC, on a [**] basis, or more frequently as reasonably requested by the JDC, an update regarding Development activities conducted by or on behalf of such Party with respect to a Licensed Product under the then-current Joint Development Plan. In addition, each Party shall promptly share with the other Party all material developments and information that it comes to possess relating to the Development of any Licensed Products and all other data and information that either Party may reasonably request to support the filing of Regulatory Materials in a mutually agreed format, including, without limitation, (a) safety concerns and adverse event reports for Licensed Products, and (b) study reports and data generated from Clinical Trials of such Licensed Products.

3.8 Clinical Trial Reporting. Each Party agrees that (a) each Clinical Trial conducted pursuant to the Joint Development Plan that is required to be posted pursuant to Applicable Law or applicable industry codes, including the PhRMA Code, on clinicaltrials.gov or any other similar registry shall be so posted, and (b) all results of such Clinical Trials that are necessary for obtaining a Regulatory Approval for a Licensed Product in the Territory shall be posted on clinicalstudyresults.org and on any other registry with requirements consistent with the registration and publication guidelines of the International Committee of Medical Journal Editors, to the extent required. All data and information posted on clinicaltrial.gov, clinicalstudyresults.org or any other registry pursuant to this Section 3.8 shall be subject to prior review and authorization pursuant to Section 12.5 as if such posting were a publication.

3.9 Data Exchange and Use. In addition to its adverse event and safety data reporting obligations set forth in Section 4.3, each Party shall promptly provide the other Party with copies of all data and results and all supporting documentation (e.g., protocols, Investigator’s Brochures, case report forms, analysis plans) Controlled by such Party that are generated by or on behalf of such Party or its Affiliates, Sublicensees, or subcontractors, if applicable, in the Development of the Licensed Product in the performance of its obligations and exercise of its rights hereunder.

3.10 Subcontracts. Each Party may perform any of its Development obligations under this Agreement through one or more subcontractors or consultants; provided, that (a) such Party remains responsible for the work allocated to, and payment to, such subcontractors and consultants to the same extent it would if it had done such Development work itself, (b) the subcontractor or consultant undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information, that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 12 and (c) the subcontractor or consultant undertakes in writing to assign or exclusively license back (with the right to sublicense) all intellectual property with respect to Licensed Compound or Licensed Products developed in the course of performing any such work to such Party in accordance with Section 9.8. Each Party may also subcontract Development work on terms other than those set forth in this Section 3.10 with the prior approval of the JDC.

ARTICLE 4 REGULATORY MATTERS

4.1 Regulatory Responsibilities.

(a) General. The Parties shall collaborate through the JDC on regulatory strategy, filings of Regulatory Materials, Regulatory Material content and interactions with Regulatory Authorities for the Territory. The Parties intend that the Joint Development Plan shall set forth the regulatory strategy for seeking Regulatory Approvals in the Territory of all Licensed Products being Developed.

(b) Lead Party. Unless the Parties otherwise agree, the JDC shall designate a Party (the “Lead Party”) to lead regulatory matters for a given Licensed Product in a country or jurisdiction in the Territory (such country or jurisdiction, the “Lead Party Territory”), which designation shall be set forth in the Joint Development Plan; provided however, with respect to any Single Party Region, the Single Commercialization Party for the applicable Single Party Region shall be deemed the Lead Party and such Single Party Region shall be considered the Lead Party Territory. Unless otherwise agreed by the Parties, and subject to any Region becoming a Single Party Region, Arvinas shall be the Lead Party in the U.S. and Pfizer shall be the Lead Party for all countries and Regions other than the U.S. in the Shared Territory. As set forth in Exhibit 5 to the initial Joint Development Plan attached hereto as Exhibit D and as described in Section 4.1(e), (i) the Lead Party will collaborate with the other Party on regulatory strategy, development of Regulatory Materials and responses to requests from Regulatory Authorities in the Shared Territory; and (ii) the other Party will provide review input on contents of Regulatory Materials and will participate in all meetings with Regulatory Authorities related to the Licensed Compounds or Licensed Products in the Shared Territory. Unless otherwise agreed by the Parties, the non-Lead Party will not directly contact any Regulatory Authority with respect to the to the Licensed Compounds or Licensed Products in the Shared Territory.

(c) Manufacturing Matters. In the event that, with respect to a given Licensed Product for a given Clinical Trial, the Lead Party sponsoring such Clinical Trial and the Party responsible for Manufacturing the Licensed Product for the Clinical Trial (the “Manufacturing Party”) are not the same Party, then, in order to assist the Lead Party with respect to such Licensed Product for such Clinical Trial, the Manufacturing Party with respect to such Licensed Product shall prepare the Chemistry, Manufacturing and Controls portions of the Common Technical Document in English for such Licensed Product, and the Lead Party shall compile as appropriate such Chemistry, Manufacturing and Controls portions of the Common Technical Document for use in Regulatory Materials related to such Licensed Product for such Clinical Trial. The Manufacturing Party shall provide to the Lead Party for a given Clinical Trial all supporting ancillary cGMP documents and analytical data as required to meet specific regulatory filing and approval requirements. Each Party shall promptly provide the other with copies of material written correspondence as reasonably necessary to permit each Party to comply with its relevant regulatory obligations or as otherwise reasonably requested.

(d) Ownership of Regulatory Materials and Regulatory Approvals. Unless otherwise agreed by the Parties, the Lead Party (or any of its Affiliates) for a Licensed Product in the Lead Party Territory shall be the owner of all Regulatory Materials and Regulatory Approvals for such Licensed Product in the Lead Party Territory, and shall be responsible for any interactions with Regulatory Authorities for such Licensed Product in the Lead Party Territory.

(e) Regulatory Materials and Review; Regulatory Meetings.

(i) As will be agreed by the JDC, the Parties shall jointly develop and implement procedures for drafting and review of Regulatory Materials for the applicable Licensed Product(s) in the Lead Party Territory, which procedures shall provide sufficient time for each Party to provide substantive comments prior to the filing of such Regulatory Materials. Such procedures shall provide each Party with full and complete access to all issued Regulatory Approvals and Regulatory Materials as such materials are drafted and available in reasonable form, and, after those materials have been submitted to a Regulatory Authority, shall permit each Party to obtain copies of all such materials, including in electronic format, at reasonable times. Such procedures and related timelines shall accommodate the Lead Party’s reasonable requests to obtain any feedback of Regulatory Authorities in the Lead Party Territory with respect to potential submissions, in order to ensure submissions and Regulatory Approvals for such Licensed Product(s) throughout the Territory, in jurisdictions where the Parties intend to seek Regulatory Approvals, are reasonably consistent.

(ii) The Lead Party in the applicable Lead Party Territory will provide the other Party with reasonable advance notice of any scheduled meeting with any Regulatory Authority relating to regulatory matters for the applicable Licensed Product(s) in the Lead Party Territory, and the other Party shall have the right to participate in any such meeting, to the extent permitted by Applicable Law. Representatives of the Lead Party will be the primary spokespeople at all meetings with Regulatory Authorities with regard to such matters. The Lead Party also shall promptly, and in any event within [**], furnish the other Party with copies of all material correspondence to or from, and minutes of all such meetings with, any Regulatory Authority in connection with such matters in the Lead Party Territory.

(iii) Notwithstanding anything to the contrary herein, the Parties shall cooperate with each other to limit the disclosure of proprietary Manufacture-related information in any Regulatory Materials, and instead may establish appropriate master files pertaining to its proprietary Manufacturing information with the applicable Regulatory Authority, and providing a right of reference to the other Party or any Third Party contract manufacturer.

(f) Right of Reference.

(i) Each Party hereby grants to the other Party, its Affiliates and Sublicensees a right to cross-reference, file or incorporate by reference any Regulatory Materials and any Regulatory Approval for any Licensed Product and all data and other Know-How included or referenced therein or filed in support of any such Regulatory Materials or Regulatory Approvals, subject to the scope of the licenses granted under Sections 7.1 and 7.2, including any patient registries (and any data and other Know-How therein) for any Licensed Product, which Regulatory Materials, Regulatory Approval, data and other information is Controlled by such Party or any of its Affiliates, for the purpose of the other Party, its Affiliates or any (Sub)licensee developing and obtaining or maintaining Regulatory Approvals for Licensed Products in the applicable countries or jurisdiction in the Territory as permitted under this Agreement and to otherwise enable such Party to fulfill its obligations or exercise its rights hereunder with respect to Licensed Products in the Territory.

(ii) Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such reasonable acts and things, as may be necessary under, or as the other Party may reasonably request, to effectuate the rights of reference contemplated in this Section 4.1(e).

4.2 Recalls, Market Withdrawals or Corrective Actions. In the event that any Regulatory Authority issues or requests a recall or takes a similar action or requires or advises a Party or any of their respective Affiliates, Sublicensees or Third Party Distributors to distribute a “Dear Doctor” letter or its equivalent in connection with a Licensed Product in the Field in the Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of a Licensed Product in a country in the Territory (each such event, a “Recall”), the Party notified of such Recall or that determines it may be necessary to initiate such Recall, shall as promptly as possible, notify the other Party by telephone or e-mail. The Parties shall mutually decide whether to conduct a Recall of a Licensed Product in the Territory and the manner in which such Recall shall be conducted. If the Parties cannot agree on how to proceed in light of such potential Recall, then the matter will be resolved in accordance with Section 2.10(c)(iii). Except as may otherwise be agreed to by the Parties or as set forth in any Commercial Supply Agreement, the Parties shall equally bear the expense of any such Recall in the Territory, provided that to the extent that a Recall results from a Party’s breach of its obligations hereunder, or from such Party’s or its Affiliates’ or Sublicensees’ gross negligence or willful misconduct, such Party shall bear the associated costs of the Recall. Each Party shall make available all of its pertinent records that may be reasonably requested by the other Party in order for a Party to affect a Recall of a Licensed Product in the Territory. The Parties’ rights and obligations under this Section 4.2 shall be subject to the terms of any applicable Pharmacovigilance Agreement or Commercial Supply Agreement entered into between the Parties. In the event of a conflict between the provisions of any Pharmacovigilance Agreement or Commercial Supply Agreement, as applicable, and this Section 4.2, the provisions of such Pharmacovigilance Agreement or Commercial Supply Agreement, as applicable, shall govern.

4.3 Reporting Adverse Events. As soon as practicable after the Effective Date and in any case prior to the initiation of any activity requiring the exchange of safety information, the Parties shall mutually agree and execute a separate agreement (“Pharmacovigilance Agreement”) specifying the procedures and timeframes for compliance with Applicable Law pertaining to safety reporting of the Licensed Products and their related activities. The Pharmacovigilance Agreement will set forth each Party’s responsibilities and obligations pertaining to safety collection, assessment and reporting of the Licensed Compounds and the Licensed Products based on relevant guidelines and Applicable Law. The allocation of responsibilities in the applicable phases of the Collaboration, including control of global safety database of Licensed Compound and the Licensed Products shall be governed by the Pharmacovigilance Agreement; provided that Pfizer will control the global safety database of Licensed Compounds and the Licensed Products unless otherwise agreed by the Parties and the Out of Pocket Costs and internal costs incurred by Pfizer for activities related to the global safety database will be Joint Development Costs.

ARTICLE 5 COMMERCIALIZATION

5.1 Commercialization Generally. Arvinas and Pfizer desire and intend to work together to leverage each Party’s expertise and to collaborate with respect to the Commercialization activities and Medical Affairs Activities of Licensed Products in the Shared Territory. Commercialization activities of each Party shall be consistent with, and conducted in a closely coordinated manner in accordance with, the Joint Commercialization Plan and in compliance with all Applicable Laws. The Joint Commercialization Plan shall assign responsibility for performing all such Commercialization activities in the Shared Territory between the Parties. With respect to any Single Party Region, the Single Commercialization Party shall have the sole responsibility and decision-making authority for the Commercialization and Medical Affairs Activities related thereto of Licensed Products in such Single Party Region.

5.2 Commercialization Diligence; Standards of Conduct.

(a) Shared Territory. Each of Pfizer and Arvinas shall use Commercially Reasonable Efforts to perform, or cause to be performed, the tasks and activities assigned to it under the Joint Commercialization Plan and each Party shall conduct its activities under the Joint Commercialization Plan, as applicable, in compliance in all material respects with Applicable Law and applicable codes of conduct, including the PhRMA Code.

(b) Single Party Region. With respect to any Single Party Region, the Single Commercialization Party shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in such Single Party Region, and shall conduct its activities in compliance in all material respects with Applicable Law and applicable codes of conduct, including the PhRMA Code.

5.3 Commercialization of Licensed Products in the Territory.

(a) Joint Commercialization Plan.

(i) No later than [**] prior to the anticipated first Regulatory Approval in the Shared Territory for a Licensed Product, the Parties shall, through the JCC, prepare and submit to the JSC for approval a detailed Commercialization plan for such Licensed Product in the Territory (the “Joint Commercialization Plan”), which shall include on a Calendar Year basis (with such Calendar Year plan segmented by Calendar Quarters within each Calendar Year) for [**], the pre-launch, launch and subsequent Commercialization of any Licensed Product in the Shared Territory, including First Commercial Sale preparation and pre-First Commercial Sale market development activities for such Licensed Product in the Field in the Shared Territory, Commercialization activities and the respective roles and responsibilities of each Party in connection with such activities, each Party’s sales forecasts, global pricing strategies, Manufacturing for Commercialization, key tactics and strategies for implementing those Commercialization activities, general marketing and promotional plans for such Product in the Shared Territory (including selection and prosecution of the Product Marks), the targeted level of promotion effort for each Licensed Product, including the number of Details, overall targeting strategy and approach for prescribers and organized customers (e.g., medical groups, integrated delivery networks, hospitals), for the Calendar Year(s) covered by the applicable Commercialization Plan, sales forces, use of Distributors, and the associated budget for the foregoing Commercialization activities for the remainder of [**] (the “Joint Commercialization Budget”) and a good faith forecast for the [**].

(ii) On an annual basis no later than [**] of each Calendar Year, or more often as the Parties deem appropriate, the JCC shall prepare amendments to the then-current Joint Commercialization Plan such that the forecasted profit and loss plan shall always reflect the forecasted profit and loss for the Licensed Products in the Shared Territory for the remainder of the then current Calendar Year and the next [**] Calendar Years, which amendments shall be finalized and approved by the JSC and included into the applicable Joint Commercialization Plan no later than [**] of each Calendar Year. The Joint Commercialization Plan shall allocate the responsibilities of the Parties for all Commercialization activities in the Shared Territory in an equitable manner. The Joint Commercialization Plan, including the corresponding Joint Commercialization Budget, with respect to the applicable Licensed Product in the Shared Territory and subsequent revisions thereto shall contain such information as the JCC and JSC believes necessary for the successful Commercialization of such Licensed Product in the Shared Territory, both pre- and post-launch. On a Calendar Year basis, or more often as the Parties deem appropriate, the JCC shall prepare and approve amendments to the then-current Joint Commercialization Plan, including the corresponding Joint Commercialization Budget. In the event of any inconsistency between a Joint Commercialization Plan and this Agreement, the terms of this Agreement shall prevail. Each Party shall conduct its activities under the Joint Commercialization Plan in compliance in all material respects with Applicable Law.

(b) Single Party Region Plan. The Single Commercialization Party shall prepare and provide to the other Party a plan for Commercialization and Medical Affairs Activities of the Licensed Product in the applicable Single Party Region, which shall be consistent with activities set forth in the Joint Commercialization Plan and the Joint Medical Affairs Plan (the “Single Party Region Plan”), on a Calendar Year basis. The format and structure of the Single Party Region Plan shall be determined by the Parties at the time of a Single Party Designation and will include items such as sales projections, proposed pricing for Licensed Product, and a general description of the Commercialization activities and Medical Affairs Activities of the Single Commercialization Party for the Licensed Products in the Single Party Region. On at least a Calendar Year basis, the Single Commercialization Party shall update and amend, as appropriate, the then-current Single Party Region Plan. The Single Commercialization Party shall provide all material updates and amendments to the Single Party Plan to the other Party for review and comments.

(c) Detailing Efforts.

(i) General. The Parties have agreed that Pfizer’s Detailing costs shall be the sole responsibility of Pfizer and Arvinas’ Detailing costs shall be the sole responsibility of Arvinas. The Parties shall use Commercially Reasonable Efforts to cause their respective representatives on the JCC to divide Detailing activities between the Parties so that Detailing efforts contributed by each Party are substantially equal when considered in the aggregate across a Region (and, with respect to Europe, unless otherwise agreed by the Parties, the European Sub-Region) in the Shared Territory taken as a whole.

(ii) Detailing Efforts Shortfalls. Each Party shall conduct Detailing activities in accordance with the applicable Joint Commercialization Plan, provided that either Party may, in any particular Region, conduct more Detailing than the number of Detailing efforts assigned to it in the applicable Joint Commercialization Plan for a Licensed Product at its sole cost and expense, subject to the remainder of this Section 5.3(c)(ii). Prior to the conclusion of each Calendar Year, following First Commercial Sale of the first Licensed Product, the JCC shall review the Detailing efforts contributed by each Party in that Calendar Year for the applicable Licensed Product and the Detailing efforts which each Party is to contribute in the next Calendar Year for the applicable Licensed Product. [**].

(iii) Right to Designate a Single Party Region. If, with respect to a given Licensed Product in any Region in the Shared Territory, a Party’s total Detailing efforts (measured by the numbers of Details) (the “Detail Efforts”) performed in a Calendar Year are (A) [**]; or (B) [**], then, in either case ((A) or (B)), notwithstanding Section 5.8, the other Party shall have the right to elect such Region as a Single Party Region for such Licensed Product, in which case, such other Party shall be deemed the Single Commercialization Party for such Region for such Licensed Product and such Region shall become a Single Party Region.

(iv) Reports. Not later than [**] day following the end of each Calendar Quarter (commencing with the Calendar Quarter in which such Party begins performing Detailing activities), each Party shall report to the other Party (a) the number of Details performed by such Party for each Licensed Product in the Field in each Region in the Shared Territory during such Calendar Quarter, (b) its sales force size for each such Licensed Product and geographic allocation of sales representatives in each Region in the Shared Territory during such Calendar Quarter, (c) the Party’s then current list of Targeted Professionals to be Detailed by such Party’s sales representatives in each Region in the Shared Territory (as agreed by the Parties), and (d) such other information as may be specified by the JCC.

(d) Qualification and Training of Sales Representatives.

(i) Sales Force Responsibility. Each Party shall (A) be solely responsible for recruiting and hiring its own sales force and determining the conditions of employment of and compensating, directing and disciplining its sales force and (B) shall ensure that all of the trainers, Sales Representatives and sales managers in its sales force are appropriately qualified and experienced in the promotion of pharmaceutical products and will be trained how to lawfully and compliantly engage in the promotion of pharmaceutical products and satisfy any other criteria determined by the applicable JCC. Each Party shall treat the sales force employed by it and its Affiliates as its (or its Affiliate’s) own employees for all purposes, including federal, state and local tax and employment laws. Each Party shall comply with all Applicable Law in connection with the hiring, employment and discharge of its sales force.

(ii) Composition of Sales Force. Except to the extent otherwise permitted by the applicable Joint Commercialization Plan and Joint Commercialization Budget, each Party’s (and its Affiliates’) sales representatives in the Shared Territory shall be employees or subcontractors of such Party or its Affiliates, provided that, if any sales representatives are subcontractors of a Party, the Out-of-Pocket Costs paid by a Party to engage such sales representatives shall not be included in the Joint Collaboration Costs.

(iii) Sales Force Training.

(A) Shared Territory. Each Party shall have the right to train its own sales force and develop its own training materials for the Licensed Product, provided that such training materials are subject to review and approval by the Joint Review Committee, and each Party shall schedule its initial training, at its cost and expense, for its sales representatives for the Licensed Product in sufficient time to ensure the applicable sales representatives are fully trained prior to the launch of the Licensed Product in the Shared Territory. The applicable JCC-designated Party shall produce (or cause to be produced) sufficient quantities of the approved training materials for both Parties’ use in the Shared Territory, and the Out-of-Pocket Costs of such training materials shall be included in Joint Commercialization Costs. The Parties will endeavor to use the joint training materials for consistency and efficiency.

(B) Single Party Region. The Single Commercialization Party shall be responsible for training its own sales force in the applicable Single Party Region at its sole expense.

(iv) Additional Training. Except to the extent included in the applicable training materials or training plan (as described above), each Party is responsible for any additional compliance training that is required by Applicable Law or under this Agreement.

(v) Performance of Sales Representatives. Each Party shall be solely responsible for its acts and omissions and for the acts or omissions of its sales representatives while performing any Commercialization activities under this Agreement. Without limitation of the foregoing, in the event that information comes to a Party’s attention that provides it a reasonable basis for such Party to believe that any sales representatives of the other Party, while performing any Commercialization activities under this Agreement, may have violated any Applicable Law or failed to comply with this Agreement, such Party shall have an obligation to report to the other Party, and the right to request that the other Party immediately assess the performance of such individuals and to exercise any other rights or remedies available to such Party under this Agreement, at law or in equity. The other Party shall promptly evaluate and use Commercially Reasonable Efforts to resolve such issue in accordance with its policies or as it may otherwise deem appropriate, shall keep the reporting Party informed of the progress of, and information learned during, its evaluation, and within [**] after the reporting Party first brought such information to the other Party’s attention, shall provide the reporting Party with a reasonably detailed written report summarizing any steps taken toward resolution of the matter. Each Party shall put in place sufficient measures to regularly monitor its sales representatives for their compliance of the following, that its sales representatives: (A) do not make any false or misleading statements or comments about any Licensed Product; (B) promote the Licensed Products in compliance with Applicable Law; and (C) do not, directly or indirectly, pay, promise to pay, or authorize the payment of any money, or give, promise to give, or authorize the giving of anything of value to any Government Officials, or of any agency or instrumentality of any government or of any of its agencies or instrumentalities, or to any political party, or official thereof, or to any candidate for political office (including any party, official, or candidate) for the purpose of promoting the sale or use of the Licensed Products.

(vi) Compensation of Sales Representatives. Each Party shall be solely responsible for determining the compensation structure and incentives for its sales force in any country in the Territory with respect to promoting the Licensed Products. All costs and obligations incurred by reason of any persons employed or engaged by a Party shall be for the sole account and expense of such Party, subject only to any reimbursement expressly set forth herein. Without limitation, this Agreement will not be construed so as to grant employees or independent contractors of either Party in any country in the Territory any rights (including any employee benefits or similar rights) against the other Party pursuant to Applicable Law.

(e) Advertising and Promotional Materials. Subject to Applicable Law, and applicable industry codes of conduct, including the PhRMA Code, all packaging, labels, Promotional and Educational Materials for any Licensed Product in the Territory shall include, with equal prominence, the names and logos of both Parties so long as the Parties’ corporate names and logos are legally available for use under applicable trademark law. Notwithstanding the foregoing, should either Party discover that either Parties’ corporate name or logo is not available for use under applicable trademark law, then the Parties will not be required to use such corporate name or logo on packaging, labels, Promotional and Educational Materials relating to the Licensed Products in that country. To the extent any Arvinas company name or logo will be used on the packaging or labels of a Licensed Product in a country in which such Licensed Product is commercialized, Arvinas shall clear and file such Arvinas company name or logo in such country prior to its first use on such packaging or labels of such Licensed Product.

(f) Promotional and Educational Materials.

(i) Shared Territory. The JCC may from time to time develop Promotional and Educational Materials that each Party may, but is not required to, use in promoting the Licensed Products in the Shared Territory (“Joint Promotional and Educational Materials”), which materials shall be reviewed and approved by the applicable Joint Review Committee prior to use. All Promotional and Educational Materials shall comply with Applicable Law and be consistent with the applicable Licensed Product labeling. The Joint Review Committee shall review and determine whether to reapprove the then-most recent Joint Promotional and Educational Materials on at least an annual basis, and either Party may propose amendments thereto during such annual review or at any other time. Each Party shall only utilize Promotional and Educational Materials approved by the Joint Review Committee. No Party shall be required to use Promotional and Educational Materials, which in such Party’s reasonable judgment are not compliant with Applicable Law, the PhRMA Code or such Party’s internal compliance policies.

(ii) Single Party Region. The Single Commercialization Party shall be solely responsible for its Promotional and Educational Materials for use by such Single Commercialization Party in the applicable Single Party Region. The Single Commercialization Party may develop the Promotional and Educational Materials for the Licensed Product(s) for use in the Single Party Region that are different than the ones used in the Shared Territory, provided that such Single Commercialization Party-developed Promotional and Educational Materials shall not have a substantial adverse effect on the Commercialization activities with respect to the Licensed Product(s) in the Shared Territory. All Promotional and Educational Materials shall comply with Applicable Law and be consistent with the applicable Licensed Product labeling.

(iii) Use of Promotional and Educational Materials. Each Party may use the Joint Promotional and Educational Materials (and only such other Promotional and Educational Materials approved by the Joint Review Committee, together with Licensed Product labeling) in promoting the Licensed Products in the Shared Territory. Neither Party shall, and each Party shall cause its Affiliates not to, change the Joint Promotional and Educational Materials in any way, including by: (a) underlining or otherwise highlighting any text or graphics, (b) adding any notes thereto, or (c) using any electronic materials (e.g., PDFs) on any electronic devices other than the specific electronic devices on which, and in the specific format as, the applicable Joint Review Committee has approved as intended for use with such Promotional and Educational Materials.

(iv) Regulatory Submission of Promotional and Educational Materials. The Parties shall follow the PhRMA Code with respect to the creation, development and use of Promotional and Educational Materials in connection with promotion in the Territory. To the extent any Promotional and Educational Materials are required by Applicable Law to be submitted to any Regulatory Authority in any country in the Territory, the Lead Party for such country shall make such submissions and shall be the liaison with any such Regulatory Authorities for both Parties on such Promotional and Educational Materials, provided that, with respect to any Promotional and Educational Materials for the Shared Territory, such submission shall be subject to the review and approval by the applicable Joint Review Committee pursuant to Section 2.3.

(v) Withdrawal of Promotional and Educational Materials. With respect to the Shared Territory, if the Joint Review Committee informs the Parties that a particular Promotional and Educational Material may no longer be used or distributed in a country in the Shared Territory, each Party shall cause its sales force to cease using and distributing such Promotional and Educational Material after the no-use date specified by the Joint Review Committee. If, as of such no-use date, either Party has any remaining inventory of the applicable Promotional and Educational Material, such Party shall, within [**] after such date, destroy in accordance with Applicable Law such Promotional and Educational Materials in its possession, except for a reasonable, limited number of copies to be retained for archival purposes or as required by Applicable Law.

(g) Samples.

(i) In the Shared Territory, if Samples are to be distributed, a Sample plan shall be included in the applicable Joint Commercialization Plan and Joint Commercialization Budget or shall be separately adopted by the JCC.

(ii) Each Party shall transport, store, handle and distribute all Samples in compliance with Applicable Law. When any individual ceases to be a member of a Party’s sales force for the Licensed Product for any reason, such Party shall retrieve any inventory of Samples held by such person promptly after such membership ends and notify the other Party in the event there is any issue with retrieval or regulatory reporting is required.

(h) Advertising.

(i) The Parties shall develop an annual Advertising Plan for the Licensed Products in the Field in the Shared Territory as part of the Joint Commercialization Plan and Joint Commercialization Budget (the “Advertising Plan”). The annual Advertising Plan shall include the targets and budget for such advertising and be approved by the JCC, which shall be updated on an annual basis at the same time and in the same manner as the Joint Commercialization Plan and Joint Commercialization Budget as part thereof. The Advertising Plan will include roles and responsibilities of the respective Parties in executing on such Advertising Plan.

(ii) The Out-of-Pocket Costs of media buying in the Shared Territory shall be included in the Joint Commercialization Costs to the extent consistent with the Joint Commercialization Budget and will be equal to the actual cost of such activities billed to the Lead Party (including any third party service fees incurred by the Lead Party) without any markup, administrative fee or service charge.

(iii) Arvinas agrees (A) not to enter into any new binding arrangement with any media vendor for advertising of the Licensed Product(s) in the Shared Territory without the prior approval of the JCC (B) not to meet with any advertising agency or media vendor to discuss any advertising proposals for content development, media placement, and creative direction of the Licensed Product(s) in the United States, without providing Pfizer with a reasonable opportunity for a representative of Pfizer to be present and participate in such meeting and (C) to promptly inform the JCC if it enters into any arrangement with a media vendor with respect to media buy following the JCC’s approval as set forth in subclause (A).

(i) Costs; Authority over Field Representatives. Each Party shall be responsible for all costs and expenses in connection with their respective field representatives, including salaries, incentive compensation, travel expenses and other expenses, providing benefits, deducting federal, state and local payroll taxes, Federal Insurance Contribution Act taxes, unemployment insurance taxes, and any similar taxes and paying workers’ compensation premiums, unemployment insurance contributions and any other payments required by Applicable Law to be made on behalf of employees. Nothing in this Agreement shall be construed to conclude that any of a Party’s field representatives, agents or employees are representatives, agents or employees of the other Party or subject to the other Party’s direction and control. Each Party shall have sole authority over the terms and conditions of employment of such Party’s field representatives, including their selection, management, compensation (including incentive plans) and discharge.

5.4 Medical Affairs Activities.

(a) Shared Territory. Subject to the oversight of the JMAC, Pfizer and Arvinas shall each be responsible for undertaking Medical Affairs Activities in the Shared Territory. Each of Pfizer and Arvinas shall use Commercially Reasonable Efforts to perform Medical Affairs Activities in support of Licensed Products in the Shared Territory, and to carry out the tasks assigned to it under the Joint Medical Affairs Plan in a timely and effective manner and in compliance in all material respects with Applicable Law and applicable industry codes, including PhRMA Code. The JMAC shall be responsible for establishing the number of medical affairs personnel and allocation between the Parties of medical affairs coverage for the Shared Territory, with the goal of having each Party participate on a meaningful basis in such activities to optimize the medical affairs support of the Licensed Products.

(b) Joint Medical Affairs Plan. All Medical Affairs Activities and objectives in support of Licensed Products in the Shared Territory shall be described in a comprehensive plan (such plan, a “Joint Medical Affairs Plan”) that describes for [**], the pre-launch activities, launch activities, and subsequent Medical Affairs Activities for such Licensed Product in the Shared Territory, including evidence generation strategy, expanded access/compassionate use, investigator-initiated studies, real world evidence, health economics and outcomes research, publication planning, advisory board planning, managed care communications, medical information, and key tactics and strategies for implementing those activities, the relative responsibilities of the Parties, and the associated budget for such activities [**]. The JMAC shall prepare and submit to the JSC for approval of the initial Joint Medical Affairs Plan and the Joint Medical Affairs Budget. The Joint Medical Affairs Plan with respect to a Licensed Product and subsequent revisions thereto shall contain such information as the JMAC believes necessary for the successful medical affairs support of such Licensed Product, both pre- and post-launch. On an annual Calendar Year basis, or more often as the Parties deem appropriate, the JMAC shall prepare and approve the Joint Medical Affairs Plan (including the associated Joint Medical Affairs Budget) and any amendments thereto. In the event of any inconsistency between a Joint Medical Affairs Plan and this Agreement, the terms of this Agreement shall prevail.

(c) Single Party Region. With respect to any Single Party Region, the Single Commercialization Party shall have the sole right and responsibility for Medical Affairs Activities in support of Licensed Products in such Single Party Region. The Single Commercialization Party shall use Commercially Reasonable Efforts to perform Medical Affairs Activities in support of Licensed Products in the Single Party Region and shall conduct its activities in compliance in all material respects with Applicable Law.

5.5 Joint Commercialization Costs and Joint Medical Affairs Costs.

(a) Arvinas and Pfizer shall share equally all Joint Commercialization Costs and Joint Medical Affairs Cost with respect to Licensed Products in the Shared Territory in accordance with Section 8.6, subject to Sections 5.5(b) and 5.5(c).

(b) Each Party shall promptly inform the JCC and JFC in writing upon such Party determining that it is likely to have [**], then [**] shall be entirely borne by the Party that incurred such [**], unless and only to the extent any [**].

(c) Each Party shall promptly inform the JMAC and JFC in writing upon such Party determining that it is likely to have [**], then [**] shall be entirely borne by the Party that incurred such [**], unless and only to the extent any [**].

5.6 Commercialization Reports.

(a) Each Party shall keep the JCC fully informed regarding the progress and results of Commercialization activities for Licensed Products in the Shared Territory, including an annual review of results versus the Joint Commercialization Plan(s). Each Party shall provide [**] report for Licensed Products commercialized by such Party, its Affiliates or Sublicensees in the Shared Territory as agreed with the JCC.

(b) The Single Commercialization Party shall keep the other Party informed regarding the progress and results of Commercialization activities for Licensed Products in the Single Party Region, including [**] review of results versus the Single Party Region Plan and an annual forecast of projected sales for Licensed Products in the Single Party Region.

5.7 Parties’ Roles in Commercialization. Subject to the terms and conditions of this Agreement, the Lead Party for a Licensed Product in the corresponding Lead Party Territory shall be solely responsible for handling all returns, Recalls, order processing, invoicing and collection, booking sales, inventory and receivables of such Licensed Product. If the non-Lead Party is Pfizer, risk of title and risk of inventory loss shall pass to the Lead Party upon completion of the Manufacturing process, and the Lead Party shall bear the obligation and risk associated with fulfilling delivery of the inventory to end customers. Notwithstanding the foregoing, in any country in the Shared Territory, the non-Lead Party may participate in co-promotion or co-Detailing activities and conduct Medical Affairs Activities with respect to a Licensed Product for which the other Party is the Lead Party in the Lead Party Territory, each, as set forth in the applicable Joint Commercialization Plan and the Joint Medical Affairs Plan, as applicable. The non-Lead Party in a country shall not take orders for the Licensed Products in such country, but if for any reason such non-Lead Party should receive orders for the Licensed Products in such country, such non-Lead Party shall promptly, and in any event within [**], forward such orders to the applicable Lead Party.

5.8 Designation of Single Party Regions. Certain Regions may be designated as Regions in which only one of the Parties shall Commercialize a Licensed Product and shall be responsible for all costs and expenses incurred in connection with Commercialization of such Licensed Product (each, a “Single Party Region”), which designation shall occur, if at all, in accordance with this Section 5.8.

(a) Designation. As soon as reasonably practicable, but in no event less than [**] prior to the projected date of First Commercial Sale of the first Licensed Product in the first country in the Territory, the JSC shall determine which, if any, Regions will be Single Party Regions and the corresponding Single Commercialization Party for each such Single Party Region (“Single Party Designation”). All countries and the Regions in the Territory will remain in the Shared Territory, unless (i) the JSC determines that a particular Region shall be a Single Party Region and that a Party shall be assigned to be the Single Commercialization Party in such Single Party Region, or (ii) it is as otherwise determined pursuant to Section 5.8(b).

(b) Guiding Principles. If the JSC cannot agree on a Single Party Designation, then such dispute shall be escalated to the Executive Officers of both Parties in accordance with Section 2.10(b). If the Executive Officers cannot reach an agreement in accordance with Section 2.10(b), then such Unresolved Committee Matter shall be resolved as follows:

(i) If, at the time of the Single Party Designation, a Party has a bona fide commercialization plan to perform Detailing or distribution activities with respect to the Licensed Product in a Region (such status of such Party, “Commercially Ready”), and the other Party is not Commercially Ready, the Party that is Commercially Ready will have the option, at its sole discretion, to be the Single Commercialization Party for such Region, provided that, if such Commercially Ready Party elects not to be the Single Commercialization Party for such Region, the non-Commercially Ready will have the option, at its sole discretion, to be the Single Commercialization Party for such Region.

(ii) If neither party (A) elects to be the Single Commercialization Party for a Region pursuant to Section 5.8(b)(i), or (B) is Commercial Ready in such Region at the time of the Single Party Designation, then the JSC, in conjunction with the JCC, may identify a Third Party to Commercialize such Licensed Product in such Region, either as a Distributor or through an Out-License (and the Parties shall mutually agree regarding which Party shall take the lead in negotiating any such agreement and the appropriate financial mechanisms for accounting for any Out-License in the context of the broader Collaboration). For clarity, if a Party enters into an agreement with a Third Party to Commercialize a Licensed Product in a Region pursuant to this Section 5.8(b), such Party shall not be considered a Single Commercialization Party by virtue of being the contracting Party to such agreement.

(iii) If, at the time of the Single Party Designation, both Parties are Commercially Ready, then such Region shall remain within the Shared Territory unless pursuant to Section 5.3(c)(iii), or otherwise mutually agreed by the Parties.

5.9 Cessation of Commercialization in Single Party Region. If the Single Commercialization Party (either by itself or via its Affiliates) does [**] with respect to a given Licensed Product for [**] in any Single Party Region where such Party is the Single Commercialization Party, then the other Party may, upon written notice to the Single Commercialization Party and in its discretion,

(a) [**], effective as of the date of such notice, in which case, the [**] shall [**] to the other Party or its designee [**], in each case, that are related to the Licensed Product in such Single Party Region, and if it is not feasible under Applicable Law for the original Single Commercialization Party to assign, the original Single Commercialization Party shall [**] and shall grant, and hereby does grant to the other Party or its designee [**];

(b) [**], and upon such notice, the JSC shall, with the assistance of the JCC, identify a [**] to [**], in which case the terms set forth in [**] shall apply with respect to [**] in such Region.

5.10 Subcontracts. Each Party may perform any of its obligations under the Joint Commercialization Plan or Joint Medical Affairs Plan through one or more subcontractors or consultants; provided, that (a) such Party remains responsible for the work allocated to, and payment to, such subcontractors and consultants to the same extent it would if it had done such work itself, (b) the subcontractor or consultant undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 12 and (c) the subcontractor or consultant undertakes in writing to assign or exclusively license back (with the right to sublicense) all intellectual property with respect to Licensed Products developed in the course of performing any such work under the Joint Commercialization Plan or Joint Medical Affairs Plan to the Party retaining such subcontractor or consultant. A Party may also subcontract Commercialization work on terms other than those set forth in this Section 5.10, with the prior approval of the JCC.

ARTICLE 6 MANUFACTURE AND SUPPLY

6.1 Clinical Supply.

(a) Subject to the remainder of this Article 6, as between the Parties, Arvinas shall have the initial responsibility for Manufacture of Licensed Compounds and Licensed Products in the Territory, including through one (1) or more Third Parties manufacturers (each, a “CMO”) selected by the JMC, provided that, if the Parties cannot agree on the JMC, and where applicable, the JSC or through escalation pursuant to Section 2.10(b), then Arvinas shall have the final decision-making authority with respect to the selection of a CMO for Manufacture of Licensed Compounds and Licensed Products for Clinical Trials. The Parties agree that as of the Effective Date, the CMOs set forth on Appendix 6.1 are providing clinical supply of the Licensed Product, and the Parties will not change or appoint a new CMO for clinical supply without agreement by the JMC prior to entering into an agreement with any such new CMO.

(b) The Parties will allocate CMC activities (including any transfer of Manufacturing to Pfizer) in accordance with the Supply Plan pursuant to Section 6.5. After completion of such Manufacturing transfer pursuant to the Supply Plan, Pfizer shall have primary responsibility for Manufacture of Licensed Compounds in the Territory for Clinical Trials of Licensed Products.

6.2 Technology Transfer and Commercial Supply.

(a) Subject to the remainder of this Article 6, as between the Parties, Pfizer shall have primary responsibility for Manufacture of Licensed Compound and Licensed Products in the Territory and all CMC Activities necessary for commercial supply of Licensed Products in the Territory, including through one (1) or more CMOs selected by the JMC, provided that, if the Parties cannot agree on the JMC, and where applicable, the JSC or through escalation pursuant to Section 2.10(b), then Pfizer shall have the final decision-making authority with respect to the selection of a new CMO for commercial supply. Pfizer shall, and shall cause its applicable Affiliates and CMOs to, Manufacture the Licensed Product at all times in accordance with the approved specifications for such Licensed Product and cGMP and ICH Guidelines, and in accordance with the applicable terms set forth in the Commercial Supply Agreement.

(b) The Parties will, under the oversight of the JMC, use Commercially Reasonable Efforts to collaborate and transfer (or cause the applicable CMOs to transfer), Know-How within the Arvinas Technology relating to the Manufacturing of Licensed Compound and Licensed Products to Pfizer or its Affiliates designated by Pfizer for the Manufacturing of Licensed Compound and Licensed Products for commercial supply (“Technology Transfer”). Prior to initiation of the Technology Transfer, the Parties shall submit to the JMC for approval a Technology Transfer plan, defining the scope, timeline and conditions of the Technology Transfer, [**].

(c) Pfizer shall complete any additional studies or testing required to maintain any qualifications and Regulatory Approvals (including manufacturing licenses) from any Regulatory Authorities or other Governmental Authorities necessary to Manufacture such Licensed Product for the Territory, as applicable, which additional studies or testing shall be reviewed by the JMC, provided that, for clarity, if the Parties cannot agree through the JMC, and where applicable, the JSC or through escalation pursuant to Section 2.10(b), then Pfizer shall have the final decision-making authority with respect to the conduct of such additional studies or testing. Upon completion, Pfizer shall promptly provide to the JMC copies of reports from any such additional studies or testing in English. [**].

6.3 Clinical Supply Agreements. The Parties shall negotiate and enter into a clinical supply agreement (the “Clinical Supply Agreement”), for the Manufacture and supply by the applicable Manufacturing Party of quantities of Licensed Compounds or Licensed Products for the conduct of Clinical Trials of Licensed Products in accordance with the Joint Development Plan. The Clinical Supply Agreement shall contain customary terms [**]. Under the Clinical Supply Agreement, each Party shall be in a position equal to those for supply to Clinical Trials being run by the other Party pursuant the Joint Development Plan, and in the event of shortage, such shortage shall be equally apportioned among all on-going Clinical Trials, unless otherwise agreed by the Parties. Promptly following the Effective Date, the Parties shall enter into a quality agreement on reasonable and customary terms in connection with the Manufacture of the Licensed Compounds and Licensed Products for Clinical Trials in the Territory hereunder (the “Clinical Quality Agreement”).

6.4 Commercial Supply Agreements. The Parties shall negotiate and enter into a commercial supply agreement (the “Commercial Supply Agreement”), for the Manufacture and supply by Pfizer to Arvinas of quantities of a Licensed Product for Arvinas’ Commercialization of Licensed Products in the Shared Territory in accordance with the Joint Commercialization Plan and any Single Party Region in which Arvinas is the Single Commercialization Party. The Commercial Supply Agreement shall contain customary terms [**]. Under the Commercial Supply Agreement, Arvinas shall be in a position equal to those for supply to the Shared Territory and any Single Party Regions in which Pfizer is the Sole Commercialization Party, and in the event of shortage, such shortage shall be equally apportioned based on sales among the Shared Territory, Single Party Regions in which Pfizer is the Sole Commercialization Party and Single Party Regions in which Arvinas is the Sole Commercialization Party. Promptly following the Effective Date, the Parties shall enter into a quality agreement on reasonable and customary terms in connection with the Manufacture of the Licensed Products in the Field in the Territory hereunder (together with the Clinical Quality Agreement, the “Quality Agreements”).

6.5 Capacity and Supply.

(a) Supply Plans. By [**] of each Calendar Year during the Term, the Parties shall together prepare and submit to the JMC, for its review and discussion, a proposed supply chain management plan for the Licensed Products being Manufactured under this Agreement by the existing CMOs, such plan to be designed to provide reasonable assurance that the Parties, utilizing the existing CMOs, are able to satisfy the then-current forecast for the Licensed Products for the Clinical Trials and Joint Development Plan for the Territory, and [**] prior to the projected First Commercial Sale of the Licensed Product, the Parties will prepare and submit to the JMC, for its review and discussion and approval by the JSC, a [**] supply chain and management plan (each such plan once determined in accordance with this Section 6.5(a), a “Supply Plan”). Each Supply Plan shall include, where applicable, (i) a plan for producing sufficient quantities of the Licensed Products for each Clinical Trial set forth in the then-current Joint Development Plan and quantities of the Licensed Products for Commercialization demand as set forth in the then-current Joint Commercialization Plan, as applicable, including appropriate capacity and inventory and safety stock levels, (ii) a [**] or [**] year high-level non-binding forecast for capacity planning purposes and short-term forecasts meeting the requirements established by the JMC, (iii) life cycle planning, including capacity needs, (iv) information regarding yields and batch sizes, (v) inventory requirements (for the Licensed Products and key raw materials) in order to satisfy supply requirements and (iv) the associated budget of the Manufacturing Costs for the supply of the Licensed Products in connection with the foregoing. After the submission of the initial Supply Plan for the Licensed Products, Pfizer shall prepare and submit to the JMC for its review and discussion, an updated copy of such Supply Plan periodically as determined by the JMC. The JMC shall submit each updated Supply Plan to the JSC for review and approval on an annual basis.

(b) Capacity Planning. The Parties will work together through the JMC to identify any capacity expansion needs in connection with development of each initial Supply Plan and each update thereto, including ensuring adequate capacity is available to meet the forecasted demand for the Licensed Product. The JMC shall develop and recommend to the JSC options to address necessary capacity expansion, which may include Manufacturing by either or both of the Parties or a Third Party and which will take into account the amount of additional capacity required, timing of when such additional capacity is required, timing needed to establish such additional capacity, [**]. If the JSC is unable to agree with respect to a given capacity expansion plan, then such matter will be resolved as set forth in Section 2.10. [**].

6.6 Allocation of Manufacturing Costs. All [**] incurred pursuant to the approved Joint Development Plan to support receipt of Regulatory Approvals in the Territory and in accordance with the Manufacturing Budget shall be [**]. Unless otherwise expressly provided herein, all [**] in accordance with the [**] for Commercialization of Licensed Products for sale in the Shared Territory shall [**].

ARTICLE 7 LICENSES AND EXCLUSIVITY

7.1 Licenses to Pfizer.

(a) Subject to the terms and conditions of this Agreement, during the Term, Arvinas hereby grants to Pfizer a non-transferable (except as provided in Section 15.5), co-exclusive (with Arvinas and its Affiliates), sublicensable (solely as permitted in accordance with Section 7.3), milestone-bearing right and license under the Arvinas Technology and Arvinas’ interest in the Joint Collaboration Technology, to Exploit the Licensed Compound and Licensed Products as contemplated under this Agreement in the Field in the Territory, and solely as set forth under the Joint Development Plan, the Joint Commercialization Plan or Joint Medical Affairs Plan.

(b) Subject to the terms and conditions of this Agreement, during the Term, Arvinas hereby grants to Pfizer a non-transferable (except as provided in Section 15.5), non-exclusive, sublicensable (solely as permitted in accordance with Section 7.3) right and license under the Arvinas Technology and Arvinas’ interest in the Joint Collaboration Technology, to conduct the Unilateral Co-Administration Studies for which Pfizer is the Proposing Party.

(c) Subject to the terms and conditions of this Agreement, during the Term, Arvinas hereby grants to Pfizer a non-exclusive, fully paid, perpetual, irrevocable, royalty-free license, under the Product-Specific Technology that (i) is invented, conceived, discovered, developed or otherwise made solely by Pfizer, and (ii) claims any method of use generally applicable to compounds or products other than the Licensed Compound or Licensed Products, for all purposes other than the Exploitation of the Licensed Products.

(d) Notwithstanding any other provision of this Agreement, for the purposes of the license grants under this Section 7.1 with respect to any Licensed Product that is a Combination Product, (i) such license will only include a license with respect to the Licensed Compound or Licensed Product in such Combination Product, and (ii) in no event is a license granted hereunder with respect to any Other Component of a Combination Product.

7.2 License to Arvinas.

(a) Subject to the terms and conditions of this Agreement, during the Term, Pfizer hereby grants to Arvinas (i) a non-transferable (except as provided in Section 15.5), non-exclusive, sublicensable (solely as permitted in accordance with Section 7.3), royalty-free, fully paid-up license under the Pfizer Background Technology solely to the extent actually being used by Pfizer or any of its Affiliates or Sublicensees in Exploiting the Licensed Compounds and Licensed Products, (ii) a non-exclusive, sublicensable (solely as permitted in accordance with Section 7.3), royalty-free, fully paid-up license under any Patent Controlled by Pfizer or its Affiliates as of the Effective Date that are necessary for the use, sale, offer for sale or importation of the Licensed Compound, and (iii) a non-transferable (except as provided in Section 15.5), co-exclusive (with Pfizer and its Affiliates), sublicensable (solely as permitted in accordance with Section 7.3), royalty-free, fully paid-up license under the Pfizer Collaboration Technology and Pfizer’s interest in the Joint Collaboration Technology, in each case of (i), (ii) and (iii), solely to the extent necessary to Exploit Licensed Compounds and Licensed Products as contemplated under this Agreement in the Field in the Territory, and solely as set forth under the Joint Development Plan, the Joint Commercialization Plan or Joint Medical Affairs Plan.

(b) Subject to the terms and conditions of this Agreement, during the Term, Pfizer hereby grants to Arvinas a non-transferable (except as provided in Section 15.5), non-exclusive, sublicensable (solely as permitted in accordance with Section 7.3) right and license under the Pfizer Technology and Pfizer’s interest in the Joint Collaboration Technology, to conduct the Unilateral Co-Administration Studies for which Arvinas is the Proposing Party.

(c) Notwithstanding any other provision of this Agreement, for the purposes of the license grants under Section 7.2 with respect to any Licensed Product that is a Combination Product, (i) such license will only include a license with respect to the Licensed Compound or Licensed Product in such Combination Product, and (ii) in no event is a license granted hereunder with respect to any Other Component of a Combination Product.

7.3 Sublicensing.

(a) To Affiliates and Third Parties. The licenses and rights granted by a Party to the other Party under Section 7.1 or Section 7.2, as applicable, may be sublicensed by a Party (such Party granting a sublicense, the “Sublicensing Party”): (i) without prior written consent of the other Party, to an Affiliate of the Sublicensing Party (provided that a sublicense to such Affiliate shall immediately terminate if and when such Affiliate ceases to be an Affiliate of the Sublicensing Party); or (ii) subject to Sections 3.10 and 5.10 and with prompt written notice to the other Party, to a Sublicensee that is a Third Party subcontractor (including a contract research organization or CMO) performing the Sublicensing Party’s assigned responsibilities under this Agreement or any Joint Development Plan, Joint Commercialization Plan, or Joint Medical Affairs Plan; provided that, in each case, (A) the Sublicensing Party shall ensure that the terms of the sublicense agreement are consistent with the terms of this Agreement (including financial terms included in Article 8 that are applicable to the scope of the sublicense granted); (B) the other Party’s obligations to such Affiliate or Sublicensee of the Sublicensing Party shall be no broader than such other Party obligations were to the Sublicensing Party under this Agreement prior to Sublicensing Party’s grant of such a sublicense, (C) the Sublicensing Party shall be liable for any act or omission of any such Affiliate or Sublicensee that is a breach of any of the Sublicensing Party’s obligations under this Agreement as though the same were a breach by the Sublicensing Party, (D) if there is such a breach by such Affiliate or Sublicensee, the other Party shall have the right to proceed directly against the Sublicensing Party without any obligation to first proceed against such Affiliate or Sublicensee of the Sublicensing Party. Without limiting the foregoing, each sublicense agreement will (1) include obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as stringent as those set forth in Article 12, and (2) include terms that are consistent with and no less restrictive with respect to the intellectual property provisions set forth in this Agreement, unless the Parties agree otherwise.

(b) Distributorships. Each Party shall have the right to appoint its Affiliates or a Distributor, through multiple tiers, in any country(ies) in the Lead Party Territory where it is the Lead Party, to distribute and sell Licensed Products. Any agreement between a Distributor and a Party or its Affiliates regarding a Licensed Product shall be on commercially reasonable and arm’s-length terms and shall be approved by the JCC or the JSC.

(c) Sublicensing Activities in the Shared Territory. Except as otherwise provided in Sections 7.3(a) and 7.3(b), neither Party shall sublicense the rights granted to such Party under Section 7.1 or Section 7.2, as applicable, to a Third Party without the prior written consent of the other Party (not to be unreasonably withheld, conditioned, or delayed). If the Parties agree that it is in the best interest of the Collaboration to engage a Third Party to Commercialize a Licensed Product in a country in the Shared Territory, and, where applicable, to Develop, Manufacture or have Manufactured such Licensed Product in support of Commercialization of such Licensed Product in such country (an “Out-License”), then, the Parties shall agree on the Party with the primary responsibility to negotiate with such Third Party with respect to such Out-License, provided that the other Party shall have the right to review drafts of the agreement for such Out-License, provide comments, and approve the final form of such agreement prior to execution. [**].

7.4 No Other Rights and Retained Rights. Nothing in this Agreement will be interpreted to grant a Party any rights under any intellectual property rights owned or Controlled by the other Party, including Arvinas Technology, Pfizer Background Technology or Pfizer Collaboration Technology, in each case, that are not expressly granted herein, whether by implication, estoppel, or otherwise. Any rights not expressly granted to Pfizer by Arvinas under this Agreement are hereby retained by Arvinas, and Arvinas hereby expressly retains the right (on behalf of itself, its Affiliates, and its licensees) to (a) Manufacture or have Manufactured the Licensed Products worldwide solely to the extent agreed to by the Parties for purposes of this Agreement, (b) Develop the Licensed Products worldwide solely for the purpose of Commercializing the Licensed Products in the Shared Territory pursuant to this Agreement, and (c) perform Arvinas’ other obligations under this Agreement.

7.5 Third Party Licenses.

(a) During the Term, the Parties may determine that planned activities or Licensed Product features under this Agreement with respect to Licensed Products in the Shared Territory may require or benefit from a license under additional Patents or Know-How of Third Parties that is necessary or reasonably useful for the Exploitation of a Licensed Product in the Field for use in the Shared Territory (each, a “Third Party License”). If a Party plans to take a Third Party License, it shall promptly notify the other Party, and the Parties shall discuss in good faith, via the JSC, whether to negotiate with such Third Party for such Third Party License.

(b) If the JSC determines to negotiate with such Third Party for a Third Party License, then the JSC shall determine the Party primarily responsible for negotiations with such Third Party with respect to a Third Party License for the Shared Territory. The Party responsible for negotiating a Third Party License will keep the JSC reasonably informed of the negotiation and submit the terms of the draft Third Party License to the JSC for review and approval.

(c) [**].

(d) Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that [**] shall be included in [**] and subject to [**].

(e) If a Single Commercialization Party for a Single Party Region reasonably determines that a Third Party License is necessary or useful for the Exploitation of the Licensed Product in such Single Party Region, it shall promptly notify the JSC in writing. The Single Commercialization Party shall have the right to negotiate, and will be responsible for the negotiations with any Third Party for, a Third Party License for a Licensed Product in the Field solely for a Single Party Region and shall keep the other Party informed of any such Third Party license. If the JSC determines that such Third Party License is desirable for the Exploitation of a Licensed Product in both a Single Party Region and any country in the Shared Territory, then the JSC shall determine the Party primarily responsible for negotiations with such Third Party with respect to such Third Party License. The Party responsible for negotiating such Third Party License will keep the JSC reasonably informed of the negotiation and submit the terms of the draft Third Party License to the JSC for review and approval.

7.6 Exclusivity.

(a) During the Term and subject to the terms of this Agreement, neither Party shall, and shall ensure that none of its Affiliates does, directly or indirectly, by itself or for or with any Third Party, research, develop, or commercialize nor collaborate with, enable or otherwise authorize, license or grant any right to any Third Party to research, develop or commercialize, any Competing Product, other than in accordance with this Agreement, including the Joint Plans, anywhere in the Territory (“Exclusivity Obligation”). Notwithstanding the foregoing, during the Term, the following shall not be deemed as a violation of the Exclusivity Obligation by a Party:

(i) Such Party may, by itself or via its Affiliates, [**] outside the scope of this Agreement comprised of (A) [**] and (B) [**], but, excluding any Commercialization of [**], or [**] for [**] of [**]; provided that Pfizer or Arvinas, as applicable, may [**], but may not Commercialize such Competing Product; or

(ii) Such Party may, by itself or via its Affiliates, or in collaboration with a Third Party [**] with respect to a Competing Product outside the scope of this Agreement; provided that, in either case ((i) or (ii)), such permitted activities shall be conducted without, and such Party shall, and shall cause its applicable Affiliates and Third Party collaborators to, [**], (A) use of any Confidential Information of the other Party, (B) with respect to Arvinas, [**], or (C) with respect to Pfizer, use of [**].

(b) Notwithstanding Section 7.6(a), and subject to Section 7.6(c), in the event that a Party or its Affiliates (the “Acquiring Party”) acquire a Third Party or a portion of the business of a Third Party (whether by merger, stock purchase, purchase of assets, in-license or other means) (such Third Party or its Affiliates prior to such transaction, each, a “Third Party Acquiree”, and such transaction, a “Third Party Acquisition”), and a Third Party Acquiree is, prior to such Third Party Acquisition, conducting a research, development or commercialization program or activities that, if conducted by a Party or its Affiliates at such time would be a breach of such Party’s Exclusivity Obligation in Sections 7.6(a) (such program, a “[**]”), then, (i) such Acquiring Party may, [**], (ii) such Party may, [**], subject to the restrictions in the remainder of this Section 7.6(b) and Section 7.6(d), (iii) such Party may, subject to the restrictions in the remainder of this Section 7.6(b) and Section 7.6(d), [**], and in any event shall [**] within [**] after the closing of such Third Party Acquisition; which [**] period may be extended if, at the expiration of such time period, such Party provides competent evidence of reasonable on-going efforts to [**], for another [**]; provided that such Party shall not [**] during such time period and as applicable, during such extension period, (iv) with respect to only if Pfizer is the Acquiring Party, [**] or (v) [**]. With respect to Section 7.6(b)(i) after the closing of such Third Party Acquisition and with respect to Section 7.6(b)(ii) during such [**] period (or any extension period therefor), such Party shall not be deemed in breach of Section 7.6(a) with respect to such [**]; provided, that [**] under this Agreement and without (A) use of [**], (B) with respect to Arvinas, use of [**], or (C) with respect to Pfizer, [**].

(c) In the event the Parties agree to include a Competing Product under this Agreement pursuant to Section 7.6(b)(i) above, then [**]. In the event the Parties are unable to agree on the [**] the issue shall be designated as an Expedited Dispute and either Party may submit it for baseball arbitration in accordance with the process set forth in Exhibit E.

(d) If the Acquiring Party or its relevant Affiliate [**] pursuant to Section 7.6(b)(ii) above, by way of sale or granting one or more licenses or sublicenses, then the Acquiring Party or its relevant Affiliate, as applicable (i.e., as licensor), shall be entitled to (i) [**] (but may not promote or otherwise take any action in violation of Section 7.6(a)) and (ii) [**].

(e) In the event of a Change of Control of a Party, the Exclusivity Obligation of such Party set forth in Section 7.6(a), as applicable, shall not apply to any [**] that was owned, in-licensed or otherwise Controlled by the Third Party Acquiror in such Change of Control of such Party or any of its Affiliates (other than such Party or any Affiliates of such Party in existence immediately prior to the Change of Control of such Party) if such [**] is conducted independently of such Party’s activities under this Agreement and without (i) use of any Confidential Information of the other Party, (ii) with respect to Arvinas, use of any Pfizer Background Technology or Pfizer Collaboration Technology, or (iii) with respect to Pfizer, use of any Arvinas Technology.

(f) With respect to Section 7.6(b) or 7.6(e), each Party and its Affiliates (including such Third Party and its Affiliates under the preceding paragraph) shall adopt reasonable procedures (which include appropriate administrative, physical and technical safeguards, including underlying operating system and network security controls and other firewalls) to prevent (i) the use of any Confidential Information of the other Party, (ii) with respect to Arvinas, the use of any Pfizer Background Technology or Pfizer Collaboration Technology, or (iii) with respect to Pfizer, use of any Arvinas Technology, in each case, in a manner that is not in compliance with Section 7.6(b) or 7.6(e).

ARTICLE 8 FINANCIALS

8.1 Upfront Payment. Within [**] after the Effective Date Pfizer shall pay to Arvinas six hundred fifty million dollars ($650,000,000). Such payment shall be non-refundable, non-creditable and not subject to set-off.

8.2 Equity Investment. Pfizer will purchase three hundred and fifty million dollars ($350,000,000) worth of shares of common stock of Arvinas in accordance with the terms set forth in the Stock Purchase Agreement.

8.3 Development Milestone Payments.

(a) Development Milestone Events. Pfizer shall make Development milestone payments (each a “Development Milestone Payment”) to Arvinas based on achievement of the Development milestone events as set forth in this Section 8.3(a) (each as “Development Milestone Event”).

Milestone Event	Payment
[**]	[**] Dollars ($[**])
[**]	[**] Dollars ($[**])
[**]	[**] Dollars ($[**])

(b) Clarification. Each milestone payment in Section 8.3(a) shall be paid only once.

(c) Notice; Payment. Pfizer shall notify and pay to Arvinas the amounts set forth in this Section 8.3 within [**] after the achievement of the applicable milestone event. Each such milestone payment shall be made by wire transfer of immediately available funds into an account designated by Arvinas. Each such milestone payment shall be non-refundable, non-creditable and not subject to set-off.

8.4 Sales Milestone Payments.

(a) Sales Milestone Events. For all Licensed Products, Pfizer shall pay Arvinas the following one-time sales milestone payments (each as “Sales Milestone Payment”) for the first achievement of each sales milestone event (each as “Sales Milestone Event”) described below:

Calendar Year Net Sales of All Licensed Products in the Territory	Payment
Equal to or greater than [**] dollars ($[**]), but less than [**] dollars ($[**])	[**] Dollars ($[**])
Equal to or greater than [**] dollars ($[**]), but less than [**] dollars ($[**])	[**] Dollars ($[**])
Equal to or greater than [**] dollars ($[**]), but less than [**] dollars ($[**])	[**] Dollars ($[**])
Equal to or greater than [**] dollars ($[**]), but less than [**] dollars ($[**])	[**] Dollars ($[**])
Equal to or greater than [**] dollars ($[**]), but less than [**] dollars ($[**])	[**] Dollars ($[**])
Equal to or greater than [**] dollars ($[**])	[**] Dollars ($[**])

(b) Clarification. Each Sales Milestone Payment in Section 8.4(a) shall be paid only once.

(c) Payment. Each Sales Milestone Payment shall be deemed earned upon achievement of the corresponding Sales Milestone Event, and Pfizer shall make the corresponding Sales Milestone Payment to Arvinas within [**] after the end of the Calendar Quarter in which the applicable Sales Milestone event was achieved. If more than one Sales Milestone Event is achieved in the same Calendar Year, then each corresponding Sales Milestone Payment for such achieved Sales Milestone Event shall be payable. Each Sales Milestone Payment shall be made by wire transfer of immediately available funds into an account designated by Arvinas. Each such Sales Milestone Payment shall be non-refundable, non-creditable and not subject to set-off.

8.5 Joint Development Costs.

(a) Except as otherwise provided in Section 3.5, and subject to this Section 8.5, all Joint Development Costs for a Licensed Compound or a Licensed Product in the Territory shall be shared fifty percent (50%) by Arvinas and fifty percent (50%) by Pfizer.

(b) Commencing the first Calendar Quarter immediately following a Party incurring Joint Development Costs under this Agreement and continuing thereafter so long as a Party incurs Joint Development Costs under this Agreement for which reconciliation shall be provided, within [**] after the end of each Calendar Quarter during which either Party incurs any Joint Development Costs, such Party shall submit to a finance designee of the other Party a report setting forth a good faith estimate of the Joint Development Costs it incurred in such Calendar Quarter, as detailed in the Joint Development Plan as approved by the JDC. Within [**] following the end of such Calendar Quarter, each Party shall update such report to reflect the final amount of Joint Development Costs incurred by such Party; provided, that if there are any Joint Development Costs incurred in such Calendar Quarter that a Party is unable to timely include in such financial report, then such amount shall be included and reconciled in the financial report in the following Calendar Quarter. Each such report shall specify in reasonable detail costs incurred and shall include reasonably detailed supporting information. Within [**] after receipt of such reports, the finance designees from both Parties shall confer and agree in writing on whether a reconciliation payment is due from one Party to the other Party, and if so, the amount of such reconciliation payment, so that the Parties share Joint Development Costs in accordance with this Section 8.5. The Party required to pay such reconciliation payment shall make such payment to the other Party within [**] after the end of such [**] conferral period; provided, however, that in the event of any disagreement with respect to the calculation of such reconciliation payment, any undisputed portion of such reconciliation payment shall be paid in accordance with the foregoing timetable and the remaining, disputed portion shall be paid within [**] after the date on which the Parties, using good faith efforts, resolve the dispute. For the avoidance of doubt, no cost or expense shall be counted more than once in calculating Joint Development Costs, even if such cost or expense falls into more than one of the cost categories that comprise Joint Development Costs.

8.6 Profit Sharing in the Shared Territory Following Commercialization. The terms and conditions of this Section 8.6 shall govern the rights and obligations of Arvinas and Pfizer with respect to Net Profits or Losses relating to the Licensed Product in the Shared Territory.

(a) Share of Net Profits or Losses. During the Term, subject to Sections 5.5(b) and 5.5(c), Arvinas and Pfizer shall equally share all Net Profits or Losses for the Licensed Product in the Shared Territory.

(b) Calculation and Payment. Within [**] after the end of each Calendar Quarter beginning with the Calendar Quarter in which the First Commercial Sale of a Licensed Product occurs in the Shared Territory, each Party shall report to a finance officer designated by Arvinas and a finance officer designated by Pfizer (the “Finance Officers”) an estimate of its Net Sales, Manufacturing Costs, Joint Commercialization Costs and Joint Medical Affairs Costs incurred by it in such Calendar Quarter for the Licensed Product in the Shared Territory. Each such report shall specify in reasonable detail all deductions allowed in the calculation of such Net Sales and all expenses included in Manufacturing Costs, Joint Commercialization Costs and Joint Medical Affairs Costs. Within [**] following the end of such Calendar Quarter, each Party shall update such report to reflect the final amount of its Net Sales, Manufacturing Costs, Joint Commercialization Costs and Joint Medical Affairs Costs. Within [**] of receipt of such final report, the Finance Officers shall confer and agree upon in writing a consolidated financial statement setting forth the Net Profits or Losses for such Calendar Quarter for such Licensed Product in the Shared Territory and calculating each Party’s share of such Net Profits or Losses. Within [**] after such [**] conferral period, Arvinas or Pfizer, as applicable, shall make a reconciliation payment to Arvinas or Pfizer respectively, as applicable, so that each of Arvinas and Pfizer has been compensated for its respective share of such Net Profits or Losses incurred by each Party, and the Manufacturing Costs, Joint Commercialization Costs and Joint Medical Affairs Costs incurred by each Party with respect to such Licensed Product in such Calendar Quarter; provided, however, that in the event of any disagreement with respect to the calculation of such payment, any undisputed portion of such payment shall be paid in accordance with the foregoing timetable and the remaining, disputed portion shall be paid within [**] after the date on which Arvinas and Pfizer, using good faith efforts, resolve the dispute.

(c) Consistency with Accounting Treatment. All calculations by Arvinas of Development Costs, Commercialization Costs, Manufacturing Costs and Net Profits or Losses hereunder shall be made in accordance with GAAP, including the provisions thereof regarding expense recognition, as applied by Arvinas consistently with its application in its financial reporting. All calculations by Pfizer of Development Costs, Commercialization Costs, Manufacturing Costs and Net Profits or Losses hereunder shall be made in accordance with GAAP, including the provisions thereof regarding expense recognition, as applied by Pfizer consistently with its application in its financial reporting.

(d) Quarterly Financial Statements Reporting Support. Beginning after the first sale of a Licensed Product in the Shared Territory, Pfizer shall provide to Arvinas necessary information requested by Arvinas to allow Arvinas to fulfill its GAAP financial statements disclosure requirements as required by applicable regulations and rules and Arvinas shall provide to Pfizer necessary information requested by Pfizer to allow Pfizer to fulfill its GAAP financial statements disclosure requirements as required by applicable regulations and rules.

8.7 Profit Sharing in Single Party Regions. If a Region has been designated as a Single Party Region in accordance with Section 5.3(c)(iii) or Section 5.8, then, on a Licensed Product-by-Licensed Product basis in such Single Party Region, Parties shall share all Net Profits or Losses for such Licensed Product in such Single Party Region as follows: [**] to the Single Commercialization Party and [**] to the other Party for the United States if the United States is the Single Party Region and [**] to the Single Commercialization Party and [**] to the other Party for the applicable Single Party Region if such Single Party Region is not the United States. The provisions in Section 8.6 (other than Section 8.6(a)) shall apply, mutatis mutandis, with respect to the Net Profits or Losses for such Licensed Product in such Single Party Region, and for purposes of calculating sales of such Licensed Product in such Single Party Region, the definition of “Net Profits or Losses” shall apply, mutatis mutandis, for such Licensed Product sold by the Single Commercialization Party or its Affiliates (or through any Distributors or Sublicensees), provided that the references to “Shared Territory” shall be replaced with “Single Party Region” and the references to “Joint Commercialization Costs” and “Joint Medical Affairs Costs” shall be replaced with documented costs and expenses actually incurred by the Single Commercialization Party or its Affiliates in connection with Commercialization and Medical Affairs Activities directly attributed to such Licensed Product in such Single Party Region.

8.8 Other Amounts Payable. Within [**] after the end of each Calendar Quarter, each Party shall invoice the other Party for any amounts owed by the other Party under this Agreement that are not otherwise accounted for in this Article 8 [**], payments made on account of expenses and recoveries pursuant to Section 9.4(d). The owing Party shall pay any undisputed amounts that have not been so offset within [**] of receipt of the invoice, and any disputed amounts owed by a Party shall be paid (or offset) within [**] of resolution of the dispute.

8.9 Taxes.

(a) Taxes on Income, Tax Treatment. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.

(b) Payment of Tax. It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (VAT), which shall be added thereon as applicable. Where VAT is properly added to a payment made under this Agreement, the Party making the payment will pay the amount of VAT only on receipt of a valid tax invoice issued in accordance with the laws and regulations of the country in which the VAT tax is chargeable. In the event any payments made pursuant to this Agreement become subject to withholding taxes under the laws or regulation of any jurisdiction, the Party making such payment shall deduct and withhold the amount of such taxes for the account of the payee to the extent required by applicable laws or regulations and such amounts payable to the payee shall be reduced by the amount of taxes deducted and withheld. Any such withholding taxes required under applicable laws or regulations to be paid or withheld shall be an expense of, and borne solely by, the payee.

(c) Tax Cooperation. To the extent that the Party making a payment is required to deduct and withhold taxes on any payments under this Agreement, the Party making such payment shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the payee an official tax certificate or other evidence of such withholding sufficient to enable the payee to claim such payments of taxes. The payee shall provide any tax forms to the Party making such payment that may be reasonably necessary in order for such Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. The payee shall use reasonable efforts to provide any such tax forms to the Party making the payment at least [**] prior to the due date for any payments for which the payee desires that the Party making the payment apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

(d) Notwithstanding anything in this Agreement to the contrary, (i) if an action (including but not limited to any assignment or sublicense of its rights or obligations under this Agreement, use of intellectual property or payment from outside of the jurisdiction of incorporation, or any failure to comply with applicable Laws or filing or record retention requirements) by a Party leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, then the sum payable by that Party (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no such action occurred, (ii) otherwise, the sum payable by that Party (in respect of which such deduction or withholding is required to be made) shall be made to the other Party after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with Applicable Law.

8.10 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, payments accrued on Net Profits or Losses in that country shall be paid in the equivalent amount in U.S. dollars.

8.11 Foreign Exchange. The rate of exchange to be used in computing the amount of currency equivalent in U.S. dollars of Net Sales invoiced and Joint Development Costs and Joint Commercialization Costs incurred in other currencies shall be made (i) by Arvinas using the average rate of exchange over the applicable Calendar Quarter as reported in The Wall Street Journal, Internet U.S. Edition at www.wsj.com, as of the last day of the applicable reporting period (or, if unavailable on such date, the first date thereafter on which such rate is available) and (ii) by Pfizer in a manner consistent with Pfizer’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates.

8.12 Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, shall bear interest compounded daily, to the extent permitted by law, at the Federal Funds Effective Rate (EFFR or any successor to such rate) effective for the date such payment was due, as reported by the Federal Reserve of New York.

8.13 Breach of Payment Obligations. Any material breach by or on behalf of Pfizer of any payment obligations set forth in this Article 8 will be a material breach of this Agreement and will be subject to the provisions of Section 13.2.

8.14 Financial Records; Audits. Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amount to be reimbursed, pursuant to this Article 8, with respect to Joint Development Costs, Net Profits or Losses, or other amounts to be reimbursed or shared hereunder incurred or generated (as applicable) by such Party, achievement of sales milestones, and other compensation or reimbursement payable under this Agreement. Upon reasonable prior notice, such records shall be open during regular business hours for a period of [**] from the creation of individual records for examination at the auditing Party’s expense, and not more often than [**], by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial statements or reports or sales milestone notices furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, by or to the audited Party to the other pursuant to this Agreement. Any such auditor shall not disclose the audited Party’s Confidential Information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments due by the audited Party under this Agreement. Any amounts shown to be owed but unpaid, or overpaid and in need of reimbursement, shall be paid or refunded (as the case may be) within [**] after the accountant’s report, plus interest (as set forth in Section 8.12) from the original due date (unless challenged in good faith by the audited Party, in which case any undisputed portion shall be paid in accordance with the foregoing timetable, any dispute with respect to such challenge shall be resolved in accordance with Article 14, any remaining disputed portion shall be paid within [**] after resolution of the dispute, and interest shall not accrue with respect to the disputed portion during the period of time the dispute is being resolved). The auditing Party shall bear the full cost of such audit unless such audit reveals an overpayment to, or an underpayment by, the audited Party that resulted from a discrepancy in a report that the audited Party provided to the other Party during the applicable audit period, which underpayment or overpayment was more than [**] of the amount set forth in such report, in which case the audited Party shall bear the full cost of such audit.

8.15 Manner and Place of Payment. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Arvinas or Pfizer (as applicable), unless otherwise specified in writing by such Party.

8.16 No Projections. The Parties acknowledge and agree that any estimate or projection of anticipated Net Sales of Licensed Product(s) under this Agreement shall not be interpreted as a guarantee of such Net Sales. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT EITHER PARTY WILL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE LICENSED PRODUCT(S) OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.

8.17 No Double Counting. There shall be no double counting of any Joint Development Costs, Joint Medical Affairs Costs, Manufacturing Costs, Joint Commercialization Costs, or deductions from Net Sales, and to the extent a cost or expense has been included in one category or sub-category, it shall not be included in another; similarly, to the extent any revenue has been taken into account in one category or sub-category it shall not be taken into account in another. If the costs included in a category or sub-category have already been included in one relevant category, they shall not be included in any other category.

ARTICLE 9 INTELLECTUAL PROPERTY

9.1 Ownership of Inventions.

(a) Ownership.

(i) Subject only to the rights expressly granted to the other Party under this Agreement, each Party shall and does own all rights, title, and interest in and to any Patents and Know-How that are Controlled by such Party prior to the Effective Date or that such Party creates or obtains outside the scope of this Agreement.

(ii) As between the Parties, (A) Arvinas shall solely own or Control all Arvinas Technology, including, for clarity, (x) Product-Specific Technology and (y) any Manufacturing-Specific Technology conceived, discovered, developed or otherwise made by or on behalf of Arvinas or its

Affiliates, (B) Pfizer shall solely own or Control all (x) Pfizer Background Technology and (y) Pfizer Collaboration Technology, including, for clarity, any Manufacturing-Specific Technology conceived, discovered, developed or otherwise made by or on behalf of Pfizer or its Affiliates, and (C) the Parties shall jointly own all Joint Collaboration Technology, including any Manufacturing-Specific Technology conceived, discovered, developed or otherwise made jointly by or on behalf of Arvinas and Pfizer. Without limiting the foregoing and the licenses granted by Pfizer to Arvinas pursuant to Section 7.2, Pfizer hereby grants to Arvinas a non-transferable (except as provided in Section 15.5), non-exclusive, sublicensable (through multiple tiers), royalty-free, fully paid-up, perpetual, irrevocable license under any Manufacturing-Specific Technology invented, conceived, discovered, developed or otherwise made by or on behalf of Pfizer [**].

(iii) Pfizer, on behalf of itself and its Affiliates and its or their Sublicensees, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign) to Arvinas, Pfizer’s entire right, title and interest in and to the Product-Specific Technology. If Pfizer is unable to assign any Product-Specific Technology, then, Pfizer hereby grants Arvinas a royalty-free, fully paid-up, exclusive (even as to Pfizer), subject to the terms of this Agreement, including the licenses granted to Pfizer pursuant to Section 7.1, perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers) under such Product-Specific Technology for any and all purposes.

(iv) Inventorship for any invention, Know-How and Patents conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined on a worldwide basis in accordance with United States Patent Laws and, except as expressly set forth herein, including with respect to the Product-Specific Technology, ownership of any such invention, Know-How and Patents shall be determined by inventorship under Applicable Law.

(b) Disclosure. Each Party shall promptly disclose to the other Party all Collaboration Know-How that it conceives, discovers, develops or otherwise makes in the course of performing any activities or exercising any rights under this Agreement, whether solely or jointly with others (in any event, prior to the filing of any patent application with respect to any patentable invention), including all invention disclosures or other similar documents submitted to such Party by it or its Affiliates, or subcontractors or its or their respective directors, officers, employees or agents relating thereto. Each Party shall also promptly respond to reasonable requests from the other Party for additional information relating thereto.

(c) Ownership of Joint Collaboration Technology. Subject only to the rights expressly granted to the Parties under this Agreement, the Parties shall and do jointly own the Joint Collaboration Technology, with each Party having an equal, undivided interest therein. Each Party shall promptly disclose to the other Party in writing and shall cause its Affiliates, and its and their licensees and Sublicensees to so disclose, the making of any Joint Collaboration Technology. Subject to the licenses granted hereunder and the other terms and conditions of this Agreement, including Sections 7.1 and 7.2, each Party may exercise its ownership rights in and to such Joint Collaboration Technology, including the right to license and sublicense or otherwise to Exploit, transfer or encumber its ownership interest, throughout the world, without an accounting or obligation (including paying royalties) to, or consent required from, the other Party. At the reasonable written request of a Party, the other Party shall take such further actions to confirm that no such accounting is required or to otherwise effect the foregoing regarding such Joint Collaboration Technology.

9.2 CREATE Act. This Agreement shall be understood to be a joint research agreement in accordance with 35 U.S.C. §103(c) to Develop, Manufacture and Commercialize Licensed Compound or Licensed Products; provided, that neither Party shall (a) unilaterally invoke the protections of or (b) be required by this reference to have any Patent take advantage of or become subject to, such §103(c) except with the prior written consent of the other Party.

9.3 Prosecution of Patents.

(a) Arvinas Patents. Subject to Section 9.3(e), as between the Parties, Arvinas shall [**] prepare, file, prosecute (including the defense of any oppositions, interferences, reissue proceedings, reexaminations and other post-grant proceedings originating in a patent office) and maintain the Arvinas Patents in any jurisdiction in the Territory using counsel of its choice. Arvinas shall periodically inform Pfizer of all material steps with regard to the preparation, filing, prosecution and maintenance of the relevant Arvinas Patents in the Territory and shall provide Pfizer with an opportunity to review and comment on substantive prosecution matters in a timely fashion.

(b) Pfizer Patents. Subject to Section 9.3(e), as between the Parties, Pfizer shall [**] prepare, file, prosecute (including any oppositions, interferences, reissue proceedings, reexaminations and other post-grant proceedings originating in a patent office) and maintain the Pfizer Collaboration Patents in any jurisdiction in the Territory using counsel of its choice. Pfizer shall periodically inform Arvinas of all material steps with regard to the preparation, filing, prosecution and maintenance of the relevant Pfizer Collaboration Patents in the Territory and shall provide Arvinas with an opportunity to review and comment on substantive prosecution matters in a timely fashion.

(c) Joint Collaboration Patents

(i) In the event the Parties develop any Joint Collaboration Know-How, the IPOC will promptly meet to discuss and determine, based on mutual consent, whether to seek patent protection thereon. Neither Party will file any Joint Collaboration Patent without mutual consent. To the extent the Parties agree to seek patent protection for Joint Collaboration Know-How, Arvinas shall [**] prepare, file, prosecute (including any oppositions, interferences, reissue proceedings, reexaminations and other post-grant proceedings originating in a patent office) and maintain the Joint Collaboration Patents in any jurisdiction in the Territory using counsel mutually agreeable to the Parties. If Arvinas determines in its sole discretion not to file or maintain any Joint Collaboration Patent anywhere in the Territory, then Pfizer shall have the right and authority, but not the obligation, to prepare, file, prosecute (including any oppositions, interferences, reissue proceedings, reexaminations and other post-grant proceedings originating in a patent office) and maintain the Joint Collaboration Patents in any jurisdiction in the Territory using counsel mutually agreeable to the Parties. If neither Party elects to file or maintain Joint Collaboration Patent in any particular country or Region in the Territory, then Section 9.3(e) shall apply.

(ii) The Prosecuting Party shall provide the other Party reasonable opportunity to review and comment on such prosecution efforts regarding such Joint Collaboration Patent and will reasonably consider the other Party’s comments, and such other Party shall provide the Prosecuting Party reasonable assistance in such efforts. The Prosecuting Party shall provide the other Party with a copy of all material communications from any patent authority in the applicable jurisdictions regarding the Joint Collaboration Patent being prosecuted by such Party, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority.

(d) Patent Costs. Subject to Section 9.3(e), the Parties shall [**]. The non-Prosecuting Party shall reimburse the Prosecuting Party [**] within [**] of receiving an undisputed invoice thereof.

(e) Abandonment. Notwithstanding Sections 9.3(a), 9.3(b) and 9.3(c)(i), before abandoning any Patent within the Arvinas Patents, Pfizer Collaboration Patents or Joint Collaboration Patents in the Territory (including electing not to file any continuation Patents upon issuance of any Patents), the applicable Prosecuting Party shall notify the other Party of such possible abandonment at least [**] before any deadline for taking action to avoid abandonment (or other loss of rights). If Arvinas determines in its sole discretion to abandon, cease prosecution or otherwise not file or maintain any (i) Arvinas Collaboration Patent or (ii) to the extent not included in the foregoing clause (i), any Arvinas Patent that solely claims or discloses the Licensed Compound or Licensed Product, Arvinas shall provide Pfizer with the opportunity to prepare, file, prosecute and maintain such Patent and any associated cost will be treated as a Joint Development Cost. If Arvinas determines in its sole discretion to abandon, cease prosecution or otherwise not file or maintain any Joint Collaboration Patent, Arvinas shall provide Pfizer with the opportunity to prepare, file, prosecute and maintain such Joint Collaboration Patent and any associated cost will be Pfizer’s sole responsibility. If Pfizer becomes the Prosecuting Party pursuant to this Section 9.3(e), Pfizer may use counsel of its choice (it is agreed that Pfizer may use internal patent counsel and agents, filing clerks, and paralegals employed by Pfizer, for coordinating worldwide filings of such Patents, for prosecution before the European and Japanese Patent Offices, and for directly instructing US and ex-US outside counsel and patent agents, including by providing draft applications and responses, and that Pfizer may employ its preferred outside counsel and patent agents to conduct such activities as required for US and ex-US prosecution). If Pfizer determines in its sole discretion to abandon, cease prosecution or otherwise not file or maintain any Pfizer Collaboration Patent, Pfizer shall provide Arvinas with the opportunity to prepare, file, prosecute and maintain such Patent and any associated cost will be Arvinas’ sole responsibility.

(f) Cooperation. Each Party shall provide the other Party all reasonable notice, assistance and cooperation in the Patent prosecution efforts provided above in this Section 9.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution. Through the IPOC, Arvinas and Pfizer shall (i) discuss potential Patent filings that arise from Collaboration Know-How, the scope of the countries throughout the world in which a Collaboration Patent shall be filed and choice of counsel, (ii) keep the other Party informed of all material matters relating to the preparation, filing, prosecution and maintenance of the Arvinas Patents, Pfizer Collaboration Patents and Joint Collaboration Patents (including providing the other Party with copies of all material correspondence with the applicable patent office from countries or corresponding authorities within the Territory), (iii) consult with each other on patent strategy for (A) filing, prosecuting, maintaining, and enforcing Patents and (B) defending against patent challenges, and (iv) consider and implement in good faith the other Party’s comments, but Arvinas shall retain final decision-making authority with respect to prosecution and maintenance of the Arvinas Patents, Pfizer shall retain final decision-making authority with respect to the prosecution and maintenance of the Pfizer Collaboration Patents and the Prosecuting Party for Joint Collaboration Patents shall retain final decision-making authority with respect to the prosecution and maintenance of such Joint Collaboration Patents.

(g) Patent Term Extensions. Arvinas and Pfizer, through the IPOC, shall cooperate in determining and advising the JSC on the appropriate strategy for available Patent term extensions and related extensions of rights (including supplementary protection certificates and similar rights) for the Arvinas Patents, Pfizer Collaboration Patents and Joint Collaboration Patents. The IPOC will consider, reasonably and in good faith, all input received from each Party in a manner reasonably believed to be in the best interests of the Development and Commercialization of Licensed Products. If the IPOC cannot reach consensus on an appropriate strategy with respect to such extensions, then, (i) Arvinas shall have the final decision-making authority with respect to applying for and obtaining any patent term extension or related extension of rights for any Arvinas Patents and Joint Collaboration Patents with respect to any Licensed Product (“Arvinas Patent Extension”); and (ii) Pfizer shall have the final decision-making authority with respect to applying for and obtaining any patent term extension or related extension of rights for any Pfizer Collaboration Patents with respect to any Licensed Product (“Pfizer Patent Extension”); provided that, Arvinas shall have the first right to file for Patent term extension with respect to any Regulatory Approval in the U.S. and Europe (unless Pfizer is the Single Commercialization Party for

Europe) for any Licensed Product with respect to the Licensed Compound therein (but not any Other Component of Pfizer that may be contained therein), but Arvinas shall not extend the rights of any Pfizer Collaboration Patents unless mutually agreed. Each Party shall provide reasonable assistance to the other Party in connection with obtaining any such extensions consistent with such strategy. To the extent reasonably and legally required, in order to obtain any such extension in a particular jurisdiction, each Party shall make available to the other a copy of the necessary documentation to enable such other Party to use the same for the purpose of obtaining the extension in such country or jurisdiction.

(h) Orange Book and Other Equivalent Listings. Arvinas and Pfizer, through the IPOC, shall cooperate in determining and advising the JSC on the listing of Arvinas Patents, Pfizer Collaboration Patents, and Joint Collaboration Patents in the FDA’s Orange Book (Approved Drug Products with Therapeutic Equivalence Evaluations), under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 in the Territory, and under the regulations of other jurisdictions in connection with Licensed Compounds and Licensed Products. If the IPOC cannot reach consensus on the appropriate strategy with respect to such listings, the disagreement shall be resolved by the JSC. The IPOC will consider, reasonably and in good faith, all input received from each Party in a manner reasonably believed to be in the best interests of the Development and Commercialization of Licensed Products. Each Party shall provide reasonable assistance to the other Party in connection with making such listings.

9.4 Infringement by Third Parties.

(a) Notification. If, during the Term, either Party becomes aware of (i) any infringement, threatened infringement, or alleged infringement of any Arvinas Patent, Pfizer Background Patent, Pfizer Collaboration Patent or Joint Collaboration Patent by a Third Party or (ii) known or suspected unauthorized use or misappropriation by a Third Party of any Arvinas Know-How, Pfizer Know-How or Joint Collaboration Know-How, in each case if and to the extent involving the manufacture, use, marketing, or sale of a product falling within the scope of the licenses granted by Arvinas to Pfizer under Section 7.1(a) or by Pfizer to Arvinas under Section 7.2(a) (each, a “Product Infringement”), then each Party shall promptly (and no later than [**] after it becomes aware of such Product Infringement) notify the other Party in writing thereof and promptly provide evidence in such Party’s possession demonstrating such threatened, alleged or actual infringement or such use (“Product Infringement Notice”).

(b) Enforcement Rights.

(i) Arvinas shall [**] bring an appropriate suit or other action against any Third Party allegedly engaged in any Product Infringement [**] (and to defend any related counterclaim or to settle or otherwise secure the abatement of such Product Infringement). Pfizer shall [**] bring an appropriate suit or other action against any Third Party allegedly engaged in any Product Infringement [**] (and to defend any related counterclaim or to settle or otherwise secure the abatement of such Product Infringement). Each Party shall consult with the other Party and shall consider such other Party’s requests and recommendations regarding such proposed action. The Party not bringing such action may be represented by counsel of its choice in any such action or proceeding, at such Party’s expense, acting in an advisory but not Controlling capacity. In the event that a Party having the first right to enforce (A) does not notify the other Party in writing that it plans to initiate such suit or other action within [**] after it becomes aware of such Product Infringement or receives the Product Infringement Notice from the other Party, or (B) fails to commence a suit or take action within [**] after it becomes aware of such Product Infringement or receives the Product Infringement Notice from the other Party, the other Party shall thereafter have the right, but not the obligation, to commence a suit or take action with respect to such Product Infringement in the Shared Territory (and to defend any related counterclaim or to settle or otherwise secure the abatement of such Product Infringement).

(ii) Notwithstanding Section 9.4(b)(i), the Single Commercialization Party in a Single Party Region shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Third Party allegedly engaged in any Product Infringement in such Single Party Region. When enforcing such action, the Single Commercialization Party shall keep the other Party reasonably informed of any material progress and shall consider in good faith the other Party’s comments regarding such proposed action. The other Party may be represented by counsel of its choice in any such action or proceeding, at such other Party’s expense, acting in an advisory but not controlling capacity. In the event that the Single Commercialization Party (A) does not notify the other Party in writing that it plans to initiate such suit or other action within [**] after it becomes aware of such Product Infringement or receives the Product Infringement Notice from the other Party, or (B) fails to commence a suit or take action within [**] after it becomes aware of such Product Infringement or receives the Product Infringement Notice from the other Party, the other Party shall thereafter have the right, but not the obligation, to commence a suit or take action with respect to such Product Infringement in such Single Party Region (and to defend any related counterclaim, or to settle or otherwise secure the abatement of such Product Infringement).

(iii) Each Party shall provide to the Party enforcing any such rights under this Section 9.4(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required to perfect or maintain jurisdiction (or standing) to pursue such suit or action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, including providing the other Party with copies, to the extent the Party enforcing is lawfully permitted to do so, of all substantive documents or communications filed in such action and shall reasonably consider the other Party’s comments on any such efforts. The enforcing Party shall incur no liability to the other Party as a consequence of such enforcement efforts or any unfavorable decision resulting therefrom, including any decision holding any Arvinas Patent, Pfizer Collaboration Patent or Joint Collaboration Patent invalid or unenforceable.

(c) Settlement. Without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned, neither Party shall settle any claim, suit or action that it brought under Section 9.4(b) involving Arvinas Patents, Pfizer Collaboration Patents or Joint Collaboration Patents.

(d) Expenses and Recoveries.

(i) All Out-of-Pocket Costs incurred in connection with enforcing any rights under this Section 9.4 with respect to a Product Infringement in the Shared Territory shall be borne [**], and shall be reimbursed by Pfizer (in the case in which Arvinas is the enforcing Party) or Arvinas (in the case in which Pfizer is the enforcing Party) within [**] of receiving an undisputed invoice thereof. If a Party bringing a claim, suit or action under Section 9.4 against any Third Party engaged in Product Infringement recovers monetary damages from such Third Party in such suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, and any remaining amount related to infringing activities in the Shared Territory shall then be deemed Net Sales.

(ii) Notwithstanding Section 9.4(d)(i), all costs incurred in connection with enforcing any rights pursuant to Section 9.4(b)(ii) with respect to a Product Infringement in a country in a Single Party Region shall be borne solely by the enforcing Party. If a Party bringing a claim, suit or action pursuant to Section 9.4(b)(ii) against any Third Party engaged in Product Infringement in the country in a Single Party Region recovers monetary damages from such Third Party in such suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation. If, after such reimbursement, any funds remain, then the portion of such remaining recoveries based on “lost profits” will be deemed Net Sales and shall be shared between the Parties pursuant to Section 8.7, and all remaining recoveries other than the “lost profits” will be shared equally by the Parties (50/50).

9.5 Defense of Patents. If either Party receives notice by counterclaim, or otherwise, alleging the invalidity or unenforceability of any Arvinas Patent, Pfizer Collaboration Patent or Joint Collaboration Patent, it shall promptly bring such fact to the attention of the other Party, including all relevant information related to such claim. The Parties, through the IPOC and JSC, shall discuss such claim. Where such allegation is made in an opposition, reexamination, interference, post-grant proceeding (e.g., inter partes review or post-grant review) or other patent office proceeding, the provisions of Section 9.3 shall apply. Where such allegation is made in a counterclaim to a suit or other action brought under Section 9.4, the provisions of Section 9.4 shall apply. Each Party shall provide to the Party defending any such rights under this Section 9.5 all reasonable assistance in such enforcement. The defending Party shall keep the other Party regularly informed of the status and progress of such efforts and shall reasonably consider the other Party’s comments on any such efforts.

9.6 Defense of Infringement Actions. During the Term, each Party shall bring to the attention of the other Party all information regarding potential infringement or any claim of infringement of Third Party intellectual property rights in connection with the development, manufacture, use, importation, offer for sale, or sale of Licensed Compound and Licensed Products in the Territory. The Parties shall discuss such information and decide how to handle such matter, [**]. This Section 9.6 shall not be interpreted as placing on either Party a duty of inquiry regarding Third Party intellectual property rights.

9.7 Patent Marking. Each Party shall, and shall require its Affiliates and Sublicensees, to mark Licensed Products sold by it hereunder (in a reasonable manner consistent with industry custom and practice) with appropriate patent numbers or indicia to the extent permitted by Applicable Law, in those countries in the Territory in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements of patents.

9.8 Personnel Obligations. Prior to beginning work under this Agreement relating to any discovery, Development, Manufacture or Commercialization of Licensed Compound or Licensed Product, each employee, agent or independent contractor of Arvinas or Pfizer or of either Party’s respective Affiliates or Sublicensees shall be bound by non-disclosure and invention assignment obligations which are consistent with the obligations of Arvinas or Pfizer, as appropriate, in this Article 9, to the extent permitted by Applicable Law, including: (a) promptly reporting any invention, discovery, process or other intellectual property right; (b) assigning to Arvinas or Pfizer, as appropriate, all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property right consistent with the ownership of intellectual property as set forth in this Agreement; (c) in the case of employees, agents, or independent contractors working in the U.S., taking actions reasonably necessary to secure patent protection; (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement; and (e) abiding by the obligations of confidentiality and non-use set forth in Article 12. It is understood and agreed that such non-disclosure and invention assignment agreement need not reference or be specific to this Agreement.

9.9 Product Trademarks.

(a) General. The Parties shall, through the JSC, or the JCC, as applicable, discuss and agree on the global trademark strategies for Commercialization of the Licensed Product in the Territory, including the selection and procurement of the Product Marks, and the establishment of the relevant use guidelines for such Product Marks, and each Party shall have the right, but not the obligation, to review and approve in writing from a trademark legal and regulatory perspective any candidate Product Marks submitted to the JCC or JSC for selection.

(b) Ownership and License Grant. Arvinas shall be the sole and exclusive owner of all Product Marks. To the extent Pfizer acquires any rights, title, or interests in or to any Product Mark, Pfizer shall, and hereby does, assign the same to Arvinas. Arvinas shall and hereby does grant Pfizer the co-exclusive (with Arvinas), royalty-free, fully paid-up, irrevocable right and license (with the right to grant sublicenses) to use any Product Mark in connection with the activities pursuant to and permitted by this Agreement, including Commercialization of the applicable Licensed Product in the Territory pursuant to the Joint Commercialization Plan.

(c) Use. Pfizer agrees that it and its Affiliates and Sublicensees shall Commercialize each of the Licensed Products in the Territory in a manner consistent with the Product Mark use guidelines and shall: (i) ensure that all Licensed Products that are sold by Pfizer, its Affiliates and Sublicensees bearing the Product Marks are of a high quality consistent with industry standards for global pharmaceutical and biologic therapeutic products; (ii) not use any Product Marks in a way that might materially prejudice their distinctiveness or validity or the goodwill of Arvinas therein; (iii) include the trademark registration symbol ® or ™ as deemed appropriate by Pfizer or legally necessary; and (iv) not use any trademarks or trade names so resembling any Product Marks in connection with Pfizer’s other pharmaceutical products and which would be likely to cause confusion or deception without Arvinas’ prior written consent. The Parties shall, via the JCC or JSC, where applicable, agree on the use of the Product Marks in any packages and labels for a Licensed Product.

(d) Prosecution and Maintenance. During the Term, Arvinas shall be responsible for conducting trademark clearance for, preparing, filing, prosecuting and maintaining the Product Marks in each jurisdiction as determined and approved by the JCC pursuant to Section 9.9(a), using counsel of its choice and Arvinas shall be responsible for developing and filing with regulatory authorities all generic international nonproprietary names for the Licensed Products. Arvinas shall keep Pfizer informed of all material matters relating to the trademark prosecution, clearance, filing, and maintenance of the Product Marks (including, but not limited to, by providing Pfizer with copies of all trademark search reports, trademark clearance opinions, material communications and filings with any applicable trademark offices). Pfizer shall have the right, but not the obligation, to review, mark-up, and approve submissions for the Product Marks to trademark offices and Arvinas shall provide Pfizer reasonable time for such review, mark-up and approval.

(e) Trademark Costs. The Trademark Costs for the Licensed Products incurred [**]. The Trademark Costs for the Licensed Products incurred [**].

(f) Parties’ Corporate Logos. Each Party grants to the other Party a limited, non-exclusive, terminable, royalty-free, and fully paid-up license to use, with the right to sublicense, the other Party’s corporate name and logo in the Territory for the Term solely in connection with its activities pursuant to, and as permitted by, this Agreement. Each Party recognizes and agrees that no ownership rights are vested or created by the limited rights of use granted pursuant to this Section 9.9(f), and that all goodwill developed by virtue of the use of the other Party’s corporate name or logo in accordance with this Section 9.9(f) inures to the benefit of the respective owner of the corporate name and logo. Notwithstanding any other term in this Agreement, (i) Pfizer agrees to defend, indemnify and hold Arvinas, its Affiliates, its Sublicensees and their employees, agents, and contractors harmless from any actual or alleged claims that arise out of Arvinas’ use of Pfizer’s corporate name or logo in accordance with the provisions of this Agreement, and (ii) Arvinas agrees to indemnify, defend and to hold Pfizer, its Affiliates, its Sublicensees and their employees, agents, and contractors, harmless from any actual or alleged claims that arise out of their use of the Arvinas corporate name or logo in accordance with the provisions of this Agreement. Each Party will comply with then-current trademark style and usage standards approved by the applicable Party in connection with the use of the corporate names and logos.

(g) Defense of Third-Party Claims. Each Party shall notify the other Party upon learning of any actual or alleged (A) trademark opposition or cancellation claims relating to the Product Marks; or (B) trademark infringement, copyright infringement, unfair competition, trade dress infringement, passing off, counterfeiting, right of publicity or like claims relating to the Product Marks or the Licensed Products and brought by a Third Party against a Party, its Affiliates, Sublicensees, employees, agents or contractors (collectively, “Defensive Trademark Infringement Claims”). Upon learning of such Defensive Trademark Infringement Claim:

(i) Arvinas shall take reasonable and appropriate steps to resolve the Defensive Trademark Infringement Claim and shall confer with Pfizer and give reasonable consideration to Pfizer’s suggestions, regarding such Defensive Trademark Infringement Claim in the Shared Territory and in Single Party Regions regardless of whether Arvinas or Pfizer is the Single Commercialization Party. The Out-of-Pocket Costs of responding to and resolving any such Defensive Trademark Infringement Claims incurred by Arvinas shall be borne by Arvinas. Pfizer shall have the right, but not the obligation to join the defense of any Defensive Trademark Infringement Claim with counsel of Pfizer’s selection at Pfizer’s expense. Neither Party shall have the right to settle any Defensive Trademark Infringement Claim in a manner that diminishes the rights or interests of the other Party or imposes any liability on the other Party without the prior written consent of such other Party.

(h) Infringement by Third Parties. During the Term, if either Party becomes aware of any infringement of the Product Marks by a Third Party including, the existence of conflicting trademarks of Third Parties in the Territory, such Party shall promptly notify the other Party in writing (enforcement against such infringement, collectively, “Offensive Trademark Infringement Claims”).

(i) Arvinas shall have the first right, but not the obligation, to bring an Offensive Trademark Infringement Claim against any such infringement of any Product Mark in the Shared Territory, and prior to commencing any such suit or action, Arvinas shall consult with Pfizer and shall consider Pfizer’s requests and recommendations regarding such proposed action. If Arvinas does not bring an appropriate action against such infringement of such Product Mark within [**] after receiving notice, then Pfizer shall have the right, but not the obligation, to bring an Offensive Trademark Infringement Claim against any Third Party engaged in such infringement. The enforcing Party shall obtain written approval, not to be unreasonably withheld, conditioned or delayed, from the non-enforcing Party prior to naming or joining the non-enforcing Party in such suit or action as co-plaintiff if required to perfect or maintain jurisdiction or standing. The Out-of-Pocket Costs of initiating, enforcing and resolving any such Offensive Trademark Infringement Claim in the Shared Territory shall be borne equally by the Parties so long as [**].

(ii) The non-enforcing Party shall provide reasonable assistance to the enforcing Party with respect to any enforcement activities with respect to a Product Mark under this Section 9.9(h), including providing access to relevant documents and other evidence, making its employees reasonably available during business hours.

(iii) Arvinas shall have the right to settle an Offensive Trademark Infringement Claim brought by it with respect to a Product Mark in the Shared Territory without Pfizer’s consent, but shall consider Pfizer’s comments in good faith; provided that such settlement does not diminish the rights or interests of Pfizer nor impose any liability on Pfizer in which case Arvinas shall need Pfizer’s prior written consent.

(iv) Notwithstanding the foregoing in this Section 9.9(h), the Single Commercialization Party in a Single Party Region shall have the first right, but not the obligation to bring an Offensive Trademark Infringement Claim against any such infringement of any Product Mark in any country in the Single Party Region, and prior to commencing any such action, such Single Commercialization Party shall consult with the other Party and shall consider the other Party’s comments in good faith. The Single Commercialization Party shall have the right to settle an Offensive Trademark

Infringement Claim in such country in the Single Party Region, provided that it shall not settle such Offensive Trademark Infringement Claim in a manner that diminishes the rights or interests of the other Party, imposes any liability on the other Party, or would be expected to result in any adverse effect on any Product Marks in the Shared Territory, in each case, without the prior written consent of such other Party. If the Single Commercialization Party does not bring an appropriate Offensive Trademark Infringement Claim against such infringement of such Product Mark in such country in the Single Party Region within [**] after receiving notice, then the other Party shall have the right, but not the obligation to bring an appropriate suit or action against any Third Party engaged in such infringement. The Out-of-Pocket Costs of initiating, enforcing and resolving any such Offensive Trademark Infringement Claim in a country in a Single Party Region shall be borne equally by the Parties so long as both Parties consented to the Offensive Trademark Infringement Claim and if the non-enforcing Party did not consent then solely by the enforcing Party.

(v) Any amounts recovered in an Offensive Trademark Infringement Claim pursuant to this Section 9.9(h) with respect to infringement of a Product Mark, whether by settlement or judgment, shall first be used to reimburse the costs incurred by the Parties, with the remainder split between the Parties as follows:

(A) if such enforcement is with respect to Offensive Trademark Infringement Claim in the Shared Territory or in a Single Party Region in which the Parties consented to the Offensive Trademark Infringement Claim, then the remaining recoveries will be split between the Parties equally (50:50).

(B) if such enforcement is with respect to Offensive Trademark Infringement Claim in a country in a Single Party Region in which the non-enforcing Party did not consent to the Offensive Trademark Infringement Claim, then the remaining recoveries will be awarded to the enforcing Party.

9.10 Confirmatory Trademark Licenses. The Parties shall, if required by Applicable Law, promptly enter into confirmatory license agreements, in a form consistent with the terms of this Agreement, in the form mutually agreed by the Parties, for purposes of recording the licenses granted under this Agreement with applicable trademark offices in the Territory. Any filing costs and any costs of outside counsel or experts required with respect to such recordations shall be shared by the Parties with Arvinas bearing fifty percent (50%) and Pfizer fifty percent (50%).

ARTICLE 10 REPRESENTATIONS AND WARRANTIES

10.1 Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date as follows:

(a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b) Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflict. It is not a party to and shall not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d) No Debarment. Neither it nor any of its or its Affiliates’ employees, agents or independent contractors performing under this Agreement, or in the case of Arvinas, no employee, agent or independent contractor engaged by Arvinas or its Affiliates in the development of Licensed Compound or any Licensed Product prior to the Effective Date, has ever been, or is currently: (i) debarred under 21 U.S.C. § 335a or its equivalents in the Territory; (ii) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (iii) listed in the FDA’s Clinical Investigators – Disqualification Proceedings Database, including for restrictions; or (iv) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a) or its equivalents in the Territory, but has not yet been excluded, debarred, suspended, or otherwise declared ineligible. Each Party further covenants that if, during the Term, it becomes aware that it or any of its or its Affiliates’ employees, agents or independent contractors performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, such Party shall immediately notify the other Party. This provision shall survive termination or expiration of this Agreement.

(e) Anti-Corruption. To its Knowledge, neither it nor any of its Affiliates, or its or their directors, officers, employees, distributors, agents, representatives, sales intermediaries, or other Third Parties acting on behalf of such Party or any of its Affiliates performing under this Agreement:

(i) has taken any action in violation of any applicable Anti-Corruption Laws; or

(ii) has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Government Official, for the purposes of:

(A) influencing any act or decision of any Government Official in his or her official capacity;

(B) inducing such Government Official to do or omit to do any act in violation of his or her lawful duty;

(C) securing any improper advantage; or

(D) inducing such Government Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.

10.2 Representations and Warranties by Arvinas. Except as otherwise set forth in a disclosure schedule on Appendix 10.2, Arvinas hereby represents and warrants to Pfizer, as of the Effective Date, as follows:

(a) Arvinas owns or otherwise Controls the Arvinas Technology existing as of the Effective Date, including the Patents listed on Exhibit A, which are owned by Arvinas free and clear of any encumbrances; provided, however, that the foregoing shall not constitute a representation or warranty of non-infringement of a Third Party’s Intellectual Property. Arvinas has the right to grant the licenses to Pfizer as purported to be granted pursuant to this Agreement;

(b) To Arvinas’ Knowledge, neither the Licensed Products, nor the use of the Licensed Products in the Field in accordance with this Agreement, infringes any Patent rights of any Third Party in the Territory;

(c) The Product Marks, Arvinas’s company name, and company logo are free and clear of any encumbrances and to Arvinas’ Knowledge, do not infringe any Third Party Intellectual Property Rights;

(d) Neither Arvinas nor any of its Affiliates has entered into any agreement granting any right, interest or claim in or to, any Arvinas Patents or Arvinas Know-How, Product Marks, Arvinas’s company name or company logo to any Third Party that would conflict with the licenses to Pfizer as purported to be granted pursuant to this Agreement;

(e) [**].

(f) [**];

(g) There are no pending, and to the Knowledge of Arvinas, there are no threatened, actions, claims, demands, suits, proceedings, arbitrations, grievances, citations, summonses, subpoenas, inquiries or investigations of any nature, civil, criminal, regulatory or otherwise, in law or in equity, against Arvinas or any of its Affiliates or, to the Knowledge of Arvinas, pending or threatened against any Third Party, in each case involving the Arvinas Technology, the Product Marks, Arvinas’ company name or company logo or relating to the transactions contemplated by this Agreement;

(h) To the Knowledge of Arvinas, there are no activities by Third Parties that would constitute infringement or misappropriation of the Arvinas Technology (in the case of pending claims, evaluating them as if issued), or, with respect to any product that is similar or related to or competes with the Licensed Product, the Product Marks, the Arvinas’ company name and Arvinas’ logo;

(i) To the Knowledge of Arvinas, the conception and reduction to practice of any inventions and the use or development of any other Know-How within the Arvinas Technology have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party;

(j) To Arvinas’ Knowledge, all filing, application and renewal fees with respect to the Arvinas Patents have been duly paid, and Arvinas has taken all material steps required for the maintenance and prosecution of the Arvinas Patents in accordance with Applicable Law;

(k) All information provided by Arvinas during pre-contractual due diligence, including all information provided in response to due diligence requests, is complete, truthful, and accurate in all material respects;

(l) Arvinas has implemented, or will implement at least [**] prior to commencing Commercialization activities, a compliance and ethics program consistent with the ‘Compliance Program Guidance for Pharmaceutical Manufacturers’ published by the Office of Inspector General, U.S. Department of Health and Human Services (the “OIG Guidance”) and applicable guidance from the U.S.

Department of Justice containing adequate systems, policies, and procedures for the detection, investigation, documentation, and remediation of any allegations, reports, or findings related to a potential violation of Applicable Law with respect to the products, payments, and services under this Agreement, which shall set out rules governing interactions with HCPs and Government Officials, the engagement of third parties, and where appropriate, conducting due diligence, and the investigation, documentation, and remediation of any allegations, reports, or findings related to a potential violation of Applicable Law;

(m) Arvinas has implemented, or will implement at least [**] prior to commencing Commercialization activities, adequate policies and procedures describing the materials and information that may be distributed or discussed by Arvinas’s employees, contractors, subcontractors, or agents related to the Licensed Products, and the manner in which such persons should handle unsolicited requests for information related to off-label uses of the Licensed Products, which policies and procedures should be designed to ensure compliance with Applicable Laws and regulations;

(n) Arvinas has implemented, or will implement at least [**] prior to commencing Commercialization activities, a system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts with respect to any products, payments, or services provided under this Agreement, and Arvinas regularly, either by itself or through a Third Party auditor, monitors and audits its business activities to ensure compliance with its policies and adequacy of its controls, and to implement remediation in response to identified issues;

(o) There are no judgments or settlements against or owed by Arvinas or any of its Affiliates and no pending litigation, or to its Knowledge, claims that, in each case, have been threatened in writing relating to Arvinas Patents (excluding, for clarity, any Patent prosecution activities), the Product Marks or the Arvinas company name or logo;

(p) Arvinas or its Affiliates have made available to Pfizer (i) all information that Arvinas or its Affiliates have in their possession or otherwise to which Arvinas or its Affiliates have a right of access (e.g. information at Arvinas’s contract research organization) that is material to the safety or efficacy of the Licensed Compounds and Licensed Products and (ii) true and correct copies of the following: (A) all material Regulatory Materials for the Territory (including all INDs); (B) all material correspondence with Governmental Authorities with respect to such Regulatory Materials; (C) all minutes of any material meetings, telephone conferences or discussions with Governmental Authorities with respect to such Regulatory Materials; and (D) all final clinical trial reports, in each case ((A) to (D)), with respect to the Licensed Products and to the extent in existence as of the Effective Date;

(q) Arvinas or its Affiliates are the sole owners of all the Regulatory Materials for the Licensed Compounds and Licensed Products existing as of the Effective Date;

(r) Except as would not be reasonably expected to have a material adverse effect on the Development, Manufacture or Commercialization of Licensed Products, Arvinas or its Affiliates have filed with the relevant Governmental Authorities all required notices, amendments and annual reports, as well as adverse event reports, with respect to the Regulatory Materials for the Licensed Compounds and Licensed Products;

(s) To Arvinas’s Knowledge, there is no pending action or action threatened in writing by relevant Governmental Authorities to place a clinical hold order on, or otherwise terminate or suspend, any of the Regulatory Materials for a Licensed Product in existence as of the Effective Date; and

(t) Arvinas has been provided with a copy of Pfizer’s International Anti-Bribery and Anti-Corruption Principles and has communicated or will communicate such Principles to all Persons acting on Arvinas’s behalf in connection with work for Pfizer under this Agreement, if any, including any agents, contractors, or subcontractors.

10.3 Covenants

(a) At all times during the Term, each Party will maintain its licenses, consents, authorizations or registrations to do business and continue to make any notifications as may be necessary or required by local laws, regulations, policies, or administrative requirements in order to provide the products or services encompassed within this Agreement, and will ensure that providing such products or services under this Agreement will not conflict with any other obligation of such Party.

(b) Each Party agrees, at all times during the Term, to maintain and enforce a compliance and ethics program containing adequate systems, policies, and procedures for the detection, investigation, documentation, and remediation of any allegations, reports, or findings related to a potential violation of Applicable Law with respect to the products, payments, and services under this Agreement. Such policies and procedures should set out rules governing interactions with HCPs and Government Officials, the engagement of Third Parties, and where appropriate, conducting due diligence, and the investigation, documentation, and remediation of any allegations, reports, or findings related to a potential violation of Applicable Law.

(c) Each Party agrees, at all times during the Term, to maintain and enforce adequate policies and procedures describing the materials and information that may be distributed or discussed by such Party’s employees, contractors, subcontractors, or agents related to the Licensed Products, and the manner in which such Persons should handle unsolicited requests for information related to off-label uses of the Licensed Products. Such policies and procedures should be designed to ensure compliance with Applicable Laws and regulations.

(d) Each Party agrees, at all times during the Term, to maintain and enforce a system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts with respect to any products, payments, or services provided under this Agreement, and such Party agrees, during the Term, by itself or a Third Party auditor, to regularly monitor and audit its business activities to ensure compliance with its policies and adequacy of its controls, and to implement remediation in response to identified issues.

(e) Each Party agrees, at all times during the Term, to: (i) maintain truthful and complete documentation supporting, in reasonable detail, the work and activities performed and any expenses incurred in connection with this Agreement; (ii) maintain financial books and records that timely, fairly, accurately, and completely reflect all financial transactions, in accordance with all Applicable Laws, including applicable Anti-Corruption Laws (for example, invoices, reports, statements, books, and other records), and shall maintain such books and records in accordance with Section 8.14.

(f) Each Party agrees, during the Term and for [**] after final payment has been made under this Agreement, to cooperate fully in any audit or in connection with any investigation regarding any potential violations of Applicable Laws, including all applicable Anti-Corruption Laws, in connection with the products, payments, or activities under this Agreement, and to permit the other Party’s external auditors access to any relevant books, documents, papers, and records of the Party involving transactions related to this Agreement.

(g) To the extent required hereunder, each Party shall ensure that it and its agent, contractor, or subcontractor performing activities and services in connection with this Agreement agrees to comply with and be bound by the applicable provisions of this Agreement.

(h) Arvinas agrees to complete and submit to Pfizer, on [**] basis during the Term, a certification in the form set out in Appendix 10.3 (ABAC Compliance Certification).

(i) With respect to the Licensed Products and activities under this Agreement, each Party shall promptly notify the other Party in the event that such first Party becomes aware of a potential violation by the other Party of any Applicable Laws, including any criminal, civil, or administrative laws or regulations.

(j) Each Party shall promptly inform the other Party if such first Party receives any notice or communication from any Governmental Authority with respect any investigation or prosecution relating to any Licensed Products, payments, or activities under this Agreement;

(k) If either Party finds, following an investigation, credible evidence of a Significant Violation by such Party or its Affiliates of any applicable policies and procedures that are designed to ensure compliance with any Applicable Laws, including any criminal, civil, or administrative laws or regulations (an “Occurrence”), such Party shall promptly inform the other Party of the Occurrence and the steps taken by such first Party to remediate the Occurrence, except to the extent that the disclosing Party’s counsel reasonably believes that such a disclosure to the other Party could violate applicable privacy laws or have a significant adverse impact on the disclosing Party’s legal position or defense (including the loss of attorney-client privilege) with respect to any such Occurrence. In the event that Party determines that disclosure could violate applicable privacy laws or have a significant adverse impact on its legal position or defense, Party shall promptly notify the other Party that it is exercising its right not to disclose an Occurrence.

(l) In the event that a Party engages in conduct that may constitute a Significant Violation of an Applicable Law, including an applicable Anti-Corruption Law, or a material breach of any of the above covenants in this Section 10.3, in each case, that could give raise to a termination pursuant to Section 13.2, the other Party may terminate this Agreement pursuant to the terms thereof. Further, the breaching Party will indemnify and hold the other Party harmless from and against any claim, liability, fine, penalty, loss, cost, or damage of any kind, including attorney’s fees, that arises as a result of the Significant Violation or such material breach. The alleged breaching Party shall have an opportunity to cure all other breaches that do not constitute Significant Violation pursuant to Section 13.2, provided such cure shall include diligent investigation of the facts of the breach, appropriate disciplinary and remedial action by the breaching Party up to and including termination of employment or relationship with any person involved in the breach or any relationship obtained through bribery, corruption, or other improper means, and confirmation to the other Party that the breaching Party has taken appropriate action in response to the breach, including any remedial action.

10.4 Other Covenants.

(a) (i) Arvinas covenants and agrees that during the Term, neither it nor its Affiliates shall enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license, or convey its right, title or interest in or to, the Arvinas Technology, in each case, that is in conflict with the rights granted by Arvinas to Pfizer under this Agreement or that would prevent Arvinas or Pfizer from performing its obligations under this Agreement; and (ii) Pfizer covenants and agrees that during the Term, neither it nor its Affiliates shall enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license, or convey its right, title or interest in or to, the Pfizer Background Technology and Pfizer Collaboration Technology, in each case, that is in conflict with the rights granted by Pfizer to Arvinas under this Agreement or that would prevent Arvinas from performing its obligations under this Agreement.

(b) (i) Arvinas will not incur or permit to exist, with respect to any Arvinas Technology, any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other Binding Obligation that conflicts with the licenses and other rights granted to Pfizer or its Affiliates under this Agreement; and (ii) Pfizer will not incur or permit to exist, with respect to any Pfizer Background Technology and Pfizer Collaboration Technology, any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other Binding Obligation that conflicts with the licenses and other rights granted to Arvinas or its Affiliates under this Agreement.

(c) (i) Arvinas will not take any action that diminishes the rights under the Arvinas Technology granted to Pfizer or Pfizer’s Affiliates under this Agreement; and (ii) Pfizer will not take any action that diminishes the rights under the Pfizer Background Technology and Pfizer Collaboration Technology granted to Arvinas or Arvinas’s Affiliates under this Agreement.

(d) During the Term, Arvinas will not amend or otherwise modify [**] or consent or waive rights with respect thereto in any manner that materially adversely affects (i) the rights granted (or that may be granted) to Pfizer or Pfizer’s Affiliates hereunder or (ii) Arvinas’s ability to fully perform its obligations hereunder; and will furnish Pfizer with copies of all written notices received by Arvinas or its Affiliates relating to any alleged breach or default by Arvinas or its Affiliates under [**] within [**] after receipt thereof;

(e) Arvinas will not enter into or otherwise allow itself or its Representatives to be subject to any agreement or arrangement, which limits the ownership or licensed rights of Pfizer or its Affiliates with respect to, or limits the ability of Pfizer or its Affiliates to grant a license, sublicense or access, or provide or provide access or other rights in, to or under, any intellectual property right or material (including any Patent, Know-How or other data or information), in each case, that would, but for such agreement or arrangement, be included in the rights licensed or assigned (or that may be licensed or assigned) to Pfizer or its Affiliates pursuant to this Agreement;

(f) Each Party agrees to comply with all Applicable Laws, including all applicable Anti-Corruption Laws; and each Party has not taken, and will not during the Term, take any action directly or indirectly to (i) offer, promise, provide, or authorize the offer or provision of money or anything of value, in order to improperly or corruptly seek to influence any Government Official or any other person in order to obtain or retain business or any other improper business advantage; (ii) request or accept any such improper payment; or (iii) cause a violation of any applicable Anti-Corruption Law. For example, this includes providing any inducement for such Government Official or person to approve, reimburse, prescribe, or purchase a product, to influence the outcome of a clinical trial, or otherwise to benefit Party’s business activities improperly.

(g) Neither Pfizer nor any of its Affiliates (or any of their respective Sublicensees, employees and contractors), in connection with the exercise of Pfizer’s rights or performance of Pfizer’s obligations under this Agreement, shall knowingly cause Arvinas to be in violation of any applicable U.S. or foreign export control laws and regulations.

10.5 Disclaimer. Arvinas makes no representations or warranties except as set forth in this Article 10 concerning the Arvinas Technology.

10.6 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11 INDEMNIFICATION

11.1 Indemnification by Arvinas. Arvinas shall defend, indemnify, and hold Pfizer, its Affiliates, and each of their respective officers, directors, employees, and agents (the “Pfizer Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation (collectively, “Losses”) incurred by such Pfizer Indemnitees, all to the extent resulting from claims, suits, proceedings or causes of action brought by or on behalf of such Third Party (“Third Party Claims”) against such Pfizer Indemnitee that arise from or are based on: (a) a breach of any of Arvinas’ representations, warranties and obligations under this Agreement; (b) the willful misconduct or grossly negligent acts of Arvinas, its Affiliates, or the officers, directors, employees, or agents of Arvinas or its Affiliates; (c) any violation of Applicable Law by Arvinas, its Affiliates, or the officers, directors, employees, or agents of Arvinas or its Affiliates; (d) Arvinas’s indemnification obligations pursuant to Section 9.9(f) or 10.3(l); or (e) conduct of any Commercialization and Medical Affairs Activities by Arvinas or any Arvinas Indemnitees with respect to a Licensed Product in a Single Party Region where Arvinas is the Single Commercialization Party, excluding, in each case ((a), (b), (c), (d) and (e)), any damages or other amounts for which Pfizer has an obligation to indemnify any Arvinas Indemnitee pursuant to Section 11.2.

11.2 Indemnification by Pfizer. Pfizer shall defend, indemnify, and hold Arvinas, its Affiliates, and each of their respective officers, directors, employees, and agents, (the “Arvinas Indemnitees”) harmless from and against any and all Losses incurred by such Arvinas Indemnitees, all to the extent resulting from any Third Party Claims against such Arvinas Indemnitee that arise from or are based on: (a) a breach of any of Pfizer’s representations, warranties, and obligations under this Agreement; (b) the willful misconduct or grossly negligent acts of Pfizer or its Affiliates, or the officers, directors, employees, or agents of Pfizer or its Affiliates; (c) any violation of Applicable Law by Pfizer, its Affiliates, or the officers, directors, employees, or agents of Pfizer or its Affiliates; (d) Pfizer’s indemnification obligations pursuant to Section 9.9(f) or 10.3(l); or (e) conduct of any Commercialization and Medical Affairs Activities by Pfizer or any Pfizer Indemnitees with respect to a Licensed Product in a Single Party Region where Pfizer is the Single Commercialization Party, excluding, in each case ((a), (b), (c), (d) and (e)), any damages or other amounts for which Arvinas has an obligation to indemnify any Pfizer Indemnitee pursuant to Section 11.1.

11.3 Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”). The Indemnifying Party’s obligation to defend, indemnify, and hold harmless pursuant to Sections 11.1 or 11.2, as applicable, shall be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in prejudice to the Indemnifying Party. At its option, the Indemnifying Party may assume the defense of any Claim for which indemnity is being sought by giving written notice to the Indemnified Party within [**] after receipt of the notice of the Claim. The assumption of defense of the Claim shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor shall it constitute waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, that the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not admit liability or settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, unless the settlement involves only the payment of money. The Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnified Party reserves any right it may have under this Article 12 to obtain indemnification from the Indemnified Party.

11.4 Certain Third Party Claims Related to Licensed Products in the Territory. The Parties shall share in any Shared Program Damages. With respect to any Shared Program Damages incurred by a Party (or any of its Indemnified Persons) during the Term, such Shared Program Damages shall be deemed to constitute (and shall be included in) Joint Development Costs or Joint Commercialization Costs, as applicable (and the Parties shall cooperate in good faith to allocate such amount(s) to the appropriate cost category). After the Term, any Shared Program Damages shall continue to be shared with fifty percent (50%) borne by Pfizer and fifty percent (50%) borne by Arvinas and the Party (or any of its Indemnified Persons) that has incurred such Shared Program Damages shall be reimbursed by the other Party of fifty percent (50%) of such Shared Program Damages no later than [**] after receipt of reasonable documentation evidencing such amounts. If either Party receives notice of a Third Party Claim that arises from or is based on any Shared Program Activities, such Party shall inform the other Party in writing as soon as reasonably practicable, and the Parties shall discuss a strategy on how to defend against such Third Party claim.

11.5 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY TORT CLAIMS ARISING HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 11.1, 11.2 OR 11.4, (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 12, OR (C) DAMAGES AVAILABLE IN THE CASE OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.

11.6 Insurance.

(a) Each Party shall maintain, at its own expense, insurance (or a program of self-insurance) to cover such Party’s obligations under this Agreement. Each Party shall, at a minimum, maintain the insurance coverage specified in Section 11.6(b). To the extent a Party elects to seek a Third Party insurance, the following shall apply: (i) Such insurance policies shall be primary and non-contributing, including any deductibles, with respect to any other similar insurance policies available to the other Party or its Affiliates, and shall be maintained with an insurance company or companies having an A.M. Best’s rating (or its equivalent) of A-VII or better; (ii) such Party shall provide the other Party with written evidence of such insurance upon the other Party’s request; (iii) such Party shall provide the other with written notice of any expiration, cancellation, non-renewal or material change in accordance with policy provisions in such insurance, in each case, which materially adversely affects the rights of the other Party hereunder; (iv) the insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, such Party shall maintain the insurance coverage for a term of [**] after the termination or expiration of this Agreement, or when the last Clinical Trial subject receives treatment in connection with the Clinical Trial, including any treatment received after Clinical Trial completion, but not for less than the statute of limitations in the state or location where the Clinical Trial will be conducted; and (iv) such insurance shall name the other Party and its Affiliates as additional insured under the commercial general liability policy and provide a waiver of subrogation in favor of the other Party and its Affiliates. It is understood that any insurance obtained by a Party under this Section 11.6 shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11.

(b) Each Party shall maintain (i) commercial general liability (including contractual liability) insurance (or a program of self-insurance) covering bodily injury and property damage arising out of a Party’s obligations under this Agreement, for limits no less than [**] dollars ($[**]) per occurrence and [**] dollars ($[**]) in the aggregate; (ii) product liability insurance (or a program of self-insurance), including excess coverage, relating to Licensed Compound and a Licensed Product under this Agreement for limits of not less than (a) [**] dollars ($[**]) per occurrence for Development at all times during which any Licensed Product is being clinically tested in human subjects; (b) [**] dollars ($[**]) per occurrence for Commercialization at all times during which any Licensed Product is commercially distributed or sold; (iii) workers’ compensation coverage (or a program of self-insurance) for limits in accordance with statutory limits and employers liability limits of not less than [**] dollars ($[**]); and (v) automobile liability coverage (including hired and non-owned auto) (or a program of self-insurance) for limits of not less than [**] dollars ($[**]).

ARTICLE 12 CONFIDENTIALITY

12.1 Non-Use and Non-Disclosure. Subject to the remainder of this Article 12, during the Term and for [**] thereafter, a Receiving Party shall (a) treat Confidential Information provided by Disclosing Party as it would treat its own information of a similar nature and, in any event, with no less than a reasonable degree of care, (b) not disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, other than to its Affiliates, directors, officers, employees, consultants, subcontractors or agents on a need-to-know basis only and who are subject to written obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party set forth herein, and (c) not use such Confidential Information other than for fulfilling its obligations or exploit its licenses and other rights under this Agreement. Each Party will ensure that such Party’s Affiliates, directors, officers, employees, consultants, subcontractors or agents comply with these obligations. Each Party will notify the other Party promptly on discovery of any unauthorized use or disclosure of the other’s Confidential Information.

12.2 Permitted Disclosure. Notwithstanding the obligation of non-use and non-disclosure set forth in Section 12.1, the Parties recognize the need for certain exceptions to this obligation, specifically set forth below in this Section 12.2, and in Sections 12.3, 12.4 and 12.5. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such disclosure is:

(a) made in response to a valid order of a court or other Governmental Authority; provided that the Receiving Party shall, to the extent permitted by Applicable Law, first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity, at the Disclosing Party’s expense, to quash such order or to obtain a protective order or confidential treatment; and provided further that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(b) to the extent necessary to exercise the rights granted to or retained by the Receiving Party, or perform obligations, under this Agreement, including in obtaining or enforcing a Patent in accordance with this Agreement, prosecuting or defending litigation, responding to an investigation by a Governmental Authority, or otherwise establishing rights or enforcing obligations under this Agreement, submitting Regulatory Materials to Regulatory Authorities with respect to Licensed Products in accordance with this Agreement, or conducting Development with respect to Licensed Products in accordance with this Agreement; or

(c) made by the Receiving Party to its attorneys, auditors, advisors, consultants, contractors, existing or prospective collaboration partners, licensees, or Sublicensees, existing or prospective investors or acquirers, prospective financing sources, or other Third Parties as may be necessary in connection with a financing or acquisition activities, or useful in connection with Exploitation of the Licensed Compounds or Licensed Products as contemplated by this Agreement (including disclosure to existing or prospective investors in connection with a Party’s projected revenues based on each Party’s sales forecasts) or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided that such Persons shall be subject to commercially reasonable obligations of confidentiality and non-use with respect to such Confidential Information.

12.3 Commercial Considerations.

(a) A Party may disclose Confidential Information of the other Party to the extent that such Confidential Information is required to be disclosed by such Party to comply with Applicable Law, including the rules and regulations of the SEC (or equivalent foreign agency) or a securities exchange on which its or its Affiliate’s securities are listed (or to which an application for listing has been submitted); provided that, to the extent practicable and not prohibited by Applicable Law, the Disclosing Party shall provide prior written notice and a draft of such disclosure to the Receiving Party, as soon as practicable in advance of such disclosure to provide the Receiving Party the opportunity to review and comment and shall specify to the Receiving Party when its comments need to be provided in order to be considered. The Receiving Party shall provide any comments as soon as practicable, and the Disclosing Party shall consider in good faith any timely comments provided by the Receiving Party; provided that the Disclosing Party (i) may or may not accept such comments in its sole discretion, (ii) discloses such Confidential Information only to the extent reasonably necessary to do so, and (iii) to the extent practicable, takes (or causes to be taken) all reasonable and lawful actions to avoid and minimize the extent of such disclosure. Notwithstanding anything to the contrary in this Article 12, Arvinas may disclose in accordance with this Section 12.3(a) the achievement of any milestone event under this Agreement (including the nature of any such milestone event) or any milestone and profit share payment pursuant to a press release, SEC filing or other similar disclosure.

(b) In addition, either or both Parties may be obligated to make a filing or disclosure of a copy of this Agreement or one or more of the Ancillary Agreements (in each case, including any subsequent amendments thereto) with the SEC (or equivalent foreign agency) or a Governmental Authority, and each Party shall be entitled to make such a required filing or disclosure; provided that, to the extent not prohibited by Applicable Law, prior to making any such filing or disclosure, such Party shall provide a draft of this Agreement or such Ancillary Agreements (in each case, or amendments thereto, as applicable) to the other Party as soon as practicable in advance of such filing or disclosure to provide the other Party the opportunity to review and comment and shall specify to the Receiving Party when its comments need to be provided in order to be considered. The Receiving Party shall provide any comments as soon as practicable, and the Disclosing Party shall consider in good faith any timely comments provided by the Receiving Party; provided that the Disclosing Party may or may not accept such comments in its sole discretion. Each Party shall be responsible for its own legal and other external costs in connection with any such filing or disclosure pursuant to this Section 12.3(b).

12.4 Press Releases; Further Publicity and Communications Alignment.

(a) Press Releases. Promptly following the Effective Date, the Parties shall issue a mutually agreed press release announcing the existence and selected key terms of this Agreement and the Stock Purchase Agreement, in a form substantially similar to the attached Appendix 12.4(a) (the “Initial Press Release”).

(b) Additional Press Releases and Public Disclosure. Following the Effective Date and the issuance of the Initial Press Release, except as otherwise set forth in Sections 12.2, 12.3, 12.4(d) and 12.5, if either Party or any of its Affiliates desires to make a press release or other similar public announcement concerning the material terms of this Agreement or any activities under this Agreement (including achievements of Regulatory Approvals or material clinical results for the Licensed Products) such Party shall give reasonable prior advance notice of the proposed text of such press release or announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, except that in the case of a public disclosure or governmental filing required by Applicable Law (including requirements by the SEC (or foreign equivalent)), the Disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. A Party commenting on a proposed press release or announcement shall provide its comments, if any, within [**] after receiving the press release for review. In relation to a Party’s review of such a proposed press release or announcement, the Party may make specific, reasonable comments on such proposed press release or announcement within the prescribed time for commentary, but shall not withhold its approval to disclosure of any information that is required by Applicable Law to be disclosed.

(c) Communications Alignment. To ensure communications alignment, the Parties shall periodically meet and discuss and keep the other Party reasonably informed of their communications plans and strategies related to the activities contemplated by this Agreement. In addition, any responses to inquiries by media or other Third Parties after issuance of a press release by either Party (solely or jointly with the other Party) pursuant to this Section 12.4 shall consist solely of the language in such press release and otherwise follow response guidelines, if any, that may be mutually developed by the Parties, except to the extent additional or varying disclosure is (A) required by a Regulatory Authority, including the SEC (or foreign equivalent) to comply with either Party’s disclosure obligations as a public company or (B) permitted in accordance with Sections 12.2, 12.3, 12.4(d) and 12.5.

(d) Further Disclosures. In addition, the Parties agree that after (i) a permitted disclosure in accordance with Section 12.2, (ii) the issuance of a press release (including the Initial Press Release by each Party) in accordance with Sections 12.4(a) or 12.4(b) or (iii) a publication in accordance with Section 12.5, a Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information remains true, correct, and the most current information with respect to the subject matters set forth therein and would not reasonably be expected to adversely impact the other Party.

12.5 Publications. The following restrictions shall apply with respect to disclosure by any Party of Confidential Information in any publication or presentation:

(a) both Parties acknowledge that it is their policy for the studies and results thereof to be registered and published in accordance with their internal guidelines; and

(b) a Party (“Publishing Party”) shall provide the other Party with a copy of any proposed material publication or presentation at least [**] (or [**] in the case of a manuscript) prior to submission for publication so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and if such other Party notifies (“Publishing Notice”) the Publishing Party in writing, within such [**] period (or [**] period in the case of a manuscript) after receipt of the copy of the proposed publication, presentation, or manuscript, that such publication or presentation in its reasonable judgment (i) contains an invention, solely or jointly conceived or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than [**] from the date of the Publishing Notice.

12.6 Use of Names. Following the issuance of the Initial Press Release, each Party shall have the right to use the other Party’s name and logo in presentations, its website, collateral materials, investor and analyst presentations and corporate overviews to describe the collaboration relationship, as well as in taglines of press releases issued pursuant to this Article 12 and pursuant to Section 9.9(f); provided, that neither Party shall use the other Party’s corporate name in such manner that the distinctiveness, reputation, and validity of any trademarks and corporate or trade names of such other Party shall not be impaired, and consistent with best practices used by such other Party for its other collaborators.

12.7 Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the Receiving Party and the Disclosing Party shall have the right to assert such protections and privileges. Notwithstanding the foregoing, nothing in this Section 12.7 shall apply with respect to a dispute between the Parties (including their respective Affiliates).

ARTICLE 13 TERM AND TERMINATION

13.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall expire, on a Licensed Product-by-Licensed Product, and country-by-country basis, until the date on which such Licensed Product is no longer Commercialized or Developed for Commercialization in such county (the “Term”).

13.2 Termination for Breach.

(a) In addition to any other remedies conferred by this Agreement or by Applicable Law or in equity, and Subject to Section 13.2(b), either Party (the “Non-Breaching Party”) shall have the right to terminate this Agreement upon written notice to the other Party (the “Breaching Party”) if the Breaching Party materially breaches its obligations under this Agreement [**], and, after receiving written notice from the Non-Breaching Party identifying such material breach by the Breaching Party in reasonable detail, fails to cure such material breach within [**] from the date of such notice.

(b) If the alleged Breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the Non-Breaching Party in accordance with Section 13.2(a), and the alleged Breaching Party provides the Non-Breaching Party notice of such dispute within such [**] as set forth in Section 13.2(a), as applicable, then the Non-Breaching Party shall not have the right to terminate this Agreement under Section 13.2(a) unless and until an arbitrator, in accordance with Article 14, has determined that the alleged Breaching Party has materially breached this Agreement and that the Breaching Party fails to cure such breach within [**] following such arbitrator’s decision (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [**] following such arbitrator’s decision). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

13.3 Termination for Insolvency. If, at any time during the Term (i) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the U.S. (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within [**] after the commencement thereof, (ii) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (iii) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (iv) a receiver or custodian is appointed for either Party’s business, or (v) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((i), (ii), (iii), (iv) or (v)), the other Party may terminate this Agreement in its entirety upon written notice to the other Party.

13.4 Termination by Pfizer for Convenience. Pfizer may terminate this Agreement on a Region-by-Region basis for any Region (each, a “Terminated Region”), or in its entirety, in each case, upon (a) [**] prior written notice to Arvinas if such notice is given prior to the first Regulatory Approval of any Licensed Product, or (b) [**] prior written notice to Arvinas if such notice is given on or after the first Regulatory Approval of any Licensed Product.

13.5 Termination by Mutual Agreement. This Agreement may be terminated by mutual agreement of the Parties.

13.6 Effects of Termination of this Agreement.

(a) Termination in its Entirety. Upon termination of this Agreement for any reason, with respect to a Licensed Product, any rights granted to Pfizer shall revert to Arvinas (each, a “Reversion Product”), and the following shall apply with respect to any Reversion Product (in addition to any other rights and obligations under this Article 13 or otherwise under this Agreement with respect to such termination):

(i) Licenses. The licenses and rights granted to Pfizer in Sections 3.4(e)(i), 4.1(e)(i), 7.1, and 9.9 shall terminate with respect to such Reversion Product except that limited license rights shall remain in effect with respect to such Reversion Product solely for the limited purpose of allowing Pfizer to perform its other obligations under this Section 13.6(a)(i). The licenses granted to Arvinas pursuant to Sections 3.4(e)(i), 7.2, and 9.9 shall continue, solely with respect to such data and Intellectual Property referenced therein existing as of the effective date of the termination (including, for clarity, any later filed Patent claiming priority, in whole or in part, directly or indirectly, to such Patent existing prior to the termination), and solely to the extent necessary for the Exploitation of the Reversion Product by Arvinas.

(ii) Cessation of Activities. Pfizer shall, and shall cause its Affiliates and Sublicensees to cease any Development, Manufacturing and Commercialization of any Reversion Product except as otherwise permitted pursuant to this Agreement.

(iii) Regulatory Materials. Effective on the effective date of termination for such Reversion Product, Pfizer hereby assigns to Arvinas or its designee all Regulatory Materials, Regulatory Approvals, Pricing and Reimbursement Approvals and Pricing and Reimbursement Approvals, copies of material correspondence and conversation logs, pre-clinical and clinical study reports, clinical study protocols, and all data (in the format in which is maintained by Pfizer), in each case, that are related to the Reversion Product and Controlled by Pfizer or its Affiliates. Pfizer shall take all steps necessary to transfer to Arvinas or its designee ownership of all such assigned Regulatory Materials, Regulatory Approvals and Pricing and Reimbursement Approvals, including submitting to each applicable Regulatory Authority a letter or other necessary documentation (with a copy to Arvinas) notifying such Regulatory Authority of the transfer of such ownership of each Regulatory Material, Regulatory Approval and Pricing and Reimbursement Approval. If it is not feasible under Applicable Law for Pfizer to transfer to Arvinas any such Regulatory Materials, Regulatory Approvals, and Pricing and Reimbursement Approvals, Pfizer shall hold such Regulatory Materials, Regulatory Approvals, and Pricing and Reimbursement Approvals in its name for the benefit of Arvinas and shall grant, and hereby does grant to Arvinas an exclusive, royalty-free license and right of reference to use such Regulatory Materials, Regulatory Approvals, and Pricing and Reimbursement Approvals in connection with Exploitation of the Reversion Product and authorize Arvinas or its designee to conduct regulatory activities with appliable Regulatory Authorities relating to such Regulatory Materials, Regulatory Approvals, and Pricing and Reimbursement Approvals.

(iv) Conduct During Termination Notice Period. Following any notice of termination permitted under this Article 13 other than any termination pursuant to Section 13.3, during any applicable termination notice period (the applicable “Termination Notice Period”), each Party shall continue to perform all of its obligations under this Agreement, including performing all activities allocated to it pursuant to the Joint Development Plan, Joint Commercialization Plan and Joint Medical Affairs Plan, respectively, then in effect in accordance with the terms and conditions of this Agreement. In such circumstances, each Party shall also continue to bear its share of all Joint Development Costs and Joint Commercialization Costs, as applicable, incurred during the Termination Notice Period.

(v) Transition Agreement. In connection with the termination of this Agreement in its entirety or with respect to one or more Reversion Products, the Parties shall enter into a written agreement (the “Transition Agreement”) that would include other reasonable terms and conditions, including terms allocating costs and expenses, describing the Parties’ indemnification obligations, setting forth the Parties’ obligations with respect to unauthorized sales, and setting forth other coordination obligations. If, despite such efforts, the Parties are unable to agree upon such terms and conditions within [**] from the effective date of the termination, either Party may refer the dispute for resolution by arbitration in accordance with Section 14.2, and the arbitrator shall have the authority to require the Parties to execute a Transition Agreement in the form approved by the arbitrator. Notwithstanding the foregoing, the Parties agree that the Transition Agreement shall include the following:

(A) Know-How Transfer Support. Pfizer shall, [**], provide reasonable consultation and assistance for a period of no more than [**] for the purpose of disclosing and providing to Arvinas, all Pfizer Collaboration Know-How not already in Arvinas’ possession that is relevant to the applicable Reversion Product(s).

(B) Assignment of Contracts. At Arvinas’ request, Pfizer shall disclose and assign to Arvinas, all then-existing commercial arrangements between Pfizer or its Affiliates on the one hand, and a Third Party on the other hand, to the extent relating solely and specifically to the Reversion Products and reasonably necessary or useful for Arvinas to commence or continue Developing, Manufacturing or Commercializing the Reversion Product. The foregoing shall include assigning, upon request of Arvinas, any agreements with Third Party suppliers or vendors, including Clinical Trial agreements, Manufacturing agreements and distribution agreements, to the extent they solely and specifically cover the supply or sale of Reversion Products. If any such contract between Pfizer or any of its Affiliates and a Third Party is not assignable to Arvinas (whether by such contract’s terms or because such contract does not relate solely and specifically to the applicable Reversion Products) but is otherwise reasonably necessary or useful for Arvinas to commence or continue researching, Developing, Manufacturing, or Commercializing Reversion Products, then Pfizer shall reasonably cooperate with Arvinas in Arvinas’ efforts to obtain from such Third Party the assignment of such contract or of that portion of such contract that solely and specifically relates to the applicable Reversion Products.

(C) Supply Obligations. Unless and until the necessary Third Party Manufacturing agreements are assigned to Arvinas pursuant to the preceding sentences, the Transition Agreement shall, to the extent allowable under such agreements, assign to Arvinas or its Affiliates the portion of Pfizer’s agreement(s) with its Third Party manufacturing provider related to the Reversion Product(s), or alternatively, use Commercially Reasonable Efforts to facilitate Arvinas’ entering into a direct supply agreement with such Third Party manufacturing provider of the Reversion Product(s) on comparable terms to those between Pfizer and such Third Party manufacturing provider (in each case assuming Pfizer is then obtaining supply of Reversion Products from a Third Party manufacturing provider). Notwithstanding the foregoing, if Pfizer or any of its Affiliates Manufactures the Reversion Products (and thus there are no such Third Party Manufacturing agreements to assign), Pfizer shall and where applicable, cause its Affiliate to, supply such bulk finished Reversion Product, as applicable, to Arvinas for a reasonable period (not to exceed [**]) to enable Arvinas to establish an alternate, validated source of supply for the applicable Reversion Products. The cost to Arvinas for such supply shall be Pfizer’s Manufacturing Cost for such Reversion Products. Without limiting the foregoing, in either case Arvinas shall additionally have the right to immediately have Pfizer commence the transfer of the Manufacturing process for such Reversion Product(s) to Arvinas or its designee.

(D) Promotional Materials. Pfizer shall assign and transfer to Arvinas or its designee all of Pfizer’s rights, title, and interests in and to any promotional materials, training materials, medical education materials, packaging and labeling, and all other literature, information or similar materials related to the Reversion Products and copyrights and any registrations for the foregoing.

(vi) Appointment as Exclusive Distributor. If Pfizer is Commercializing any Reversion Products as of the applicable effective date of termination, then, without limiting Arvinas’ right to request a transfer of any agreement between Pfizer or its Affiliates and any Distributor with respect to distribution of such Reversion Product pursuant to Section 13.6(a)(v)(B), at Arvinas’ election (in its sole discretion) on a country-by-country basis and at Arvinas’ expense, until such time as all Regulatory Approvals with respect to such Reversion Products in such country have been assigned and transferred to Arvinas, Pfizer will appoint Arvinas or its designee as its exclusive distributor of such Reversion Products in such country and grant Arvinas or its designee the right to appoint sub-distributors, to the extent not prohibited by any written agreement between Pfizer or any of its Affiliates and such Distributor.

(vii) Third-Party Agreements. To the extent that any payments would be owed by Pfizer to any Third Parties (including royalties, milestones and other amounts) under any Third Party agreements that are applicable to the grant to Arvinas of any (sub)license, right of reference or other right provided in this Section 13.6 or the Transition Agreement, or that are applicable to the exercise by Arvinas or any of its Affiliates or Sublicensees of any sublicense or other right with respect thereto, Pfizer shall notify Arvinas of the existence and anticipated amounts of such payments and Arvinas shall have the right either to decline such (sub)license, right of reference or other right provided in this Section 13.6 or the Transition Agreement or to take the same, in which case Arvinas agrees to comply with any obligations under such agreements of Pfizer that apply to Arvinas and of which Arvinas was informed by Pfizer and to make such payments.

(viii) Ongoing Clinical Trials.

(A) Transfer to Arvinas. In connection with the termination of this Agreement with respect to one or more Reversion Product(s), if, as of the effective date of termination, Pfizer or its Affiliates are conducting any Clinical Trials for a Reversion Product, then, at Arvinas’ election on a Clinical Trial-by-Clinical Trial basis, Pfizer shall fully cooperate, and shall ensure that its Affiliates fully cooperate, with Arvinas to transfer the conduct of such Clinical Trial to Arvinas or its designees. Arvinas shall assume any and all liability for the conduct of such transferred Clinical Trial for such Reversion Product after the effective date of such transfer (except to the extent arising prior to the transfer date or from any willful misconduct or negligent act or omission by Pfizer, its Affiliates or their respective employees, agents and contractors); provided that the Parties shall bear the costs of completing such ongoing Clinical Trial in accordance with their respective share of Joint Development Costs for such Clinical Trial in accordance with the Joint Development Plan and Joint Development Budget existing as of the effective date of the termination. In addition, Pfizer shall, [**], provide such knowledge transfer and other training to Arvinas or its designated Affiliate or Third Party as reasonably necessary for Arvinas or such designated Affiliate or Third Party to continue such Clinical Trial for such Reversion Product.

(B) Wind-Down. If Arvinas does not elect to assume control of any such Clinical Trials for a Reversion Product, then Pfizer shall, in accordance with accepted pharmaceutical industry norms and ethical practices, wind-down the conduct of any such Clinical Trial in an orderly manner. Any costs and expenses associated with such wind-down will be Joint Development Costs.

(ix) Payment to Pfizer.

(A) In the event such termination of this Agreement in its entirety is by Pfizer pursuant to Section 13.2, then, Arvinas shall pay to Pfizer an amount [**] as agreed by the Parties or as determined in accordance with subclause (b) below. In the event the Parties are unable to agree on [**] within [**] following the effective date of termination pursuant to Section 13.2, each Party will provide the other Party with their determination of the [**] any applicable supporting materials. The Parties shall use good faith efforts to negotiate and agree on [**] within [**] following receipt of the other Party’s [**]. If the difference between the [**] is [**] percent ([**] shall be the average of [**]. If, following the [**] following receipt of the other Party’s [**] the Parties are unable to agree on [**] and the difference is more than [**] percent ([**]%), then within an additional [**] each Party shall select an independent investment bank of international repute and these two banks will select a third independent Third Party of international repute (the “Deciding Bank”). Following such selection of the Deciding Bank, each Party will supply the Deciding Bank with their final determination of the [**] and any applicable supporting materials necessary for the Deciding Bank. The Deciding Bank will be informed that [**] provided by the two Parties is [**]. The cash flows will be independent of any economic or other transaction terms contained within the Agreement. The Deciding Bank will have [**] to determine which of the [**] is more appropriate. Such determination of [**] shall be final and Arvinas shall pay to Pfizer an amount equal to [**] in accordance with Section 13.6(a)(ix)(B) below.

(B) Arvinas shall pay such amount as set forth in Section 13.6(a)(ix)(A) above, at Arvinas’ election, either: (i) within [**] after such determination [**], or (ii) as [**] payments, with the [**] payment payable within [**] after such determination and the other [**] payments payable on, respectively, the [**].

(C) In addition, if the uncured material breach of this Agreement (other than [**]) by Arvinas giving rise to Pfizer’s right to terminate this Agreement in its entirety pursuant to Section 13.2 (taking into account Section 13.2(b)) occurred [**], Arvinas will pay to Pfizer an amount equal to [**] within [**] of the effective date of the termination of this Agreement.

(x) Remaining Inventories. Pfizer shall be entitled, during the [**] following the effective date of termination of this Agreement with respect to a Reversion Product, to finish any work-in-progress and to sell any inventory of such Reversion Product and shall pay Arvinas the amounts applicable to such sales of such Reversion Product in accordance with the terms and conditions of this Agreement. Thereafter, Pfizer shall cease selling any such Reversion Product, and Arvinas shall have the right, in its sole discretion and upon written notification to Pfizer, to purchase from Pfizer any or all of the inventory of such Reversion Product held by Pfizer as of the date of such notice solely for distribution in the at a price equal to [**] Reversion Products.

(xi) Existing Joint Development Budget. Unless this Agreement is terminated by Pfizer pursuant to Section 13.2 or Section 13.3, Pfizer shall continue to be responsible for its share of the Joint Development Costs set forth in the then-existing, including its share of the budgeted Joint Development Costs for the Clinical Trial(s) set forth in the then-existing Joint Development Plan.

(b) Termination of this Agreement in Terminated Regions. If this Agreement is terminated pursuant to Section 13.4 with respect to a Terminated Region, then, (i) this Agreement shall continue to be in full force and effect with respect to other countries and Regions in the Territory other than the Terminated Region, (ii) the Licensed Product in such Terminated Region existing as of such termination shall be deemed as a Reversion Product, and shall no longer be deemed as a Licensed Product for purposes of this Agreement for countries outside the Terminated Region, and (iii) the provisions set forth in Section 13.6(a), to the extent applicable, shall apply, mutatis mutandis, solely with respect to such Reversion Product in such Terminated Region.

13.7 Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

13.8 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Arvinas and Pfizer are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party.

13.9 Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement in its entirety: Article 1, Section 3.4(e), Section 7.4, Sections 8.9 to 8.12, 8.15 and 8.17 (in each case, to the extent applicable to any payment due after expiration or termination of this Agreement), Section 8.14, Section 9.1(a), Article 11 (except for Section 11.6), Article 12, Sections 13.6 to 13.8, this Section 13.9, Article 14, and Article 15. For any surviving provisions requiring action or decision by a Committee, each Party shall appoint representatives to act as its Committee members. All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect. If this Agreement is terminated with respect to one or more Reversion Products but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to such Reversion Products (to the extent they would survive and apply in the event this Agreement expires or is terminated in its entirety), and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the applicable Reversion Products and be of no further force and effect.

ARTICLE 14 DISPUTE RESOLUTION

14.1 Disputes. Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement (including an Arbitration Matter), such dispute shall be referred to the respective Executive Officers for good faith negotiations attempting to resolve the dispute.

14.2 Arbitration. Except as otherwise expressly set forth in this Agreement, should the Parties fail to agree within [**] after such dispute has first arisen, it shall be finally settled by arbitration in accordance with the Rules of American Arbitration Association (“AAA”) as in force at the time when initiating the arbitration. The tribunal shall consist of three (3) arbitrators. The place of arbitration shall be New York City, New York, US and the arbitration shall be governed by the Laws of the State of New York. The language to be used shall be English. Documents submitted in the arbitration (the originals of which are not in English) shall be submitted together with an English translation.

(a) Arbitrators.

(i) Each Party shall nominate one arbitrator who are retired judges, attorneys or those with applicable experience in the relevant area (i.e. safety with respect to Recalls) with at least [**] of relevant experience in the pharmaceutical or biotechnology industry, each of whom shall be impartial and independent. Should the claimant fail to appoint an arbitrator in the request for arbitration within [**] of being requested to do so, or if the respondent should fail to appoint an arbitrator in its answer to the request for arbitration within [**] of being requested to do so, the other Party shall request the AAA to make such appointment.

(ii) The arbitrators nominated by the Parties shall, within [**] from the appointment of the arbitrator nominated in the answer to the request for arbitration, and after consultation with the Parties, agree and appoint a third arbitrator, who shall act as a chairman of the three arbitrator committee (the “Arbitral Tribunal”). Should such procedure not result in an appointment within the [**] time period set forth in Section 14.2(a)(i), either Party shall be free to request the AAA to appoint the third arbitrator.

(iii) Where there is more than one (1) claimant or more than one (1) respondent, the multiple claimants or respondents shall jointly appoint one (1) arbitrator.

(iv) If any Party-appointed arbitrator or the third arbitrator resigns or ceases to be able to act, a replacement shall be appointed in accordance with the arrangements provided for in this clause.

(b) Decisions; Timing of Decisions.

(i) The arbitrators shall render a written opinion setting forth findings of fact and conclusions of law with the reason therefor stated, within no later than [**] from the date on which the arbitrators were appointed to the dispute. A transcript of the evidence adduced at the arbitration hearing shall be made and, upon request, shall be made available to each Party.

(ii) The time periods set forth in the AAA Arbitration Rules shall be followed; provided, however, that the arbitrators may modify such time periods as reasonably necessary to render a written opinion in accordance with this Section 14.2(b).

(iii) The Arbitrator is empowered to award any remedy allowed by law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief.

(iv) This arbitration agreement does not preclude either Party seeking conservatory or interim measures from any court of competent jurisdiction including, without limitation, the courts having jurisdiction by reason of either Party’s domicile. Conservatory or interim measures sought by either Party in any one or more jurisdictions shall not preclude the Arbitral Tribunal granting conservatory or interim measures. Conservatory or interim measures sought by either Party before the Arbitral Tribunal shall not preclude any court of competent jurisdiction granting conservatory or interim measures.

(v) In the event that any such dispute shall arise which is not clearly provided for in this Section 14.2(b), the matter shall be resolved in accordance with the AAA Arbitration Rules.

(vi) Any arbitration proceeding hereunder shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Law or in a proceeding to enforce the results of the arbitration, neither Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

(vii) Notwithstanding anything to the contrary in this Agreement, any and all issues regarding the scope, construction, validity or enforceability of any Patent shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patent in question.

(viii) Notwithstanding anything to the contrary in this Agreement, any and all issues regarding a breach or alleged breach of a Party’s obligations under Article 13 (Confidentiality) shall be determined in a court of competent jurisdiction under the laws of the State of New York, with express exclusion of its conflict of laws principles.

(ix) Fees, costs and expenses of arbitration are to be divided by the Parties in the following manner: Arvinas shall pay for the arbitrator it chooses; Pfizer shall pay for the arbitrator it chooses; and the Parties shall share payment equally for the third arbitrator.

14.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflict of laws principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

14.4 Award. Any award to be paid by one Party to the other Party as determined by the arbitrators as set forth above under Section 14.2 shall be promptly paid in U.S. dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 14, and agrees that, subject to the U.S. Federal Arbitration Act, 9 U.S.C. §§ 1-16, judgment may be entered upon the final award in the Federal District Court for the State of New York and that other courts may award full faith and credit to such judgment in order to enforce such award. The award shall include interest from the date of any damages incurred for breach of this Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator.

14.5 Injunctive Relief; Remedy for Breach of Exclusivity. Nothing in this Article 14 shall preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Therefore, in addition to its rights and remedies otherwise available at law, including the recovery of damages for breach of this Agreement, such Non-Breaching Party shall be entitled to seek (a) equitable relief, specifically including, but not limited to, both interim and permanent restraining orders and injunctions and (b) such other and further equitable relief as the court may deem proper under the circumstances. For the avoidance of doubt, nothing in this Section 14.5 shall otherwise limit a Breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 13.2.

14.6 Confidentiality. The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

14.7 Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

14.8 Jurisdiction. For the purposes of this Article 14, the Parties acknowledge their diversity (Pfizer having a principal place of business in the State of New York and Arvinas having its principal place of business in the State of Connecticut), and except as provided in Section 14.9, agree to accept the jurisdiction of any United States District Court located in New York for the purposes of enforcing or appealing any awards entered pursuant to this Article 14 and for enforcing the agreements reflected in this Article 14 and agree not to commence any action, suit or proceeding related thereto except in such courts.

14.9 Patent and Trademark Disputes. Notwithstanding Section 14.2, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Arvinas Patents, Collaboration Patents, Joint Collaboration Patents, Pfizer Background Patents, Product Marks covering the manufacture, use, importation, offer for sale or sale of Licensed Products shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

ARTICLE 15 MISCELLANEOUS

15.1 Entire Agreement; Amendment. This Agreement, including the Exhibits and Appendices hereto, and the Ancillary Agreements set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof, whether written or oral and including that certain (a) Clinical Trial Collaboration and Supply Agreement between the Parties, dated September 4, 2020 (the “Existing Clinical Trial Agreement”), provided that Section 10.4 of the Existing Clinical Trial Agreement shall continue to be in effect in accordance with the terms thereof, and (b) Non-Disclosure Agreement by and between Arvinas and Pfizer effective as of October 25, 2019 (as amended from time to time); provided that, in each case ((a) or (b)), all “Confidential Information” disclosed or received by Arvinas or Pfizer thereunder shall be deemed “Confidential Information” disclosed or received by such Party under this Agreement and shall be subject to the terms and conditions of this Agreement. In addition, each Party shall use Commercially Reasonable Efforts to wind down its activities under the Existing Clinical Trial Agreement, or transition its activities to this Agreement, in each case, pursuant to the applicable terms hereunder (including the Joint Development Plan) or as otherwise agreed by the Parties. In the event of any inconsistency between any Exhibits, schedules or attachments to this Agreement or any plan under this Agreement (including any Joint Development Plan, Joint Commercialization Plan or Joint Medical Affairs Plan) and this Agreement, the terms of this Agreement shall prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as specifically set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party that are not reasonably foreseeable or avoidable, potentially including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, earthquakes, floods, pandemics or other acts of God (provided that such failure or delay could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances) (each a “Force Majeure Event”). The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances and resume performance of its obligations hereunder. If the failure to perform due to such Force Majeure Event continues for a period of [**] or more, then the unaffected Party may terminate this Agreement upon written notice to the other Party.

15.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3 (with a courtesy copy sent by email, which shall not constitute notice), and shall be deemed to have been given for all purposes when delivered by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested. This Section 15.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Arvinas:

Arvinas, Inc.

5 Science Park

395 Winchester Ave,

New Haven, CT 06511

Attn: Legal

with a copy to (which shall not be deemed as notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Kingsley L. Taft

If to Pfizer:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention: President, Pfizer Oncology

With copies to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention: Chief Counsel — Oncology

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention: Senior Vice President, Business Development

15.4 No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

15.5 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party; provided, that either Party may assign or transfer this Agreement without the other Party’s consent (but with written notice to the other Party promptly following such assignment or transfer) to an Affiliate, or to a successor to all or substantially all of the business or assets to which this Agreement relates, whether by merger, sale of stock, sale of assets, reorganization, consolidation, royalty factoring or other similar transaction or series of transactions. Any permitted successor or assignee of rights or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights or obligations (and in any event, any Party assigning this Agreement to an Affiliate shall remain bound by the terms and conditions hereof). Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5 shall be null, void and of no legal effect.

15.6 Rights after Acquisition Transactions. In the event of (a) a Change of Control of a Party, or (b) a Third Party Acquisition completed by a Party, in each case ((a) or (b)), whether by merger, sale of stock, sale of assets or otherwise (an “Acquisition Transaction”), then, any Patents, Know-How, other intellectual property, materials or assets of the Third Party Acquiror or the Third Party Acquiree in such Acquisition Transaction, or any Affiliates of such Third Party Acquiror or the Third Party Acquiree (other than such Party or the Affiliates of such Party existing immediately prior to such Acquisition Transaction), as applicable, shall not be included in the licenses granted by such Party to the other Party hereunder or otherwise subject to this Agreement, unless Patents, Know-How, other intellectual property, materials or assets of the Third Party Acquiror or the Third Party Acquiree in such Acquisition Transaction, as applicable, (i) have already been licensed by such Party to the other Party and are subject to the licenses granted to the other Party hereunder prior to the consummation of the Acquisition Transaction, or (ii) is used by such Party, its Affiliates or Sublicensees, in connection with the activities under this Agreement after the consummation of the Acquisition Transaction.

15.7 Further Actions. Each Party agrees to execute, acknowledge and deliver (or cause to be executed, acknowledged and delivered) such further instruments, and to do (or cause to be done) all such other acts, as may be necessary or appropriate or as the other Party may reasonably request in order to carry out the purposes and intent of this Agreement.

15.8 Compliance with Applicable Law. Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement, including Anti-Corruption Laws. Each Party shall take no action that would cause the other Party to be in violation of Anti-Corruption Laws. Further, each Party shall notify the other Party if such Party has any information or suspicion that there may be a violation of Anti-Corruption Laws in connection with the performance of this Agreement.

15.9 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections, Exhibits or Appendices to this Agreement and references to this Agreement include all Exhibits and Appendices hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (f) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise and that consents not be unreasonably withheld, delayed or conditioned; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; and (i) unless expressly stated, dollar amounts set forth herein are U.S. dollars. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

15.10 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

15.11 No Waiver. Any failure or delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time. No waiver shall be effective unless it has been given in writing and signed by any authorized representative of the Party giving such waiver.

15.12 Relationship of Parties. Nothing in this Agreement, other than as described in Section 8.9(a), is intended or will be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party will incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein. There are no express or implied Third Party beneficiaries hereunder (except for Arvinas Indemnitees and Pfizer Indemnitees for purposes of Article 11).

15.13 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal SIGN Act of 2000, and any counterpart so delivered shall be deemed to be original signatures, shall be valid and binding upon the Parties, and, upon delivery, shall constitute due execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective duly authorized representatives as of the Effective Date.

ARVINAS, INC		PFIZER INC.

By:	/s/ John Houston	By:	/s/ John DeYoung
Name:	John Houston	Name:	John DeYoung
Title:	CEO & President	Title:	Vice President

ARVINAS OPERATIONS, INC.

By:	/s/ John Houston
Name:	John Houston
Title:	CEO & President

ARVINAS ESTROGEN RECEPTOR, INC

By:	/s/ John Houston
Name:	John Houston
Title:	CEO & President

Signature Page to Collaboration Agreement